   Filed Pursuant to Rule 424B5
 Registration No. 333-260436
3,520,000 Shares
Common Stock
This is an initial public offering of shares of common stock of Journey Medical Corporation. All of the shares being included in this offering are being sold by us.
Prior to this offering, there has been no public market for the common stock. The initial public offering price will be $10.00 per share of our common stock.
Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “DERM.”
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act and may elect to comply with certain reduced reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and Smaller Reporting Company.”
Fortress Biotech, Inc. will at the completion of this offering have voting control of the Company through its ownership of our Class A Common Stock. As a result, following this offering, we will be a “controlled company” under the listing requirements of Nasdaq and the Nasdaq Marketplace Rules. See “Risk Factors — Risks Related to our Relationship with Fortress Biotech, Inc.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11.

	Per Share	Total
Initial public offering price	$10.00	$35,200,000
Underwriting discounts and commissions(1)	$0.70	$2,464,000
Proceeds, before expenses, to us	$9.30	$32,736,000

(1)
See “Underwriting” for a description of all compensation payable to the underwriters.

The underwriters may also purchase up to an additional 528,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus. The underwriters expect to deliver the shares of common stock against payment in New York, New York, to purchasers on or about November 16, 2021.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
B. Riley Securities
Sole Book Running Manager
Roth Capital Partners
Co-Manager
Prospectus dated November 11, 2021.

Through and including December 6, 2021 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade shares of our common stock, whether or not participating in our initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriter and with respect to its unsold allotments or subscriptions.
Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering and the possession and distribution of this prospectus outside of the United States.

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ABOUT THIS PROSPECTUS
In this prospectus, unless the context suggests otherwise, references to “Journey,” the “Company,” “we,” “us” and “our” refer to Journey Medical Corporation.
This prospectus describes the specific details regarding this offering and the terms and conditions of the common stock being offered hereby and the risks of investing in our common stock. Unless otherwise specified herein, references to our common stock mean references to our undesignated shares of common stock, $0.0001 par value per share. See “Description of Capital Stock.” You should read this prospectus, any free writing prospectus and the additional information about us described in the section entitled “Where You Can Find More Information” before making your investment decision.
Neither we, nor any of our officers, directors, agents or representatives or underwriters, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.
TRADEMARKS AND TRADENAMES
We own various U.S. federal trademarks and unregistered trademarks, including our company name, logo and solution names and other trade or service marks. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their right thereto.

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PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before investing in our common stock, you should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See the section entitled “Special note regarding forward-looking statements.” Unless the context otherwise requires, the terms “Journey,” “JMC,” “we,” “us” and “our” refer to Journey Medical Corporation.
Overview
Journey Medical Corporation is a commercial-stage pharmaceutical company founded in October 2014 that focuses on the development and commercialization of pharmaceutical products for the treatment of dermatological conditions. Our current portfolio includes five branded and three authorized generic prescription drugs for dermatological conditions that are marketed in the U.S. We are managed and led by experienced life science executives with a track record of creating value for their stakeholders and bringing novel medicines to the market, enabling patients to experience increased quality of life, and enabling physicians and other licensed medical professionals to provide better care for their patients. We aim to acquire rights to future products by licensing or otherwise acquiring an ownership interest in, funding the research and development of, and eventually commercializing, those products through our exclusive field sales force. See “Business — Employees and Human Capital Management.”
As of June 30, 2021, our major marketed products, which have been approved by the U.S. Food and Drug Administration (“FDA”) for sale in the United States, include:
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Qbrexza® (a medicated cloth towelette for the treatment of primary axillary hyperhidrosis), acquired and launched in May 2021;

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Accutane® (an oral isotretinoin drug for the treatment of severe recalcitrant acne), licensed in July 2020 and launched in April 2021;

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Targadox® (an oral doxycycline drug for adjunctive therapy for severe acne), licensed in March 2015 and launched in October 2016;

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Ximino® (an oral minocycline drug for the treatment of moderate to severe acne), acquired and launched in September 2019; and

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Exelderm® Cream and Solution (a broad-spectrum antifungal intended for topical use), acquired and launched in October 2018.

Additionally, we sell three authorized generic products:
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doxycycline hyclate immediate release tablets, launched in May 2018;

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minocycline hydrocholoride extended release capsules, launched in April 2020; and

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sulconazole nitrate cream and solution, launched in January 2020.

For the 2020 fiscal year, we had revenue of $44.5 million for our products that were marketed as of the end of 2020 and for the six months ended June 30, 2021, we had revenue of $26.0 million for our marketed products. We expect to continue to market these prescription drugs in the U.S. through our field sales force.
An important part of our growth strategy is to identify new business development opportunities, including development stage and commercial drugs that we may acquire from other pharmaceutical companies. On June 29, 2021, we entered a license, collaboration, and assignment agreement (the “DFD-29 Agreement”) with Dr. Reddy’s Laboratories Ltd. (“Dr. Reddy’s”) for the collaborative development and commercialization of the DFD-29 program (minocycline HCl 40 mg capsules) for the treatment of rosacea. Additionally, we recently acquired two FDA-approved drugs. In May 2021, we acquired global ownership rights, title, and interest to Qbrexza® (a medicated cloth towelette for the treatment of primary axillary hyperhidrosis) from Dermira, Inc., a wholly owned subsidiary of Eli Lilly and Company. In December 2020, we acquired an anti-itch product from Sun Pharmaceutical Industries, Inc (“Sun”), which we plan to launch in the U.S. in the second half of 2021 or early 2022. We are in various stages of discussion for other opportunities, both commercial and development stage, that could drive additional growth in the business. Successful development and commercialization of any future in-licensed development stage or commercial drugs will require us to navigate the many laws and regulations of governmental authorities and regulatory agencies around the world, including the FDA, relating to the manufacture, development, approval and commercialization of investigational drugs. For development stage drugs, we may require financial resources significantly in excess of those that may be received by the Company upon completion of this initial public offering, and it may take many years for us to receive marketing approval, if ever, for any in-licensed product candidate.
We intend to use the majority of the proceeds from this offering to pursue both development stage and commercial opportunities. In addition, we expect to use offering proceeds for commercialization expenses related to existing products and the launch of new products, development costs associated with our current development stage product, DFD-29, along with potential new development stage products, as well as for working capital, general administrative expenses and general corporate purposes. We may also use a portion of the net proceeds for acquisitions of, or strategic investments in, complementary businesses, products, services, or technologies. However, we do not have any agreements or commitments to enter into any material acquisitions or investments at this time.
Corporate Highlights/Milestone Achievements
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Our management has over 135 years of sales and marketing experience and has managed marquee brands generating over $3 billion in peak sales, collectively, at leading dermatology organizations such as Medicis Pharmaceuticals, Roche, Sun Dermatology, Bristol Myers Squibb, PruGen Pharmaceuticals, and PharmaDerm.

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Our seasoned field sales force of 68 professionals has an average of over 11 years of dermatology sales experience with national coverage in major U.S. markets.

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Our marketing efforts have achieved market leading positions for our three established brands (Targadox, Ximino and Exelderm) in each of their respective markets. For the year ending December 31, 2020, we recorded revenue of $44.5 million. For the six months ended June 30, 2021, we recorded revenue of $26.0 million, an increase of 22% over the six months ended June 30, 2020.

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We recently entered into an agreement with Dr. Reddy’s Laboratories, Ltd. for DFD-29, a late-stage development program for a modified release oral minocycline product candidate that is being evaluated for the treatment of inflammatory lesions of rosacea.

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We recently acquired and launched Qbrexza, which achieved in excess of $24 million in sales for 2020 while part of Eli Lilly and Company.

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We recently launched Accutane (isotretinoin) for the treatment of recalcitrant nodular acne in a market which had approximately two million prescriptions in 2020.

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We intend to launch our anti-itch topical cream and lotion, which we acquired in December 2020, in the second half of 2021 or early 2022.

Fortress/Journey Relationship
Journey has a seven-year operating history and anticipates remaining a majority-owned subsidiary of Fortress Biotech, Inc. (Nasdaq: FBIO) (“Fortress”) after this offering. We have access to over 30 Fortress employees and consultants, who possess significant expertise in one or more of the following areas: business development, legal, accounting, regulatory affairs, clinical operations, and manufacturing. See “Risk Factors — Risks Related to our Relationship with Fortress Biotech, Inc.” In connection with the closing of this offering, we intend to enter into a shared services agreement with Fortress for them to continue to provide consulting services and the continued use of their personnel.

Recent Development
In September 2021, we were the victim of a business e-mail compromise cybersecurity incident affecting our accounts payable function that led to approximately $9.5 million in wire transfers being misdirected to apparently fraudulent accounts. The details of the incident and its origin are under investigation with the assistance of third-party cybersecurity experts working at the direction of legal counsel. The incident does not appear to have compromised any personally identifiable information or protected health information. The matter has been reported to the Federal Bureau of Investigation. As the controlling stockholder of Journey and as its supporting partner in its back-office functions, Fortress is providing Journey with $9.5 million to ensure Journey’s accounts payable operations continue to function smoothly. See “Risk Factors — Risks Related to our Platform and Data.”
Journey expects net revenue for the three months ended September 30, 2021 to be in the range of $19.0 to $20.0 million. In addition, we expect our income (loss) from operations for the three months ended September 30, 2021 to be in the range of $(13.7) to $(11.7) million, and net income (loss) for the three months ended September 30, 2021 to be in the range of $(11.5) to $(9.9) million (which includes $9.5 million of expense related to the cyber incident mentioned above). Our consolidated financial statements for the three months ended September 30, 2021 are not yet available. These estimates are based on information currently available to management. Our actual results are not expected to vary materially from the estimated preliminary results included herein. The estimates included in this prospectus have been prepared by, and are the responsibility of, management. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the estimates and does not express an opinion or any other form of assurance with respect thereto.
Risk Factors
An investment in our common stock is subject to broad range of risks and should only be made after a careful consideration of such risks. For a discussion of some of the risks you should consider before purchasing our common stock, you are urged to carefully review and consider the section entitled “Risk Factors.”
Risk Factor Summary
Our business is subject to a number of risks of which you should be aware before making an investment decision. The risks described below are a summary of the principal risks associated with an investment in us and are not the only risks we face. These risks are more fully described in the section titled “Risk Factors” following this prospectus summary. Please read the information in the section entitled “Risk Factors,” for a more thorough description of these and other risks.
Risks Related to Our Business, Industry and Existing Operating Revenue Stream
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Our products and product candidates are subject to time and cost intensive regulation and clinical testing. As a result, they may never be successfully developed or commercialized. Further, any approved product may be subject to post-marketing requirements, including studies or clinical trials, the results of which could cause such product to be withdrawn from the market.

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The majority of our sales derive from products that are without patent protection and/or are or may become subject to third-party generic competition, the introduction of new competitor products, or an increase in market share of existing competitor products, any of which could have a significant adverse impact on our operating income. Two of our marketed products, Qbrexza and Ximino, as well as DFD-29, currently have patent protection. Three of our marketed products, Accutane, Targadox, and Exelderm, do not have patent protection or otherwise are not eligible for patent protection.

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We operate in a heavily regulated industry, and we cannot predict the impact that any future legislation or administrative or executive action may have on our operations.

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Our revenue is dependent mainly upon sales of our dermatology products and any setback relating to the sale of such products could impair our operating results.

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Our competitors may develop treatments for our products’ target indications, which could limit our products’ commercial opportunity and profitability.

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If our products do not achieve broad market acceptance, including by government and third-party payors, the revenues from any such product will likely be limited.

Risks Related to Our Reliance on Third Parties
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We rely on third parties for our several aspects of our operations, which limits our control over product development, marketing, and sale processes and may hinder our ability to develop and commercialize our products in a cost-effective and timely manner.

Risks Related to Our Growth
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Our future growth may depend on our ability to identify, develop, and acquire or in-license products and integrate them into our operations, at which we may be unsuccessful.

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We may expend resources on unsuccessful product candidates or indications and may fail to capitalize on more profitable or successful product candidates or indications.

Risks Related to Development and Regulatory Approval of Our Product Candidates (DFD-29)
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The success of our business, including our ability to finance our company and generate additional revenue in the future, may depend on the successful development and regulatory approval of the DFD-29 product candidate and any future product candidates that we may develop, in-license or acquire.

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Clinical drug development is very expensive, time-consuming and uncertain. Our clinical trials may fail to adequately demonstrate the safety and efficacy of our current or any future product candidates, which could prevent or delay regulatory approval and commercialization.

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We expect to rely on third-party CROs (including, in the context of DFD-29, our licensor/seller Dr. Reddy’s laboratories) and other third parties to conduct and oversee our clinical trials, other aspects of our product development and our regulatory submission process for our product candidates. If these third parties do not meet our requirements, conduct the trials as required or otherwise provide services as anticipated, we may not be able to satisfy our contractual obligations or obtain regulatory approval for, or successfully commercialize, our current or any future product candidates when expected or at all.

Risks Pertaining to Intellectual Property, Generic Competition and Paragraph IV Litigation
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If we are unable to maintain sufficient patent protection for our technology and products, our competitors could develop and commercialize products similar or identical to ours.

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We may be required to expend substantial resources relating to litigation for infringement of third-party intellectual property rights or enforcing our or our licensors’ patents.

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Any dispute with our licensors may affect our ability to develop or commercialize our product candidates.

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Generic drug companies may submit applications seeking approval to market generic versions of our products.

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In connection with these applications, generic drug companies may seek to challenge the validity and enforceability of our patents through litigation and/or with the United States Patent and Trademark Office (“USPTO”). Such challenges may subject us to costly and time-consuming litigation and/or USPTO proceedings). For example, Perrigo filed a Paragraph IV certification pertaining to the patents covering Qbrexza, which ultimately led to a district court patent litigation.

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As a result of the loss of any patent protection from such litigation or USPTO proceedings, or the “at-risk” launch by a generic competitor of our products, our products could be sold at significantly lower prices, and we could lose a significant portion of sales of that product in a short period of time, which could adversely affect our business, financial condition, operating results and prospects.

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The majority of our sales derive from products that are without patent protection and/or are or may become subject to third-party generic competition, the introduction of new competitor products, or an increase in market share of existing competitor products, any of which could have a significant adverse impact on our operating income. Two of our marketed products, Qbrexza and Ximino, as well as DFD-29, currently have patent protection. Three of our marketed products, Accutane, Targadox, and Exelderm, do not have patent protection or otherwise are not eligible for patent protection.

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Accutane currently competes in the Isotretinoin market with five other AB rated products. Targadox will likely face additional AB rated generic entrants over the next six months. Exelderm may face AB rated generic competition in the future.

Risks Related to our Platform and Data
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Our business and operations would suffer in the event of computer system failures, cyber-attacks, or deficiencies in our or third parties’ cybersecurity.

Risks Related to the COVID-19 Pandemic
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Major public health issues, and specifically the pandemic caused by the COVID-19 outbreak, could have an adverse effect on our product revenues and any future clinical trials.

Risks Related to Our Finances and Capital Requirements
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Due to the numerous risks and uncertainties associated with pharmaceutical product development, we may incur losses and may be unable to maintain profitability.

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If we are unable to raise capital as needed, we may be forced to delay, reduce, or eliminate our operations.

Risks Relating to this Offering and Owning our Common Stock
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If you purchase shares of our common stock in this offering, your investment will experience immediate dilution.

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There has been no public market for our common stock prior to this offering and an active market in which investors can resell their shares may not develop.

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Our operating results have fluctuated in the past and we expect them to continue to do so. Any such fluctuation may cause our performance to fall below expectations, and our stock price may suffer.

Risks Related to our Relationship with Fortress Biotech, Inc.
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Fortress controls a voting majority of our common stock, through its ownership of our Class A Common Stock, which could be detrimental to our other shareholders. Further, Fortress’ ownership qualifies us as a “controlled company” under the Nasdaq listing standards.

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Fortress’ financial obligations and any potential risk of default may adversely affect the Company or constrain our ability to take certain actions.

Corporate Information
Journey was incorporated in Delaware in 2014. Our executive offices are located at 9237 E Via de Ventura Blvd. Suite 105, Scottsdale, AZ 85258. Our telephone number is 480-434-6670, and our e-mail address is info@jmcderm.com or ir@jmcderm.com. Our website address is www.jmcderm.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.
Implications of Being an Emerging Growth Company and Smaller Reporting Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act (an “EGC”) and may take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies. These provisions include (i) exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002; (ii) reduced disclosure obligations regarding executive compensation; (iii) exemption from holding a nonbinding advisory vote on executive compensation and golden parachute payments not previously approved; and (iv) permission to include only two years of audited financial statements and corresponding disclosure in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”
We may take advantage of these exemptions until the earliest occurrence of the following events, at which point we would cease to be an EGC: (i) the last day of our fiscal year following the fifth anniversary of this offering’s completion date; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (iii) the date on which we have issued more than $1 billion in non-convertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the SEC’s rules. In addition, the JOBS Act allows EGCs to delay compliance with new or revised accounting standards until those standards would apply to private companies. We have elected to avail ourselves of this exemption and, consequently, we may not be subject to the same requirements to adopt certain accounting standards as other non-EGC public companies. As a result, the information that we provide in this prospectus may be different than the information you receive from other public companies in which you have invested.
We are also a smaller reporting company (“SRC”) as defined under Item 10(f)(1) of Regulation S-K, and we will remain a SRC until the fiscal year following the determination that our voting and non-voting common shares held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are more than $100 million during the most recently completed fiscal year and our voting and non-voting common shares held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter. Similar to EGCs, SRCs are able to provide simplified executive compensation disclosure, may be exempt from the auditor attestation requirements of Section 404, and have certain other reduced disclosure obligations, including, among other things, being required to provide only two years of audited financial statements and not being required to provide selected financial data, supplemental financial information or risk factors.
We have elected to take advantage of certain of the reduced reporting obligations afforded to us by our status as an EGC and SRC. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be reduced or more volatile.

THE OFFERING
Common stock offered by us
3,520,000 shares.
Option to purchase additional shares
We have granted the underwriters an option for a period of 30 days to purchase up to 528,000 additional shares of common stock.
Common stock and Class A common stock to be outstanding after this offering
16,441,244 shares (or 16,969,244 shares if the underwriters exercise their option to purchase additional shares in full).
Use of proceeds
The net proceeds to us from this offering will be approximately $31.4 million, or approximately $36.3 million if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the majority of the proceeds from this offering for general corporate purposes, including working capital, research and development, payments for research and development — licenses acquired, sales and marketing activities, general administrative matters, operating expenses and capital expenditures. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, products, services or technologies. However, we currently have no agreements or commitments for any material acquisitions or investments at this time.
Risk factors
Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.
Nasdaq Capital Market symbol
“DERM”

The total number of shares of our common stock and Class A common stock that will be outstanding after this offering is based on 9,161,333 shares of common stock and Class A common stock outstanding as of June 30, 2021, the conversion of 758,680 shares of our 8% Cumulative Convertible Class A Preferred Stock, par value $25.00 per share (the “Class A Preferred Stock”), into an aggregate of 2,231,411 shares of our common stock immediately following the closing of this offering, and the conversion of accrued expenses to a related party, a note payable to a related party (including the $9.5 million contributed by our majority shareholder Fortress Biotech, Inc. in connection with our cyber security incident) into an aggregate of 1,528,500 shares of our common stock and excludes, as of June 30, 2021:
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Options to purchase 2,114,334 shares of our common stock at a weighted average share price of $0.79 per share.

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720,524 shares of common stock upon the vesting of restricted stock units.

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1,146,666 shares of common stock reserved for future issuance under our 2015 Stock Plan at June 30 , 2021.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables set forth a summary of our consolidated financial data for the periods and as of the dates indicated. We derived our summary consolidated statements of operations for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019 and our summary consolidated balance sheet data as of June 30, 2021 from our condensed consolidated financial statements and as of December 31, 2020 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period. You should read the following summary consolidated financial data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, the accompanying notes, our condensed consolidated financial statements and accompanying notes, and other financial information included elsewhere in this prospectus.
	(Unaudited) Six Months Ended June 30,		Years Ended December 31
	2021	2020	2020	2019
Product revenue, net	$26,007	$21,361	$44,531	$34,921
Operating expenses
Cost of goods sold – product revenue	11,392	6,934	14,594	10,532
Research and development	29	—	—	—
Research and development – licenses acquired	13,743	—	—	—
Selling, general and administrative	14,021	10,441	22,086	19,130
Total operating expenses	39,185	17,375	36,680	29,662
Income (loss) from operations	(13,178)	3,986	7,851	5,259
Other expense
Interest expense	1,563	305	698	255
Change in fair value of derivative liability	182	—	—	—
Total other expense	1,745	305	698	255
Income (loss) before income taxes	(14,923)	3,681	7,153	5,004
Income tax (benefit) expense	(3,326)	929	1,870	1,379
Net (loss) income	$(11,597)	$2,752	$5,283	$3,625
Net (loss) income per common share – basic	$(1.27)	$0.30	$0.58	$0.40
Net (loss) income per common share – diluted	$(1.27)	$0.25	$0.49	$0.36
Weighted average common shares outstanding – basic	9,159,841	9,133,333	9,135,985	9,133,333
Weighted average common shares outstanding – diluted	9,159,841	10,826,279	10,836,122	10,075,804
	(Unaudited) As of June 30, 2021		December 31, 2020
	Actual	Pro Forma(1)
Balance Sheet Data
Cash	$12,176	$58,977	$8,246
Working capital	9,064	56,365	7,182
Total assets	72,725	119,526	51,906
Total liabilities	73,517	55,393	41,614
Common stock and class A common stock	1	2	1
(Accumulated Deficit) retained earnings	(6,477)	(6,477)	5,171
Total stockholders (deficit)equity	(792)	64,133	10,292

(1)
The as adjusted information is based on the initial public offering price of $10.00 per share and other terms of this offering determined at pricing. See ‘‘Capitalization.’’

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans, financial needs, and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “would,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements include, among others, statements relating to our future financial performance, our business prospects and strategy, our market opportunity and the potential growth of that market, our anticipated financial position, our liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.
Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements included in this prospectus as a result of various factors, including, among others:
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our future financial performance, including our expectations regarding our revenue, cost and operating expenses, including changes in technology and development, selling and marketing and general and administrative expenses (including any components of the foregoing), gross profit and our ability to achieve, and maintain, future profitability;

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our business plan and our ability to effectively manage our growth;

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economic and industry trends, projected growth, or trend analysis;

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political, economic, legal, social and health risks, including the COVID-19 pandemic and subsequent public health measures that may affect our business or the global economy and the actions we may take in response thereto;

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developments and projections relating to our competitors and industry, including generic competition;

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increases in costs, disruption of supply or shortage of raw materials, which could harm our business;

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our and our licensors’ ability to obtain, establish, maintain, protect and enforce intellectual property and proprietary protection for our products and technologies and to avoid claims of infringement, misappropriation or other violation of third-party intellectual property and proprietary rights;

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the outcome of any current or future litigation;

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our ability to hire and retain key management, scientific and engineering personnel;

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our ability to obtain additional financing in this or future offerings;

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our beliefs and objectives for future operations;

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our ability to maintain, protect, and enhance our intellectual property;

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our expectations concerning relationships with third parties, including strategic partners;

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the volatility of the trading price of our common stock;

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evolving regulations and the potential for unfavorable changes to, or failure by us to comply with, regulations, which could substantially harm our business and operating results;

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our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act; and

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our expectations regarding use of proceeds from this offering.

We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions and other factors described in the section captioned “Risk Factors” and elsewhere in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Furthermore, new risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. You should, however, review the factors and risks and other information we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.
The forward-looking statements made in this prospectus relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this prospectus or to conform such statements to actual results or revised expectations, except as required by law.

RISK FACTORS
An investment in our common stock or any other type of equity or debt securities that we may offer (together, our “Securities”) is speculative in nature and involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Registration Statement on Form S-1, as well as the risks, uncertainties, and other information set forth in any reports and other materials we may file or furnish with the SEC before making an investment decision. If any of the following risks were to occur, our business, financial condition, results of operations, or future growth prospects may be materially and adversely affected. In that case, the price of our Securities could decline, and you may lose all or part of your investment.
Risks Related to Our Business, Industry and Existing Operating Revenue Stream
Future revenue from sales of our dermatology products may be lower than expected or lower than in previous periods.
The vast majority of our operating income for the foreseeable future is expected to come from the sale of our dermatology products. Any setback that may occur with respect to such products could significantly impair our operating results and/or reduce our revenue and the value of our Securities. Setbacks for such products could include, but are not limited to, issues related to: supply chain, shipping; distribution; demand; manufacturing; product safety; product quality; marketing; government regulation, including but not limited to pricing or reimbursement; licensing and approval; intellectual property rights; competition with existing or new products, including third-party generic competition; product acceptance by physicians, other licensed medical professionals, and patients; and higher than expected total rebates, returns or recalls.
Also, the majority of our sales derive from products that are without patent protection and/or are or may become subject to third-party generic competition, the introduction of new competitor products, or increased market share of existing competitor products, any of which could have a significant adverse effect on our operating income.
We face challenges as our products face generic competition and/or losses of exclusivity.
Our products do and may compete with well-established products, both branded and generic, with similar or the same indications. We face increased competition from manufacturers of generic pharmaceutical products, who may submit applications to FDA seeking to market generic versions of our products. In connection with these applications, the generic drug companies may seek to challenge the validity and enforceability of our patents through litigation. When patents covering certain of our products (if applicable) expire or are successfully challenged through litigation or in USPTO proceedings, if a generic company launches a competing product “at risk,” or when the regulatory or licensed exclusivity for our products (if applicable) expires or is otherwise lost, we may face generic competition as a result.
The majority of our sales derive from products that are without patent protection and/or are or may become subject to third-party generic competition, the introduction of new competitor products, or an increase in market share of existing competitor products, any of which could have a significant adverse impact on our operating income. Two of our marketed products, Qbrexza and Ximino, as well as DFD-29, currently have patent protection. Three of our marketed products, Accutane, Targadox, and Exelderm, do not have patent protection or otherwise are not eligible for patent protection. Accutane currently competes in the Isotretinoin market with five other AB rated products. Targadox will likely face additional AB rated generic entrants over the next six months. Exelderm may face AB rated generic competition in the future.
Generic versions are generally significantly less expensive than branded versions, and, where available, may be required to be utilized before or in preference to the branded version under third-party reimbursement programs, or substituted by pharmacies. Accordingly, when a branded product loses its market exclusivity, it normally faces intense price competition from generic forms of the product. To successfully compete for business with managed care and pharmacy benefits management organizations, we must often demonstrate that our products offer not only medical benefits, but also cost advantages as compared with other forms of care.

Any disruptions to the capabilities, composition, size or existence of our field sales force may have a significant adverse impact on our existing revenue stream. Further, our ability to effectively market and sell any future products that we may develop will depend our ability to establish and maintain sales and marketing capabilities or to enter into agreements with third parties to market, distribute and sell any such products.
Our field sales force has been and is expected to continue to be an important contributor to our commercial success. Any disruptions to our relationship with such field sales force or the professional employer organization that employs our field sales force, could materially adversely affect our product sales. We currently rely, and may continue to rely, on professional employer organizations and staffing organizations for the employment of our field sales force. See “Business — Employees and Human Capital Management.”
The establishment, development, and/or expansion of a field sales force, either by us or certain of our partners or vendors, or the establishment of a contract field sales force to market any products for which we may have or receive marketing approval is expensive and time-consuming and could delay any such product launch or compromise the successful commercialization of such products. If we are unable to establish and maintain sales and marketing capabilities or any other non-technical capabilities necessary to commercialize any products that may be successfully developed, we will need to contract with third parties to market and sell such products. We may not be able to establish or maintain arrangements with third parties on commercially reasonable terms, or at all.
Our current and potential future product candidates may not receive regulatory approval, or such approval may be delayed, which would have a material adverse effect on our business and financial condition. Further, even if a product receives regulatory approval, such product will remain subject to substantial regulatory scrutiny.
Our current and potential future product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States, the European Medicines Agency (the “EMA”), and similar regulatory authorities outside the United States. Our failure to obtain marketing approval for any current or future product candidates will prevent us from commercializing the product candidates. Further, any products or future products candidates we license or acquire will be subject to ongoing requirements and review by such regulatory authorities.
We have only limited experience in filing and supporting the applications necessary to gain marketing approvals and expect to rely on third parties to assist us in this process. To secure marketing approval, we will be required to establish a product candidate’s safety and efficacy by submitting extensive preclinical and clinical data and supporting information for each therapeutic indication. We will further be required to submit information about the product manufacturing and to undergo regulatory inspection of our third-party manufacturing facilities to ensure ongoing compliance with current Good Manufacturing Practice (“cGMP”) requirements.
Any of our current or future product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use. If our current or future product candidates receive(s) marketing approval, the accompanying label may limit the approved use of our drug in this way, which could limit sales of the product.
The marketing approval process, both in the United States and abroad, is time consuming and expensive. Approval may take many years, if it is granted at all and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Our product candidates could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including the following: the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials; the FDA or comparable foreign regulatory authorities may disagree with our development strategy; we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a drug candidate is safe and effective for its proposed indication or is suitable to identify appropriate patient populations; the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval; we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks.
Changes to marketing approval policies or the regulatory landscape during the development period may cause rejection of or delays in the approval of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or decide that our data is insufficient for approval and require costly additional preclinical studies or clinical trials. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable. If we experience delays in obtaining or fail to obtain or maintain any necessary approvals of any current or future product candidates, receive approval for fewer or more limited indications than we request or without including the labeling claims we desire, our future commercial prospects may be harmed and our ability to generate revenue may be materially impaired. Even if we do received approval, it may be contingent on the performance of costly post-marketing clinical trials to verify whether or not the drug provides the anticipated clinical benefit, in order to maintain the approval.
Regulatory approval for any approved product is limited by the FDA to those specific indications and conditions for which clinical safety and efficacy have been demonstrated.
Any regulatory approval is limited to those specific diseases and indications for which a product is deemed to be safe and effective. If the FDA or any regulatory authority limits the scope of our indication, or if we are unable to obtain FDA approval for any desired future indications for our products, our ability to effectively market and sell our products may be reduced and our business may be adversely affected. Further, we are only permitted to promote our products for those indications that the FDA specifically approves and are restricted from making communications regarding uses not approved and described in the product’s labeling. If our promotional activities fail to comply with these regulations or guidelines, we may be subject to advisory or enforcement action by these authorities. In addition, our failure to follow FDA requirements or guidelines relating to promotion and advertising may cause the FDA to suspend or withdraw an approved product from the market, require a recall or institute fines, or could result in disgorgement of money, operating restrictions, injunctions or criminal prosecution, any of which could harm our business.
If any potential future product candidate is approved and our contract manufacturer fails to produce the product in the volumes that we require on a timely basis, or to comply with stringent regulations applicable to pharmaceutical drug manufacturers, we may face delays in the commercialization of this product candidate or be unable to meet market demand, and may lose potential revenues.
The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls, and the use of specialized processing equipment. Any termination or disruption of any current or future relationships relating to product development may materially harm our business and financial condition and frustrate any commercialization efforts for affected current or future product candidates.
Any current or future contract manufacturers we engage must comply with strictly enforced federal, state and foreign regulations, including cGMP requirements enforced by the FDA through its establishment inspection program. Despite the existence of contract manufacturing agreements and shared cGMP responsibilities our contract manufacturers’ may ignore these contractual provisions, or otherwise fail to meet the minimum standards set forth in the cGMP regulations, resulting in manufacturing non-compliance. This may go unnoticed or uncorrected despite our best efforts to regulatory audit or confirm the CMOs regulatory responsibilities. Any failure to comply with applicable regulations may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval, and would limit the availability of our product. Any manufacturing defect or error discovered after products have been produced and distributed could result in even more significant consequences, including costly recalls, re-stocking costs, damage to our reputation and potential for product liability claims.

If the CMOs upon which we rely to manufacture any current products, and any potential product candidates we may in-license or acquire, fail to deliver the required commercial quantities on a timely basis at commercially reasonable prices, we would likely be unable to meet demand for our products and we would lose potential revenues.
If serious adverse or unacceptable side effects are identified during the development of any of any current or future product candidates, we may need to abandon or limit our development of some of the other potential product candidates.
If any current or future product candidates are associated with undesirable side effects, toxicities, or other negative characteristics, we may need to abandon such products’ development or limit development to more narrow uses or subpopulations. Such side effects may affect patient recruitment or the ability of enrolled patients to complete the trial and could result in potential product liability claims. Many compounds that show initial promise in early-stage testing are later found to cause side effects that prevent further development. If our clinical trials reveal severe or prevalent side effects, our trials could be suspended or terminated, we may be unable to recruit patients and enrolled patients may be unable to complete the trials, and the FDA or comparable foreign regulatory authorities could order issue a clinical hold, or order us to cease further development or deny approval of the product candidate. The FDA may also request additional data, which it has done with increased prevalence in recent years, which has resulted in substantial delays in new drug approvals. Undesirable side effects caused by any current or future product candidates could also result in the inclusion of unfavorable information in our product labeling, denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications, and in turn prevent us from commercializing and generating revenues from the sale of such product candidate.
If one or more of our current products or any future product candidate receives marketing approval and we or others later identify undesirable adverse events or side effects caused by this product, or we fail to comply with post-market regulatory requirements, a number of potentially significant negative consequences could result, including:
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regulatory authorities may require the addition of unfavorable labeling statements, specific warnings or a contraindication;

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regulatory authorities may suspend or withdraw their approval of the product, or require it to be removed from the market;

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we may be required to change the way the product is administered, conduct additional clinical trials or change the labeling of the product; or

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our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of any current or future product candidate or could substantially increase our commercialization costs and expenses, which could delay or prevent us from generating significant revenues.
All of our current and future products will remain subject to substantial regulatory scrutiny even after receiving regulatory approval.
Any products or current or future product candidates we may license or acquire will be subject to ongoing regulatory and compliance requirements and oversight by the FDA and other regulatory authorities. These requirements include labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and other licensed medical professionals and recordkeeping of the drug.
The Food and Drug Administration Amendments Act of 2007 (the “FDAAA”), granted significant expanded authority to the FDA, much of which was aimed at improving the safety of drug products before and after approval. The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we do not market our products for only their approved indications, we may be subject to enforcement action for off-label marketing. While physicians and other healthcare providers may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by the regulatory authorities, our ability to promote the products is limited to those indications that are specifically approved by the FDA. These “off-label” uses are common across medical specialties and may constitute an appropriate treatment for some patients in varied circumstances. Regulatory authorities in the U.S. generally do not regulate the practice of medicine, including the clinical behavior of physicians and other healthcare providers in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use.
Violations of the Federal Food, Drug and Cosmetic Act (the “FDCA”) relating to the promotion of prescription drugs may lead to investigations alleging violations of federal and state health care fraud and abuse laws, as well as state consumer protection laws.
In addition, later discovery of previously unknown adverse events or other problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:
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restrictions on such products, operations, manufacturers or manufacturing processes;

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restrictions on the labeling or marketing of a product;

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restrictions on product distribution or use;

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requirements to conduct post-marketing studies or clinical trials;

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warning letters;

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withdrawal of the products from the market;

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refusal to approve pending applications or supplements to approved applications that we submit;

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recall of products;

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fines, restitution or disgorgement of profits;

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suspension or withdrawal of marketing or regulatory approvals;

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suspension of any ongoing clinical trials;

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denial of permits to import or export our products;

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product seizure; or

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injunctions or the imposition of civil or criminal penalties.

The FDA’s policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our current or future product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained.
Our current and future relationships with customers and third-party payors in the United States and elsewhere may be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, false claims, transparency, health information privacy and security and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.
Healthcare providers, physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any current products or current or future product candidates for which we obtain marketing approval. Our current and future arrangements with third-party payors for the sales of our products and sales to customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act, which may constrain the business or financial arrangements and relationships through which we sell, market and distribute any current products or current or future product candidates for which we obtain marketing approval. In addition, we may be subject to transparency laws and patient privacy regulation by U.S. federal and state governments and by governments in foreign jurisdictions in which we conduct our business. The applicable federal, state and foreign healthcare laws and regulations that may affect our ability to operate include:
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the federal Anti-Kickback Statute (“AKS”), which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs, such as Medicare and Medicaid. The Health and Human Services Office of Inspector General (“OIG”) continues to make modifications to existing AKS safe harbors which may increase liability and risk as well as adversely impact sales relationships. On November 20, 2020, OIG issued the final rule for Safe Harbors under the Federal AKS. This new final rule creates additional safe harbors including ones pertaining to patient incentives. The final rule also removed safe harbor protections for rebates and other reductions in price paid by manufacturers to plan sponsors under Medicare Part D, either directly or through pharmacy benefit managers acting under contract with plan sponsors, unless the reduction in price is required by law. OIG is able to modify safe harbors as well as regulatory compliance requirements, which could impact our business adversely. If the removal of safe harbors for rebates takes effect, our ability to negotiate coverage and formulary placement for Part D plans may be affected. The majority of states also have statutes or regulations similar to these federal laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor;

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federal civil and criminal false claims laws and civil monetary penalty laws, including the federal False Claims Act, which impose criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government; the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose obligations on covered healthcare providers, health plans, and healthcare clearinghouses, as well as their business associates that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal Open Payments program, which requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to “payments or other transfers of value” made to physicians, which is defined to include doctors, dentists, optometrists, podiatrists and chiropractors, and teaching hospitals and applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held by the physicians and their immediate family members. Data collection began on August 1, 2013 with requirements for manufacturers to submit reports to CMS by March 31, 2014 and 90 days after the end each subsequent calendar year. Disclosure of such information was made by CMS on a publicly available website beginning in September 2014;

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Increased Health and Human Services, OIG scrutiny on the sale of our products through specialty pharmacies by means of direct investigation or by issuance of unfavorable Opinion Letters which may curtail or hinder the sales of our products based on risk of enforcement upon ourselves or our buyers; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations, which could have a material adverse effect on our business. If any of the physicians or other healthcare providers or entities with whom we expect to do business, including our collaborators, is found not to be in compliance with applicable laws, it may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government healthcare programs, which could also materially affect our business.
We have established and implemented a corporate compliance program designed to prevent, detect and correct violations of state and federal healthcare laws, including laws related to advertising and promotion of our products. Nonetheless, enforcement agencies or private plaintiffs may take the position that we are not in compliance with such requirements and, if such noncompliance is proven, the Company and, in some cases, individual employees, may be subject to significant liability, including the aforementioned administrative, civil and criminal sanctions.
We are subject to new legislation, regulatory proposals and managed care initiatives that may increase our costs of compliance and adversely affect our ability to market our products, obtain collaborators and raise capital.
In the United States and certain foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “PPACA” or collectively, the “ACA”), was signed into law, which substantially changed the way healthcare is financed by both governmental and private insurers in the United States. By way of example, the ACA: increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1%; required collection of rebates for drugs paid by Medicaid managed care organizations; imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell certain “branded prescription drugs” to specified federal government programs; implemented a new methodology under which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected; expanded the eligibility criteria for Medicaid programs; created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare and Medicaid Innovation (“CMMI”) at the Centers for Medicare & Medicaid Services (“CMS”), to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.
Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. President Trump signed several Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the ACA have been enacted. For example, in 2017, Congress enacted the Tax Cuts and Jobs Act, which eliminated the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year, a process that is commonly referred to as the “individual mandate.” In addition, the Further Consolidated Appropriations Act, 2020 permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, it also eliminated the health insurer tax. On December 14, 2018, the U.S. District Court for the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit ruled that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the U.S. Supreme Court reversed the Fifth Circuit’s ruling, holding that the challengers lacked standing to sue and otherwise abstaining from reaching the merits of the case. There may be other efforts to challenge, repeal, or replace the ACA. We are continuing to monitor any changes to the ACA that, in turn, may potentially impact our business in the future.
President Joseph R. Biden, Jr. signed an Executive Order on Strengthening Medicaid and the Affordable Care Act, stating his administration’s intentions to reverse the actions of his predecessor and strengthen the ACA. As part of this Executive Order, the Department of Health and Human Services, United States Treasury, and the Department of Labor are directed to review all existing regulations, orders, guidance documents, policies, and agency actions to consider if they are consistent with ensuring coverage under the ACA and making high-quality healthcare affordable and accessible to Americans. We are unable to predict the likelihood of changes to the ACA or other healthcare laws which may negatively impact our profitability.
President Biden intends, as his predecessor did, to take action against drug prices which are considered “high.” Such measures could be addressed in a legislative package later in 2021 or with the reauthorization of the Prescription Drug User Fee Act, or PDUFA, in 2022 as part of a package bill. Drug pricing continues to be a subject of debate at the executive and legislative levels of U.S. government and we expect to see legislation focusing on this in the coming year. The American Rescue Plan Act of 2021 signed into law by President Biden on March 14, 2021 includes a provision that will eliminate the statutory cap on rebates drug manufacturers pay to Medicaid beginning in January 2024. With the elimination of the rebate cap, manufacturers may be required to compensate states in an amount greater than what the state Medicaid programs pay for the drug.
Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2030 with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through December 31, 2021, unless additional congressional action is taken. Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted legislation designed, among other things, to bring more transparency to product pricing, to review the relationship between pricing and manufacturer patient assistance programs, and to reform government program reimbursement methodologies for pharmaceutical products. The Prescription Drug Pricing Reduction Act, or PDPRA, which was introduced in Congress in 2019, and again in 2020, proposed to, among other things, penalize pharmaceutical manufacturers for raising prices on drugs covered by Medicare Parts B and D faster than the rate of inflation, cap out-of-pocket expenses for Medicare Part D beneficiaries, and proposes several changes to how drugs are reimbursed in Medicare Part B. A similar drug pricing bill, the Elijah E. Cummings Lower Drug Costs Now Act proposes to enable direct price negotiations by the federal government for certain drugs (with the maximum price paid by Medicare capped based on an international index), requires manufacturers to offer these negotiated prices to other payors, and restricts manufacturers from raising prices on drugs covered by Medicare Parts B and D. This Act passed in the House of Representatives when it was introduced in 2019, and it has been introduced again in the 2021 term. We cannot predict whether any proposed legislation will become law and the effect of these possible changes on our business cannot be predicted at this time.

Further, the Centers for Medicare & Medicaid Services (“CMS”) has significant regulatory authority to promulgate regulations and impose other compliance requirements that may increase our compliance costs and impact our ability to attain profitability and market our current products and any current or future product candidates. CMS sets coverage and reimbursement rates for Medicare and oversees the implementation of Medicaid at the state level. CMS could modify or impose coverage restrictions or modify reimbursement rates on any of our current products or any current or future product candidates in a manner that could adversely impact our business. For example, on January 8, 2021, CMS approved Tennessee’s Medicaid section 1115 demonstration application, granting the state the unprecedented ability to implement a closed drug formulary without foregoing the state’s entitlement to rebates under the Medicaid Drug Rebate Program. Implementation of a closed formulary could mean that our products could be excluded from coverage under Medicaid. It is unclear whether the Biden Administration will reverse or modify Tennessee’s section 1115 demonstration approval.
Within CMS, CMMI, as established by the ACA, has broad authority to design, implement, and test new health care payment models that could potentially lower health care spending while maintaining quality or increase quality without increasing spending. CMMI has considered implementing models that could have a significant adverse effect on our business. For example, on November 27, 2020, CMMI finalized a mandatory Medicare Part B drug payment model that would have aligned payment for drugs with international reference prices, entitled the Most Favored Nation (MFN) Model. The MFN Model was enjoined by a Federal court on December 28, 2020 for failure to comply with rulemaking procedural requirements. It is unclear whether the Biden Administration will propose and implement the same or a similar model in future rulemaking, and we cannot predict how future regulatory actions by CMMI or any other component of CMS may impact our business.
These and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any current product or future product candidate. Any reduction in reimbursement from Medicare or other government healthcare programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for drugs. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of any current or future product candidates, if any, may be. In addition, increased Congressional scrutiny of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.
Public concern regarding the safety of any of our current or future drug products could delay or limit our ability to obtain regulatory approval, result in the inclusion of unfavorable information in our labeling, or require us to incur additional costs.
In light of widely publicized events concerning the safety risk of certain drug products, the FDA, members of Congress, the Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products, and the establishment of risk management programs. The increased attention to drug safety issues may result in a more cautious approach by the FDA in its review of data from our clinical trials. Data from clinical trials may receive greater scrutiny, particularly with respect to safety, which may make the FDA or other regulatory authorities more likely to require additional preclinical studies or clinical trials. If the FDA requires us to conduct additional preclinical studies or clinical trials prior to approving any other potential future product candidate, our ability to obtain of such product candidate will be delayed. If the FDA requires us to provide additional clinical or preclinical data following the approval of any potential future product candidate, the indications for which such product candidate is approved may be limited or there may be specific warnings or limitations on dosing, and our efforts to commercialize potential future product candidate may be otherwise adversely impacted.

If we experience delays or difficulties in the enrollment of patients in any future clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.
We may not be able to initiate any future clinical trials for any current or future product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the United States. Some of our competitors may have ongoing clinical trials for product candidates that treat the same indications as our current or potential future product candidates, and patients who would otherwise be eligible for any future clinical trials may instead enroll in clinical trials of our competitors’ product candidates. Patient enrollment is affected by other factors including:
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the severity of the disease under investigation;

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the eligibility criteria for the study in question;

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the perceived risks and benefits of the product candidate under study;

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the efforts to facilitate timely enrollment in clinical trials;

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the patient referral practices of physicians;

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the ability to monitor patients adequately during and after treatment; and

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the proximity and availability of clinical trial sites for prospective patients.

Our inability to enroll a sufficient number of patients for any future clinical trials would result in significant delays and could require us to abandon any future clinical trials altogether. Enrollment delays in any future clinical trials may result in increased development costs for any current or future product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing.
We expect intense competition for our products and current or future product candidates, and new products may emerge that provide different or better therapeutic alternatives for our targeted indications.
We face, and will continue to face, competition in the development and marketing of products from academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies, including specialty and other large pharmaceutical companies, and over the counter (“OTC”) companies and generic manufacturers. The dermatology competitive landscape is highly fragmented, with many mid-size and smaller companies competing in the prescription sector. Our competitors are pursuing the development and/or acquisition of pharmaceuticals, medical devices and OTC products targeting the same diseases, conditions, and indications as our products. There can be no assurance that our competitors’ developments, including the development of other drug technologies and methods of preventing the incidence of disease, will not render our current products or current or future product candidates obsolete or noncompetitive.
If patents covering any of our currently marketed products expire or are successfully challenged, or when the regulatory or licensed exclusivity for our products expires or is otherwise lost, we will face increased competition from generic versions of our products. Generic versions are generally significantly less expensive than branded versions and third-party reimbursement programs may require or prefer that a generic version is used before the branded version. Accordingly, when a branded product loses market exclusivity, the product faces intense price competition from generic versions. To successfully compete for business with managed care and pharmacy benefits management organizations, we must demonstrate that our products offer medical and cost advantages when compared with other forms.
Competitive factors vary by product line and geographic area in which the products are sold. The principal methods of competition for our products include quality, efficacy, market acceptance, price, and marketing and promotional efforts. The commercial opportunity for our products and/or product future candidates could be significantly harmed if competitors are able to develop alternative formulations outside the scope of our in-licensed intellectual property. Many of our potential competitors have substantially greater capital resources, development resources, including personnel and technology, clinical trial and regulatory experience, expertise in the prosecution of intellectual property rights, and manufacturing, distribution, and sales and marketing than we do.

As a result of these factors, our competitors may obtain regulatory approval of their products more rapidly than we are able to or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize any current or future product candidates. Our competitors may also develop drugs or products that are more effective, safe, useful and less costly than ours and may be more successful than us in manufacturing and marketing their drugs or products.
If our products do not achieve broad market acceptance, including by government and third-party payors, the revenues that we generate from sales will be limited.
The commercial success of our products or any current or future product candidates will depend upon their acceptance by the medical community and coverage and reimbursement for our products by third-party payors, including government payors. The degree of market acceptance of our products or any other potential product candidate we may develop, license or acquire will depend on a number of factors, including:
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the success of any potential clinic studies during the drug development process;

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limitations or warnings contained in the product’s FDA-approved labeling;

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changes in the standard of care for the targeted indications for any current or future product candidates, which could reduce the marketing impact of any superiority claims that we could make following FDA approval;

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ability to be listed on formularies (lists of recommended or approved medicines and other products) and reimbursement lists by demonstrating the qualities and treatment benefits of our products within their approved indications; and

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potential advantages over, and availability of, alternative treatments.

Our ability to effectively promote and sell our products and any other current or future product candidates we may develop, license or acquire in the marketplace will also depend on pricing and cost effectiveness, including our ability to produce a product at a competitive price and achieve acceptance of the product onto formularies, as well as our ability to obtain sufficient third-party coverage or reimbursement. Since many insurance plans are members of group purchasing organizations, which leverage the purchasing power of a group of entities to obtain discounts based on the collective buying power of the group, our ability to attract customers in the marketplace will also depend on our ability to effectively promote any current or future product candidates to group purchasing organizations. We will also need to demonstrate acceptable evidence of safety and efficacy, as well as relative convenience and ease of administration. Market acceptance could be further limited depending on the prevalence and severity of any expected or unexpected adverse side effects associated with any current or future product candidates. If any current or future product candidates are approved but do not achieve an adequate level of acceptance by physicians, health care payors and patients, we may not generate sufficient revenue from these products, and we may not become or remain profitable. In addition, our efforts to educate the medical community and third-party payors on the benefits of any current or future product candidates may require significant resources and may never be successful.
Further, in both domestic and foreign markets, our any future product sales will depend in part upon the availability of coverage and reimbursement from third-party payors. Such third-party payors include government health programs such as Medicare, managed care providers, private health insurers and other organizations. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to the satisfaction of target customers and their third-party payors. Such studies might require us to commit a significant amount of management time and financial and other resources. Our current or future products might not ultimately be considered cost-effective. Adequate third-party coverage and reimbursement might not be available to enable us to maintain price levels sufficient to realize an appropriate return on investment in product development.
Risks Related to Our Reliance on Third Parties
The following are risks relating to our use of third-party vendors to execute parts of our business plan; however, we also rely on Fortress for many of our operational needs. See “— Risks Related to our Relationship with Fortress Biotech, Inc.”

If we are unable to maintain sales, marketing, and distribution capabilities, or to enter into agreements with third parties to market and sell current or future product candidates, we may not be successful in generating revenues from selling and commercializing any such product candidates.
In order to commercialize any current or future product candidates that have not yet received marketing approval, we may need to build additional marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services tailored to those products, and we may not be successful in doing so. In the event of successful development and regulatory approval of any potential new product candidate, we expect to build a targeted specialist field sales force to market or co-promote that specific product. There are risks involved with establishing our own sales, marketing and distribution capabilities. For example, recruiting and training a field sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a future product candidate for which we recruit a field sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.
Factors that may inhibit our efforts to maintain our current products’ marketing and sales organizations and/or commercialize any future products on our own include:
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our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

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the inability of sales personnel to obtain access to physicians and other healthcare providers or persuade adequate numbers of physicians and other healthcare providers to prescribe any future products;

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the lack of complementary or other products to be offered by sales personnel, which may put us at a competitive disadvantage from the perspective of sales efficiency relative to companies with more extensive product lines; and

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unforeseen costs and expenses associated with creating an independent sales and marketing organization.

We are dependent on third parties to supply raw materials used in our products, to manufacture our products, and to provide services for certain core aspects of our business. Any interruption or failure by these suppliers, distributors, and collaboration partners to meet their contractual obligations to us or obligations pursuant to applicable laws and regulations may materially adversely affect our business, financial condition, results of operations and cash flows.
We rely on third parties to supply raw materials, to manufacture, warehouse, and distribute our products, as well as to provide customer service support, medical affairs services, clinical studies, sales, and other technical and financial services. All third-party suppliers and contractors are subject to FDA requirements, as well as those of comparable regulatory authorities. Our business and financial viability are dependent on the continued supply of goods and services by these third parties, the regulatory compliance of these third parties and on the strength, validity and terms of our various contracts with these third parties. Any interruption or failure by our suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us on schedule or in accordance with our expectations, misappropriation of our proprietary information, including trade secrets and know-how, or any termination by these third parties of their arrangements with us, which, in each case, could be the result of one or many factors outside of our control, could delay or prevent the future development, future approval, manufacture or commercialization of our products, result in non-compliance with applicable laws and regulations, cause us to incur failure-to-supply penalties with our wholesale customers, disrupt our operations or cause reputational harm to our company, any or all of which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We may also be unsuccessful in resolving any underlying issues with such suppliers, distributors and partners or replacing them within a reasonable time and on commercially reasonable terms.
We do not expect to have the resources or capacity to commercially manufacture any future approved product candidates ourselves. We will likely continue to be heavily dependent upon third-party manufacturers, over whose manufacturing practices and processes we will have oversight, but not direct control, which may adversely affect our ability to develop and commercialize products in a timely or cost-effective manner, if at all. If any of our third-party manufacturers should become unavailable to us for any reason, including as a result of capacity constraints, differing priorities, financial difficulties or insolvency, we would likely incur added costs and delays in identifying or qualifying replacements. We may be unable to establish agreements with such replacement manufacturers or to do so on terms acceptable to us, and our reputation, business, financial condition and results of operations could be negatively impacted.
The pharmaceutical manufacturing process requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls, and the use of specialized processing equipment. Further, the CMOs with which we contract must comply with strictly enforced federal, state, and foreign regulations, including the cGMP requirements enforced by the FDA. We will rely on our CMOs to comply with all such regulatory requirements, including cGMP requirements, and failure to do so may result in fines and civil penalties, suspension of production, suspension, delay, or withdrawal of product approval, product seizure or recall, and may limit the availability of our product. Any manufacturing defect or error discovered after products have been produced and distributed could result in costly recall procedures, re-stocking costs, damage to our reputation and potential for product liability claims. The FDA would likely hold us ultimately responsible for any product our CMO manufactures and regulatory enforcement for failure to meet FDA requirements would impact both the CMO and ourselves. The FDA considers the owners of drug products to be ultimately responsible for their products, even where a CMO or other third-party manufacturer fails to meet FDA requirements specific to manufacturing activities. Despite the fact that we have limited oversight, and no direct control over these manufacturing activities, any failure by a CMO to meet the requirements of the regulations would have an adverse impact on both the CMO and ourselves.
We also may rely on third-party manufacturers to purchase from third-party suppliers the materials necessary to produce our current or future product candidates for anticipated clinical trials. There are a small number of suppliers for certain capital equipment and raw materials that are used to manufacture those products. We do not have any control over the process or timing of the acquisition of these raw materials by our third-party manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Any significant delay in the supply of raw material components related to an ongoing clinical trial could considerably delay completion of our clinical trials, product testing and potential regulatory approval.
We rely, and expect to continue to rely, on third parties to conduct any future preclinical studies and clinical trials, and those third parties may not perform satisfactorily, including by failing to meet deadlines for the completion of such trials or to comply with applicable regulatory requirements.
We expect to rely on third-party contract and clinical research organizations, clinical data management organizations, and medical institutions and clinical investigators to conduct future preclinical studies and clinical trials. Any future agreements with these third parties might terminate for a variety of reasons, including a failure to perform by the third parties. If we need to enter into alternative arrangements, that could delay any future product development activities.
Our reliance on any third parties for research and development activities will reduce our own control over these activities but will not relieve us of our responsibilities. We will remain responsible for ensuring that each of any future preclinical studies and clinical trials are conducted in accordance with the general investigational plan and protocols for the trial and for ensuring that any future preclinical studies are conducted in accordance with good laboratory practice (“GLP”) as appropriate. Moreover, the FDA requires us to comply with standards, commonly referred to as good clinical practices (“GCPs”) for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Regulatory authorities enforce these requirements through periodic inspections of trial sponsors, clinical investigators and trial sites. If we or any of our future clinical research organizations fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that any such regulatory authority, upon inspection of any future clinical trial, will determine that such clinical trial complies with cGMP regulations. In addition, any future clinical trials must be conducted with product produced under cGMP regulations and subject to an IND. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within specified timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.
The third parties with whom we may contract to help perform future preclinical studies or clinical trials may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our preclinical studies or clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for any current or future product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize such product candidates.
If any of our future relationships with these third-party contract research organizations or clinical research organizations terminate, we may not be able to enter into arrangements with alternative contract research organizations or clinical research organizations or to do so on commercially reasonable terms. Switching or adding additional contract research organizations or clinical research organizations involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new contract research organization or clinical research organization commences work. As a result, delays could occur, which could compromise our ability to meet our desired development timelines. Though we will carefully manage any future relationships with contract research organizations or clinical research organizations, there can be no assurance that we will not encounter similar challenges or delays in the future.
We rely on clinical data and results obtained by third parties that could ultimately prove to be inaccurate or unreliable.
As part of our strategy to mitigate development risk, we intend on developing product candidates with validated mechanisms of action and assess potential clinical efficacy early in the development process. This strategy necessarily relies upon clinical data and other results obtained by third parties that may ultimately prove to be inaccurate or unreliable. If the third-party data and results we rely upon prove to be inaccurate, unreliable or not applicable to future product candidates, we could make inaccurate assumptions and conclusions about current or future product candidates and our research and development efforts could be compromised.
If successful products liability claims are brought against us, we may incur substantial liability, and may have to limit the commercialization of certain current or future products or product candidates.
The use of our products and any current or future product candidate we may license or acquire in clinical trials and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. For example, we may be used if any product or product candidate we develop or sell allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing, or sale. Product liability claims might be brought against us by consumers, health care providers or others who use, administer, or sell our products. If we cannot successfully defend ourselves against these claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:
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termination of clinical trial sites or entire trial programs or withdrawal of clinical trial participants;

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regulatory investigations by governmental authorities related to regulatory issues or alleged non-compliances;

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litigation costs and potential monetary awards to patients or other claimants;

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harm to our reputation and/or decreased demand for our products and corresponding revenue loss;

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reduced resources of our management to pursue our business strategy; and

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the inability to commercialize our current products or any current or future product candidates.

We have obtained or will obtain limited product liability insurance coverage for any and all current or future clinical trials. However, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. Our current insurance coverage includes the sale of commercial products, but we may be unable to maintain or obtain commercially reasonable product liability insurance for any products approved for marketing. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our stock price to fall and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.
We began marketing and promoting Accutane®, an isotretinoin product in the second quarter of 2021. Isotretinoin has a black box warning for use in pregnant women. Isotretinoin also has warnings for side effects related to psychiatric disorders and inflammatory bowel disease, among others. Historically, isotretinoin has been the subject of significant product liability claims, mainly related to irritable bowel disease. Currently, there is no significant isotretinoin product liability litigation. In 2014, the federal multi-district litigation (“MDL”) court ruled that the warning label for isotretinoin was adequate and dismissed all remaining federal isotretinoin cases. The MDL dissolved in 2015, effectively ending federal isotretinoin lawsuits. Isotretinoin cases continued in New Jersey state court until 2017, when the trial court judge dismissed the remaining isotretinoin product liability cases. Accordingly, we have substantial defenses should a product liability claim arise related to isotretinoin. However, we cannot predict the ultimate outcome of any litigation and the Company may be required to pay significant amounts as a result of settlement or judgments should any new product liability claim be brought.
If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.
We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. Although we believe that the safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.
Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.
In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
Our business and operations would suffer in the event of system failures.
Despite the implementation of security measures, our internal computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Any system failure, accident or security breach that causes interruptions in our operations could result in a material disruption of our manufacturing, sales or drug development programs. For example, the loss of clinical trial data from completed clinical trials for product candidates that we may license or acquire could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liability and the further development of future product candidate may be delayed.
Risks Related to our Growth
A significant part of our future growth may depend on our ability to identify and acquire or in-license products, and if we do not successfully identify and acquire or in-license related product candidates or integrate them into our operations, we may have limited growth opportunities.
An important part of our business strategy is to continue to develop a pipeline of product candidates by acquiring or in-licensing products, product candidates, businesses or technologies that we believe are a strategic fit with our focus on the dermatological marketplace. Future in-licenses or acquisitions, however, may entail numerous operational and financial risks, including:
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exposure to unknown liabilities;

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disruption of our business and diversion of our management’s time and attention to develop acquired products or technologies;

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difficulty or inability to secure financing to fund development activities for such acquired or in-licensed technologies in the current economic environment;

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incurrence of substantial debt or dilutive issuances of securities to pay for acquisitions;

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higher than expected acquisition and integration costs;

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increased amortization expenses;

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difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

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impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

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inability to retain key employees of any acquired businesses.

We have limited resources to identify and execute the acquisition or in-licensing of third-party products, current or future product candidates, businesses, and technologies and to integrate them into our current infrastructure. As a result, we focus on research programs and product candidates that we identify for specific indications, which may cause us to forego or delay pursuit of opportunities with other product candidates or for other indications that may have greater commercial potential. Further, we may devote resources to potential acquisitions or in-licensing opportunities that are ultimately not completed or of which we do not realize the anticipated benefits. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on future research and development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.
Additionally, we may compete with larger pharmaceutical companies and other competitors for new collaborations and in-licensing opportunities. These competitors likely will have greater financial resources than we do and may have greater expertise in identifying and evaluating new opportunities.
Our operating history may make it difficult to evaluate our business and prospects as it relates to clinical trials or regulatory approvals.
We were incorporated in October 2014 and have only been conducting commercial operations with respect to our products since 2015. We have not yet demonstrated an ability to successfully complete clinical trials or obtain regulatory approvals. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a history of successfully developing and commercializing future pharmaceutical products.
In addition, we may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown factors. We will need to expand our capabilities to support any future commercial activities. We may not be successful in adding such capabilities.
We expect our financial condition and operating results to continue to fluctuate from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Accordingly, you should not rely upon the results of any past quarterly period as an indication of future operating performance.
We may not be able to manage our business effectively if we are unable to attract and retain key personnel.
We may not be able to attract or retain qualified management and commercial, scientific and clinical personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.
We may decide to sell assets, which could adversely affect our prospects and opportunities for growth.
We may from time to time consider selling certain assets if we determine that such assets are not critical to our strategy or we believe the opportunity to monetize the asset is attractive or for various other reasons, including for the reduction of indebtedness. Although our expectation is to engage in asset sales only if they advance or otherwise support our overall strategy, we may be forced to sell assets in response to liquidation or other claims described herein, and any such sale could reduce the size or scope of our business, our market share in particular markets or our opportunities with respect to certain markets, products or therapeutic categories. As a result, any such sale could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Risks Related to Development and Regulatory Approval of Our Product Candidates (DFD-29)
Our business is dependent on the successful development and regulatory approval of our current and any future product candidates.
As of June 30, 2021, our major marketed products, which have been approved by the U.S. Food and Drug Administration (“FDA”) for sale in the United States, include Qbrexza®, Accutane®, Targadox®, Ximino®, and Exelderm® Cream and Solution. However, our business remains dependent on the successful development and regulatory approval of additional product candidates.
On June 29, 2021, we entered into a license, collaboration, and assignment agreement with Dr. Reddy’s Laboratories, Ltd. (“DRL”) to initiate a Phase III clinical development program for a collaborative product candidate, DFD-29, that is being evaluated for the treatment of inflammatory lesions of rosacea. The success of our business, including our ability to finance our company and generate additional revenue in the future, may depend on the successful development and regulatory approval of the DFD-29 product candidate and any future product candidates that we may develop, in-license or acquire. The clinical success of our current and any future product candidates will depend on a number of factors, including the following:
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the ability to raise additional capital on acceptable terms, or at all;

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timely completion of our clinical trials, which may be significantly slower or cost more than we currently anticipate and will depend substantially upon the performance of third-party contractors as well as our ability to timely recruit and enroll patients in our clinical trials, which may be delayed due to numerous factors, including the prevalence of other companies’ clinical trials for their product candidates for the same or similar indications;

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whether we are required by the FDA or similar foreign regulatory agencies to conduct additional clinical trials or other studies beyond those planned to support the approval and commercialization of our current or any future product candidates;

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acceptance of our proposed indications and primary endpoint assessments relating to the proposed indications of our current or any future product candidates by the FDA and similar foreign regulatory authorities;

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our ability to demonstrate to the satisfaction of the FDA and similar foreign regulatory authorities the safety, efficacy and acceptable risk to benefit profile of our current or any future product candidates;

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the prevalence, duration and severity of potential side effects experienced with our current or any future product candidates;

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the timely receipt of necessary marketing approvals from the FDA and similar foreign regulatory authorities;

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achieving and maintaining, and, where applicable, ensuring that our third-party contractors achieve and maintain, compliance with our contractual obligations and with all regulatory requirements applicable to our current or any future product candidates;

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our ability to successfully obtain the substances and materials used in our current or any future product candidates from third parties and to have finished products manufactured by third parties in accordance with regulatory requirements and in sufficient quantities for preclinical and clinical testing;

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the ability of third parties with whom we contract to manufacture clinical trial supplies of our current or any future product candidates, remain in good standing with regulatory agencies and develop, validate and maintain commercially viable manufacturing processes that are compliant with cGMP; and

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a continued acceptable safety profile during clinical development of our current or any future product candidates.

If we do not achieve one or more of these factors, many of which are beyond our control, in a timely manner or at all, we could experience significant delays or an inability to successfully complete and obtain regulatory approvals of our current or any future product candidates.
Clinical drug development is very expensive, time-consuming and uncertain. Our clinical trials may fail to adequately demonstrate the safety and efficacy of our current or any future product candidates, which could prevent or delay regulatory approval and commercialization.
Clinical drug development is very expensive, time-consuming and difficult to design and implement, and its outcome is inherently uncertain. Before obtaining regulatory approval for the commercial sale of a product candidate, we must demonstrate through clinical trials that a product candidate is both safe and effective for use in the target indication. Most product candidates that commence clinical trials are never approved by regulatory authorities for commercialization. The clinical trials for these product candidates may take significantly longer than expected to complete. In addition, we, any partner with which we currently or may in the future collaborate, the FDA, an institutional review board (“IRB”) or other regulatory authorities, including state and local agencies and counterpart agencies in foreign countries, may suspend, delay, require modifications to or terminate our clinical trials at any time, for various reasons, including:
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discovery of serious or unexpected adverse events, toxicities, or side effects experienced by study participants or other safety issues;

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lack of effectiveness of any product candidate during clinical trials or the failure of a product candidate to meet specified endpoints;

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slower than expected rates of subject recruitment and patient enrollment in clinical trials resulting from numerous factors, including the prevalence of other companies’ clinical trials for their product candidates for the same indication, such as atopic dermatitis;

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difficulty in retaining subjects who have initiated participation in a clinical trial but may withdraw at any time due to adverse side effects from the therapy, insufficient efficacy, fatigue with the clinical trial process or for any other reason;

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difficulty in obtaining IRB approval for studies to be conducted at each site;

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delays in manufacturing or obtaining, or inability to manufacture or obtain, sufficient quantities of materials for use in clinical trials;

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inadequacy of or changes in our manufacturing process or the product formulation or method of delivery;

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changes in applicable laws, regulations and regulatory policies;

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delays or failure in reaching agreement on acceptable terms in clinical trial contracts or protocols with prospective contract research organizations (“CROs”), clinical trial sites and other third-party contractors;

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inability to add a sufficient number of clinical trial sites;

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uncertainty regarding proper dosing;

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failure of our CROs or other third-party contractors to comply with contractual and regulatory requirements or to perform their services in a timely or acceptable manner;

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failure by us, our employees, our CROs or their employees or any partner with which we may collaborate or their employees to comply with applicable FDA or other regulatory requirements relating to the conduct of clinical trials or the handling, storage, security and recordkeeping for drug and biologic products;

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scheduling conflicts with participating clinicians and clinical institutions;

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failure to design appropriate clinical trial protocols;

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inability or unwillingness of medical investigators to follow our clinical protocols;

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difficulty in maintaining contact with subjects during or after treatment, which may result in incomplete data; or

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insufficient data to support regulatory approval.

We or any partner with which we may collaborate may suffer significant setbacks in our clinical trials similar to the experience of a number of other companies in the pharmaceutical and biotechnology industries, even after receiving promising results in earlier trials. In the event that we or our potential partners abandon or are delayed in the clinical development efforts related to our current or any future product candidates, we may not be able to execute on our business plan effectively and our business, financial condition, operating results and prospects would be harmed.
We expect to rely on third-party CROs and other third parties to conduct and oversee our clinical trials, other aspects of our product development and our regulatory submission process for our product candidates. If these third parties do not meet our requirements, conduct the trials as required or otherwise provide services as anticipated, we may not be able to satisfy our contractual obligations or obtain regulatory approval for, or successfully commercialize, our current or any future product candidates when expected or at all.
We expect to rely on third-party CROs and other third parties to conduct and oversee our clinical trials, other aspects of our product development and our regulatory submission process. We will also rely upon various medical institutions, clinical investigators and contract laboratories to conduct our trials in accordance with our clinical protocols and all applicable regulatory requirements, including the FDA’s regulations and GCPs, which are meant to protect the rights, integrity, and confidentiality of study subjects and to define the roles of clinical trial sponsors, administrators and monitors, and state regulations governing the handling, storage, security and recordkeeping for drug and biologic products. These CROs and other third parties play a significant role in the conduct of our clinical trials, the subsequent collection and analysis of data from the clinical trials, the preparation for and submission of our filings with the FDA and comparable foreign regulatory authorities and the successful commercialization of our product.

We rely heavily on third parties for the execution of our clinical trials and preclinical studies, and control only certain aspects of their activities. We and our CROs and other third-party contractors are required to comply with GCP and good laboratory practice (“GLP”) requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for products in clinical development. Regulatory authorities enforce these GCP and GLP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties fail to comply with applicable GCP and GLP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or other regulatory authorities may not accept or data, or may require us to perform additional clinical trials before approving our or our partners’ marketing applications. We cannot provide assurances that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials or preclinical studies complies with applicable GCP and GLP requirements. In addition, our clinical trials must generally be conducted with products manufactured and produced under cGMP regulations. Our failure to comply with these regulations and policies may require us to repeat clinical trials, which would delay the regulatory approval process.
If any of our CROs or clinical trial sites terminate their involvement in our clinical trials for any reason, we may not be able to enter into arrangements with alternative CROs or clinical trial sites in a timely manner, or do so on commercially reasonable terms or at all. In addition, if our relationship with clinical trial sites is terminated, we may experience the loss of follow-up information on patients enrolled in our ongoing clinical trial unless we are able to transfer the care of those patients to another qualified clinical trial site. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and could receive cash compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical trial site may be questioned by the FDA and comparable foreign regulatory authorities.
Additionally, the regulatory submission process for a product candidate is complex. We expect to rely on a third-party service provider for the preparation and submission of filings with the FDA and comparable foreign regulatory authorities for approval of our current and any future product candidates. If our relationship with such service provider is terminated prior to completion of our regulatory submission process, we may not be able to enter into an arrangement with an alternative service provider in a timely manner, or do so on commercially reasonable terms, and our submission may be substantially delayed.
We are currently dependent on DRL for the manufacture and clinical supply of DFD-29 drug product. Any interruption in our supply may cause serious delays in the timing of our clinical trials, increase our costs and adversely impact our financial results.
Pursuant to the terms of our agreement with DRL for the exclusive, worldwide rights to develop and commercialize DFD-29 for the evaluation of treatment, among other potential indications, inflammatory lesions of rosacea (the “DFD-29 Agreement”), DRL is responsible for the manufacture and supply to us of DFD-29 drug product and we are completely reliant upon DRL to provide us with adequate supply for our use. We may experience an interruption in supply if, among other reasons, we incorrectly forecast our supply requirements, DRL allocates supply to its own development programs, DRL incorrectly plans its manufacturing production or DRL is unable to manufacture DFD-29 drug product in a timely manner to match our development or commercial needs. Transferring technology to a new manufacturer will require additional processes, technologies and validation studies, which are costly, may take considerable amounts of time, may not be successful and require review and approval by the FDA and applicable foreign regulatory bodies. Such manufacturer must comply with cGMP requirements enforced by the FDA and applicable foreign regulatory bodies through facilities inspection programs and review of submitted technical information.
We may be unable to obtain regulatory approval for our current or any of our future product candidates under applicable regulatory requirements. The FDA and foreign regulatory bodies have substantial discretion in the approval process, including the ability to delay, limit or deny approval of product candidates. The delay, limitation or denial of any regulatory approval would adversely impact our business and our operating results.
We may never obtain regulatory approval to commercialize our current or any future product candidates. The research, testing, manufacturing, safety surveillance, efficacy, quality control, recordkeeping, labeling, packaging, storage, approval, sale, marketing, distribution, import, export and reporting of safety and other post-market information related to our current and any future product candidates are subject to extensive regulation by the FDA and other regulatory authorities in the United States and in foreign countries, and such regulations differ from country to country. We are not permitted to market any of our current or any future product candidates in the United States until we receive approval of an NDA, BLA or other applicable regulatory filing from the FDA. We are also not permitted to market our product or our current or any future product candidates in any foreign countries until we receive the requisite approval from the applicable regulatory authorities of such countries.
To gain approval to market a new drug, the FDA and foreign regulatory authorities must receive preclinical, clinical and chemistry, manufacturing and controls data that adequately demonstrate the safety, purity, potency, efficacy and compliant manufacturing of the product for the intended indication applied for in an NDA, BLA or other applicable regulatory filing. The development and approval of new drug products and biologic products involves a long, expensive and uncertain process. A delay or failure can occur at any stage in the process. A number of companies in the pharmaceutical and biopharmaceutical industry have suffered significant setbacks in clinical trials, including in Phase 3 clinical development, even after promising results in earlier preclinical studies or clinical trials. These setbacks have been caused by, among other things, findings made while clinical trials were underway and safety or efficacy observations made in clinical trials, including previously unreported adverse events. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of clinical trials by other parties may not be indicative of the results in trials we or our partners may conduct.
The FDA and foreign regulatory bodies have substantial discretion in the drug approval process, including the ability to delay, limit or deny approval of product candidates for many reasons, including:
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the FDA or the applicable foreign regulatory body may disagree with the design, implementation, choice of dose, analysis plans or interpretation of the outcome of one or more clinical trials;

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the FDA or the applicable foreign regulatory body may not deem a product candidate safe and effective for its proposed indication, or may deem a product candidate’s safety or other perceived risks to outweigh its clinical or other benefits;

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the FDA or the applicable foreign regulatory body may not find the data from preclinical studies and clinical trials, including the number of subjects in the safety database, sufficient to support approval, or the results of clinical trials may not meet the level of statistical or clinical significance required by the FDA or the applicable foreign regulatory body for approval;

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the FDA or the applicable foreign regulatory body may disagree with our interpretation of data from preclinical studies or clinical trials performed by us or third parties, or with the interpretation of any partner with which we may collaborate;

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the data collected from clinical trials may not be sufficient to support the submission and approval of an NDA, BLA or other applicable regulatory filing;

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the FDA or the applicable foreign regulatory body may require additional preclinical studies or clinical trials;

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the FDA or the applicable foreign regulatory agency may identify deficiencies in the formulation, manufacturing, quality control, labeling or specifications of our current or any future product candidates;

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the FDA or the applicable foreign regulatory agency may require clinical trials in pediatric patients in order to establish pharmacokinetics or safety for this more drug-sensitive population;

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the FDA or the applicable foreign regulatory agency may grant approval contingent on the performance of costly additional post-approval clinical trials;

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the FDA or the applicable foreign regulatory agency may grant approval but impose substantial and costly post-approval requirements;

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the FDA or the applicable foreign regulatory agency may approve our current or any future product candidates for a more limited indication or a narrower patient population than we originally requested;

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the FDA or applicable foreign regulatory agency may not approve the labeling that we believe is necessary or desirable for the successful commercialization of our current or any future product candidates;

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the FDA or the applicable foreign regulatory body may not approve of the manufacturing processes, controls or facilities of third-party manufacturers or testing labs with which we contract; or

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the FDA or the applicable foreign regulatory body may change its approval policies or adopt new regulations in a manner rendering our clinical data or regulatory filings insufficient for approval.

Of the large number of drugs and biologics in development, only a small percentage successfully complete the FDA or other regulatory approval processes and are commercialized. Our current and any future product candidates may not be approved by the FDA or applicable foreign regulatory agencies even though they meet specified endpoints in our clinical trials. The FDA or applicable foreign regulatory agencies may ask us to conduct additional costly and time-consuming clinical trials in order to obtain marketing approval or approval to enter into an advanced phase of development, or may change the requirements for approval even after such agency has reviewed and commented on the design for the clinical trials. Any delay in obtaining, or inability to obtain, applicable regulatory approval for any of our product candidates would delay or prevent commercialization of our current and any future product candidates and would harm our business, financial condition, operating results and prospects.
We may conduct clinical trials for our current and any future product candidates, in whole or in part, outside of the United States and the FDA and applicable foreign regulatory authorities may not accept data from such trials, which would likely result in additional costs to us and delay our business plan.
We may in the future choose to conduct, one or more of our clinical trials outside the United States. Although the FDA or applicable foreign regulatory authority may accept data from clinical trials conducted outside the United States or the applicable jurisdiction, acceptance of such study data by the FDA or applicable foreign regulatory authority may be subject to certain conditions. Where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will not approve the application on the basis of foreign data alone unless those data are applicable to the U.S. population and U.S. medical practice; the studies were performed by clinical investigators of recognized competence; and the data are considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Many foreign regulatory bodies have similar requirements. In addition, such foreign studies would be subject to the applicable local laws of the foreign jurisdictions where the studies are conducted. There can be no assurance the FDA or applicable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or applicable foreign regulatory authority does not accept such data, it would likely result in the need for additional clinical trials, which would be costly and time-consuming and delay aspects of our business plan.
Risks Related to Intellectual Property, Generic Competition and Paragraph IV Litigation
If we are unable to obtain and maintain patent protection for our technology and products or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products may be impaired.
Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection in the United States and other countries with respect to our products or any current or future product candidates that we may license or acquire and our manufacturing methods, as well as successfully defending these patents and trade secrets against third-party challenges, which is expensive and time-consuming. A patent is the grant of a property right which allows its holder to exclude others from, among other things, selling the subject invention in, or importing such invention into, the jurisdiction that granted the patent. We have obtained, acquired or in-licensed a number of patents and patent applications covering key aspects of certain of our principal products. In the aggregate, our patents are of material importance to our business taken as a whole. We seek to protect our proprietary position by filing or obtaining licenses under patent applications in the United States and abroad related to our products and any other current or future product candidates. We will only be able to protect our technologies from unauthorized use by third parties to the extent that valid and enforceable patents cover them. Our success is predicated, in part, by our ability to maintain the integrity of our trade secrets.
It is possible that we or our licensors will fail to timely identify patentable aspects of our research and development output before it is too late to obtain patent protection, which may result in third parties using our proprietary information, impairing our abilities to compete in the market, to generate revenues, and to achieve profitability. Moreover, should we enter into other collaborations, we may be required to consult with or cede control to collaborators regarding the prosecution, maintenance and enforcement of our patents. Therefore, such patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.
The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, no consistent policy regarding the breadth of claims allowed in pharmaceutical or biotechnology patents has emerged to date in the U.S. The patent situation outside the U.S. is even more uncertain. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until eighteen (18) months after a first filing, if at all. Therefore, we cannot know with certainty whether we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we were the first to file for patent protection of such inventions. In the event that a third party has also filed a U.S. patent application relating to any current or future product candidates or a similar invention, we may have to participate in derivation proceedings declared by the USPTO to determine proper inventorship of a claimed invention. The costs of these proceedings could be substantial, and it is possible that our efforts would be unsuccessful, resulting in a material adverse effect on our U.S. patent position. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.
Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The United States Patent Office recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first-inventor-to-file provisions, only became effective on March 16, 2013. Similarly, courts continue to consider the constitutionality of certain provisions of the Leahy-Smith Act, including the Supreme Court in a recent decision affecting inter partes review procedures. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.
Moreover, we may be subject to a third-party preissuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or other administrative proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, render unenforceable, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us. We may also be unable to manufacture or commercialize products without infringing third-party patent rights, under which a license might not be available. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop, or commercialize our current or future product candidates.
Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us, or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner.
The issuance of a patent does not foreclose challenges to its inventorship, scope, validity or enforceability. Therefore, our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
Generic drug approvals and successful challenges against the validity of our patents may cause us to lose exclusivity of some of our products.
In the U.S., the Hatch-Waxman Act provides non-patent regulatory exclusivity for five years from the date of the first FDA approval of a new drug compound in a New Drug Application (“NDA”). The FDA, with one exception, is prohibited during those five years from accepting for filing a generic, or an Abbreviated New Drug Application (“ANDA”), that references the NDA. In reference to the foregoing exception, if a patent is indexed in the FDA Orange Book for the new drug compound, a generic may file an ANDA four years from the NDA approval date if it also files a Paragraph IV Certification with the FDA challenging the patent. Protection under the Hatch-Waxman Act will not prevent the filing or approval of another full NDA. However, the NDA applicant would be required to conduct its own pre-clinical and adequate and well-controlled clinical trials to independently demonstrate safety and effectiveness.
Generic drug companies may submit applications seeking approval to market generic versions of our products. In connection with these applications, generic drug companies may seek to challenge the validity and enforceability of our patents through litigation and/or with the USPTO. Such challenges may subject us to costly and time-consuming litigation and/or USPTO proceedings), such as the Paragraph IV certification made by Perrigo pertaining to the patents covering Qbrexza. See “Business — Legal Proceedings.” Such challenges may subject us to costly and time-consuming litigation and/or USPTO proceedings. As a result of the loss of any patent protection from such litigation or USPTO proceedings, or the “at-risk” launch by a generic competitor of our products, our products could be sold at significantly lower prices, and we could lose a significant portion of sales of that product in a short period of time, which could adversely affect our business, financial condition, operating results and prospects.
Enforcing our proprietary rights is difficult and costly and we may be unable to ensure their protection.
The degree of future protection for our proprietary rights is uncertain, as legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:
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our licensors might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

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our licensors might not have been the first to file patent applications for these inventions;

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others may independently develop similar or alternative technologies or duplicate our products or our current or future product candidates’ technologies;

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it is possible that none of the pending patent applications licensed to us will result in issued patents;

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the issued patents covering our products or any current or future product candidates may not provide a basis for commercially viable active products, may not provide us with any competitive advantages, or may be challenged and defeated by third parties;

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we may not develop additional proprietary technologies that are patentable; or

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patent rights of others may have an adverse effect on our business.

Furthermore, competitors may infringe our issued patents or other intellectual property (collectively, our “IP”), which may require us to file infringement claims, which is expensive and time consuming, and the outcome uncertain. Any claims we assert against perceived infringers could provoke counterclaims alleging that our IP rights are invalid, unenforceable, or not infringed or that we have infringed upon misappropriated others’ intellectual property. In response, a court may decide that a patent of ours is wholly or partially invalid or unenforceable, construe the patent’s claims narrowly, or refuse to stop the accused party from using the technology at issue.
Additionally, some of our products do not have patent protection because they are not eligible or qualify for such protection. This creates greater risk of competition with generic drug manufacturers and may otherwise adversely affect our business or result of operations.
Further, we rely on trade secrets, including unpatented know-how, to maintain our competitive position. We enter into non-disclosure and confidentiality agreements to protect these trade secrets but cannot guarantee that counterparties will not breach the agreements and disclose our proprietary information, including trade secrets. Enforcing a claim that a party illegally disclosed or misappropriated trade secrets is costly, difficult, and time consuming, and we may be unable to obtain adequate remedy. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.
If we are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in any litigation would harm our business.
Our ability to develop, manufacture, market and sell our products or any current or future product candidates depends upon our ability to avoid infringing the proprietary rights of third parties. There are many U.S. and foreign issued patents and pending patent applications owned by third parties, in the dermatology field, which cover numerous compounds and formulations in our targeted markets. Because of the uncertainty inherent in any patent or other litigation involving proprietary rights, we and our licensors may not be successful in defending against intellectual property claims raised by third parties, which could have a material adverse effect on our results of operations. Regardless of the outcome of any litigation, defending the litigation may be expensive, time-consuming and distracting to management. In addition, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our commercial activities relating to our products or current or future product candidates may infringe. There could also be existing patents of which we are not aware that our products or current or future product candidates may inadvertently infringe.
There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that we infringe on their products or technology, in addition to costly and time-consuming litigation, we could face a number of issues, including:
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diversion of management’s attention from our core business;

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substantial damages for past infringement;

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injunctions prohibiting us from selling or licensing our product unless the patent holder licenses the patent to us, which it would not be required to do;

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requirements that we pay substantial royalties or grant cross licenses under our patents;

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redesigning our processes so they do not infringe, which may not be possible or could require substantial funds and time; and

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harm to our reputation and subsequent adverse effect on the valuation of our Securities and revenue.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.
Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the valuation of our Securities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.
We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
As is common in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.
We may need to license certain intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.
A third party may hold intellectual property rights, including patent rights, that are important or necessary to the development of our products or current or future product candidates. It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our products or current or future product candidates, in which case we would be required to obtain a license from these third parties, if available, on commercially reasonable terms, or our business could be harmed, possibly materially.
If we fail to comply with our obligations in our intellectual property licenses and funding arrangements with third parties, or if we breach an agreement under which we license rights to any product or future product candidate, we could lose rights that are important to our business.
If we fail to comply with our obligations under current or future license and funding agreements, our counterparties may have the right to terminate these agreements, in which event we might not be able to develop, manufacture, or market any product or utilize any technology that is covered by these agreements or may face other penalties under the agreements. Such an occurrence could materially and adversely affect the value of a product candidate being developed under any such agreement or could restrict our drug discovery activities. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements with less favorable terms or cause us to lose our rights under these agreements, including our rights to important intellectual property or technology. Further, any uncured, material breach under our license agreement with any current or future licensor could result in our loss of rights to our products or current or future product candidates and may lead to a complete termination of any future product development efforts.
Risks Related to our Platform and Data
Our business and operations would suffer in the event of computer system failures, cyber-attacks, or deficiencies in our or third parties’ cybersecurity.
We are increasingly dependent upon information technology systems, infrastructure, and data to operate our business. In the ordinary course of business, we collect, store, and transmit confidential information, including, but not limited to, information related to our intellectual property and proprietary business information, personal information, and other confidential information. It is critical that we maintain such confidential information in a manner that preserves its confidentiality and integrity. Furthermore, we have outsourced elements of our operations to third party vendors, who each have access to our confidential information, which increases our disclosure risk.
We are in the process of implementing our internal security and business continuity measures and developing our information technology infrastructure. Our internal computer systems and those of current and future third parties on which we rely may fail and are vulnerable to damage from computer viruses and unauthorized access. Our information technology and other internal infrastructure systems, including corporate firewalls, servers, data center facilities, lab equipment, and connection to the internet, face the risk of breakdown or other damage or interruption from service interruptions, system malfunctions, natural disasters, terrorism, war, and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), each of which could compromise our system infrastructure or lead to the loss, destruction, alteration, disclosure, or dissemination of, or damage or unauthorized access to, our data or data that is processed or maintained on our behalf, or other assets.
If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations, and could result in financial, legal, business, and reputational harm to us. For example, in 2021, we were the victim of a cybersecurity incident that affected our accounts payable function and led to approximately $9.5 million in wire transfers being misdirected to fraudulent accounts. The details of the incident and its origin are under investigation with the assistance of third-party cybersecurity experts working at the direction of legal counsel. The matter was reported to the Federal Bureau of Investigation and does not appear to have compromised any personally identifiable information or protected health information. Fortress, as our controlling stockholder and supporting partner in our back-office functions, is providing us with $9.5 million to ensure our accounts payable operations continue to function smoothly. We may incur additional expenses and losses as a result of this cybersecurity incident, including related to investigation fees and remediation costs.
In addition, the loss or corruption of, or other damage to, clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, we rely on third parties for the manufacture of our drug candidates or any future drug candidates and to conduct clinical trials, and similar events relating to their systems and operations could also have a material adverse effect on our business and lead to regulatory agency actions. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. Sophisticated cyber attackers (including foreign adversaries engaged in industrial espionage) are skilled at adapting to existing security technology and developing new methods of gaining access to organizations’ sensitive business data, which could result in the loss of proprietary information, including trade secrets. We may not be able to anticipate all types of security threats, and we may not be able to implement preventive measures effective against all such security threats. For example, third parties have in the past and may in the future illegally pirate our software and make that software publicly available on peer-to-peer file sharing networks or otherwise. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations, or hostile foreign governments or agencies.
Any security breach or other event leading to the loss or damage to, or unauthorized access, use, alteration, disclosure, or dissemination of, personal information, including personal information regarding clinical trial subjects, contractors, directors, or employees, our intellectual property, proprietary business information, or other confidential or proprietary information, could directly harm our reputation, enable competitors to compete with us more effectively, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, or otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information. Each of the foregoing could result in significant legal and financial exposure and reputational damage that could adversely affect our business. Notifications and follow-up actions related to a security incident could impact our reputation or cause us to incur substantial costs, including legal and remediation costs, in connection with these measures and otherwise in connection with any actual or suspected security breach. We expect to incur significant costs in an effort to detect and prevent security incidents and otherwise implement our internal security and business continuity measures, and actual, potential, or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants. We may face increased costs and find it necessary or appropriate to expend substantial resources in the event of an actual or perceived security breach.
The costs related to significant security breaches or disruptions could be material and our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption in, or failure or security breach of, our systems or third-party systems where information important to our business operations or commercial development is stored or processed. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention. Furthermore, if the information technology systems of our third-party vendors and other contractors and consultants become subject to disruptions or security breaches, we may have insufficient recourse against such third parties and we may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring.
Risks Related to the COVID-19 Pandemic
The COVID-19 pandemic may continue to impact our product revenues, future clinical trials, and as a result, our financial condition and results of operations and other aspects of our business.
In December 2019, a novel strain of coronavirus, which causes a disease referred to as COVID-19, was first detected in Wuhan, China and has since spread worldwide. On March 11, 2020, the World Health Organization declared that the rapidly spreading COVID-19 outbreak had evolved into a pandemic. In response to the pandemic, many governments around the world are implementing a variety of control measures to reduce the spread of COVID-19, including travel restrictions and bans, instructions to residents to practice social distancing, quarantine advisories, shelter-in-place orders and required closures of non-essential businesses.
The COVID-19 pandemic has and may continue to impact the global economy, disrupt global supply chains, and create significant volatility and disruption of financial markets.
To protect the health of our workforce, we asked our office-based employees to work remotely, have restricted domestic and international travel indefinitely, and restricted on-site staff to only those personnel and contractors who perform essential activities that must be conducted on-site. We intend to keep these precautionary measures in effect for the foreseeable future and may need to enact further measures to help minimize the risk of our employees being exposed to COVID-19. Although the impact of a remote working environment to our operations has been minimal, our continued reliance on remote work may negatively impact productivity, including our ability to generate revenues and product demand, prepare regulatory applications, and conduct data analysis, and may disrupt, delay, or otherwise adversely impact our business. In addition, continued remote working could increase our cybersecurity risk, create data accessibility concerns, and make us more susceptible to communication disruption. COVID-19 may also compromise the ability of independent contractors who perform consulting services for us to deliver services or deliverables in a satisfactory or timely manner.
Some factors from the COVID-19 outbreak that may delay or otherwise adversely affect our product revenues, as well as adversely impact our business generally, include:

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the changes in buying patterns throughout our supply chain caused by lack of normal access by patients to the healthcare system and concern about the continued supply of medications, which may increase or decrease demand for our products;

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adverse effects on our manufacturing operations, supply chain and distribution systems, which may impact our ability to produce and distribute our products, as well as the ability of third parties to fulfill their obligations to us and could increase our expenses;

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the risk of shutdown in countries where we rely, or may rely, on CMOs to provide commercial manufacture of our products, clinical batch manufacturing of our product candidates, including DFD-29, or the procurement of active pharmaceutical ingredients or other manufacturing components for our products or product candidates, which may cause delays or shortages in our product supply and/or the timing of any our clinical trials;

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the risk that the COVID-19 pandemic may intensify other risks inherent in our business; and

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the possibility that third parties on which we rely for certain functions and services, including CMOs, suppliers, distributors, logistics providers, and external business partners, may be adversely impacted by restrictions resulting from COVID-19, which could cause us to experience delays or incur additional costs.

Risks Related to Our Finances and Capital Requirements
Although we have been cash flow positive since the end of 2017, we may incur losses in the foreseeable future and may not be able to regain or maintain profitability.
Although we are a cash generating, commercial organization, we have a limited operating history. We have focused primarily on in-licensing, developing, commercializing and/or manufacturing and selling our products. Potential future losses, among other things, will have an adverse effect on our stockholders’ equity and working capital. Because of the numerous risks and uncertainties associated with commercialization and/or developing pharmaceutical products, we are unable to predict the timing or amount of increased expenses or if we will be able to maintain profitability. Any future net losses may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses will increase substantially if:
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our current or any future product candidates are approved for commercial sale, due to our ability to establish the necessary commercial infrastructure to launch this product candidate without substantial delays, including hiring sales and marketing personnel and contracting with third parties for warehousing, distribution, cash collection and related commercial activities;

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we are required by the FDA, or foreign regulatory authorities, to perform studies in addition to those currently expected;

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there are any delays in completing our clinical trials or the development of our current or any future product candidates;

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we execute other collaborative, licensing or similar arrangements and the timing of payments we may make or receive under these arrangements;

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there are variations in the level of expenses related to our future development programs;

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there are any product liability or intellectual property infringement lawsuits in which we may become involved;

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there are any regulatory developments affecting our products, current or future product candidates, or the product candidates of our competitors; and

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the level of underlying demand for our products and wholesalers’ buying patterns.

Our ability to maintain profitability depends upon our ability to generate and sustain revenue. Our ability to generate and sustain revenue depends on a number of factors, including, but not limited to, our ability to:
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obtain and maintain regulatory approval for our products, or any other current or future product candidates that we may license or acquire;

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manufacture commercial quantities of our current products or current or future product candidates, if approved, at acceptable cost levels; and

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maintaining and/or expanding our commercial organization and the supporting infrastructure required to successfully market and sell our products or current or future product candidates, if approved.

Even if we do achieve sustainable profitability, we may not be able to increase profitability on a quarterly or annual basis. Our failure to remain profitable would depress our value and could impair our ability to raise capital, expand our business, maintain initiate any research and development efforts, diversify our product offerings or even continue our operations. A decline in our value could also cause you to lose all or part of your investment.
We may need additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate any future product development programs or commercialization, manufacture and/or sales efforts.
Selling and developing products for dermatological use, conducting clinical trials, establishing outsourced manufacturing relationships and successfully manufacturing and marketing drugs that we may develop is expensive. We may need to raise additional capital to:
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fund our operations and continue our efforts to hire additional personnel;

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qualify and outsource the commercial-scale manufacturing of our products under cGMP; and

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in-license and develop additional product candidates.

Our future funding requirements will depend on many factors, including, but not limited to:
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the potential for delays in our efforts to seek regulatory approval for any current or future product candidates, and any costs associated with such delays;

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the costs of maintaining and/or establishing a commercial organization to sell, market and distribute our products and/or current or future product candidates;

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the rate of progress and costs of our efforts to prepare for the submission of NDA or BLA for any product candidates that we may in-license or acquire in the future, and the potential that we may need to conduct additional clinical trials to support applications for regulatory approval;

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the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights associated with any current or future product candidates, including any such costs we may be required to expend if licensors are unwilling or unable to do so;

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the cost and timing of securing sufficient supplies of our products and current or future product candidates from our contract manufacturers in preparation for commercialization, manufacture, and/or sale;

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the effect of competing technological and market developments;

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the terms and timing of any collaborative, licensing, co-promotion or other arrangements that we may establish;

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the potential that we may be required to file a lawsuit to defend our patent rights or regulatory exclusivities from challenges by companies seeking to market generic versions of intravenous synthetic opioid analgesic; and

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the success of sales efforts of our current products and/or the commercialization of any current or future product candidates.

Future capital requirements will also depend on the extent to which we acquire or invest in additional complementary businesses, products and technologies, but we currently have no commitments or agreements relating to any of these types of transactions.
We may need to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements, as well as through interest income earned on cash and investment balances. We cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of future development programs or our future commercialization efforts.
Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish proprietary rights.
To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate future product development or current or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
If we fail to raise the additional funds needed to complete the development of our current products or current or future product candidates, or the funds needed to complete the development of our current or future product candidates, we will be unable to execute our current business plan.
Risks Related to this Offering and to Owning our Common Stock
If you purchase shares of our common stock in this offering, your investment will experience immediate dilution.
We expect the initial public offering price of our common stock to be substantially higher than the net tangible book value per share of our common stock following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on the initial public offering price of $10.00 per share, you will experience immediate dilution of $6.93 per share, representing the difference between our as adjusted net tangible book value per share as of June 30, 2021, after giving effect to the issuance of 3,520,000 shares of our common stock as a result of this offering. To the extent current or future outstanding equity awards are settled in shares of our capital stock, you will incur further dilution. Furthermore, if the underwriters exercise their option to purchase additional shares or outstanding options are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section titled “Dilution.”
If we fail to maintain or implement effective internal controls, we may not be able to report financial results accurately or on a timely basis, or to detect fraud, which could have a material adverse effect on our business and the per share price of our common stock.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. We are also continuing to improve our internal control over financial reporting. We have expended, and anticipate that we will continue to expend, significant resources in order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on The Nasdaq Capital Market.
We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company,” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.
Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results, and cause a decline in the market price of our common stock.
Sales of substantial blocks of our common stock into the public market after this offering, including when “lock-up” or “market standoff” periods end, or the perception that such sales might occur, could cause the market price of our common stock to decline.
Sales of substantial blocks of our common stock into the public market after this offering, including when “lock-up” or “market standoff” periods end, or the perception that such sales might occur, could cause the market price of our common stock to decline and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our “affiliates” as defined in Rule 144 under the Securities Act.
Subject to exceptions described in the section titled “Underwriting,” we, all of our directors and officers and all of the other holders of our capital stock and securities convertible into, or exchangeable for, our capital stock have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock without the permission of the representatives of the underwriters for a period of 180 days from the date of this prospectus. When the applicable lock-up period expires, we, our directors and officers and locked-up equityholders will be able to sell shares into the public market.
We also intend to register the offer and sale of all shares of common stock that we may issue under our equity compensation plans.
There has been no public market for our common stock prior to this offering, and an active market in which investors can resell their shares of our common stock may not develop.
Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which an active market for our common stock will develop or be sustained after this offering, or how the development of such a market might affect the market price of our common stock. The initial offering price of our shares in this offering has been agreed to between us and the underwriters based on a number of factors, including market conditions in effect around the time of this offering, and it may not be in any way indicative of the price at which the shares of our common stock will trade following the completion of this offering. Accordingly, investors may not be able to resell their shares of our common stock at or above the initial offering price.
Our charter documents and Delaware law could discourage takeover attempts and other corporate governance changes.
Our Second Amended and Restated Certificate of Incorporation and bylaws in effect upon completion of this offering contain provisions that could delay or prevent a change in control of our Company. These provisions could also make it difficult for stockholders to elect directors that are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include certain provisions that:
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permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

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provide that, after a removal for cause, vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

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prohibit cumulative voting in the election of directors;

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require majority voting to amend our certificate of incorporation and bylaws;

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authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

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restrict the forum for certain litigation against us to Delaware or federal courts;

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establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings; and

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bestow majority control of the stockholder vote to Fortress by virtue of their exclusive ownership of our Class A Common Stock

In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a period of time without the approval of our board of directors. In addition, our credit facility includes, and other debt instruments we may enter into in the future may include, provisions entitling the lenders to demand immediate repayment of all borrowings upon the occurrence of certain change of control events relating to our company, which also could discourage, delay or prevent a business combination transaction.
Our Second Amended and Restated Certificate of Incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our Second Amended and Restated Certificate of Incorporation will require to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation. In addition, our Second Amended and Restated Certificate of Incorporation will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.
In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our Second Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.
As a public company, we will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of The Nasdaq Capital Market, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and operating results and maintain effective disclosure controls and procedures and internal controls over financial reporting. Significant resources and management oversight will be required to maintain and, if required, improve our disclosure controls and procedures and internal controls over financial reporting to meet this standard. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire even more employees in the future, which will increase our costs and expenses.
We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
We have broad discretion in the use of net proceeds that we receive in this offering and we may not use them effectively.
After giving effect to the use of proceeds described in “Use of Proceeds,” we expect to have remaining net proceeds, which we currently intend to use to pursue both development stage and commercial opportunities, as well as for commercialization expenses related to the launch of new products, development costs associated with our current development stage product, DFD-29, along with potential new development stage products, working capital, general administrative expenses, and general corporate purposes. See the section titled “Use of Proceeds.” We have no present commitments or agreements to enter into any acquisitions or make any investments. Our management will have broad discretion in the application of the net proceeds, including possible acquisitions of, or investments in, businesses or technologies. The failure by our management to apply these funds effectively could harm our business, operating results and financial condition.
Reduced reporting and disclosure requirements applicable to us as an emerging growth company could make our common stock less attractive to investors.
We are an EGC and, for as long as we continue to be an EGC, we may continue to avail ourselves of exemptions from various reporting requirements applicable to other public companies. Consequently, we are not required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, and we are subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an EGC can take advantage of an extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of the dates such pronouncements are effective for public companies. We could be an EGC for up to five years following the completion of this offering. We will cease to be an EGC upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenue is $1.07 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in nonconvertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We cannot predict whether investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock, and the price of our common stock may be more volatile.
Our shares of common stock will be subject to potential delisting if we do not continue to maintain the listing requirements of The Nasdaq Capital Market.
Our common stock has been approved for listing on The Nasdaq Capital Market, under the symbol “DERM.” Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from Nasdaq, would make it more difficult for shareholders to sell our securities and more difficult to obtain accurate price quotations on our securities. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.
Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains.
We currently intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. In addition, the terms of our existing debt arrangements preclude us from paying dividends and our future debt agreements, if any, may contain similar restrictions. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.
The trading price of the shares of our common stock is likely to be volatile, and purchasers of our common stock could incur substantial losses.
The trading price of our common stock following this offering may fluctuate substantially. Following the completion of this offering, the market price of our common stock may be higher or lower than the price you pay in the offering, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to incur substantial losses, including all of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:
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significant volatility in the market price and trading volume of companies in our industry;

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announcements of new solutions or technologies, commercial relationships, acquisitions, or other events by us or our competitors;

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price and volume fluctuations in the overall stock market from time to time;

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changes in how customers perceive the benefits of our products and future offerings;

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the public’s reaction to our press releases, other public announcements, and filings with the SEC;

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fluctuations in the trading volume of our shares or the size of our public float;

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actual or anticipated changes or fluctuations in our results of operations or financial projections;

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changes in actual or future expectations of investors or securities analysts;

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litigation involving us, our industry, or both;

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governmental or regulatory actions or audits;

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regulatory developments applicable to our business, including those related to privacy in the United States or globally;

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general economic conditions and trends;

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major catastrophic events in our domestic and foreign markets; and

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departures of key employees.

Risks Related to our Relationship with Fortress Biotech, Inc.
Fortress controls a voting majority of our common stock, which could be detrimental to our other shareholders.
Pursuant to the terms of the Class A Common Stock held by Fortress, Fortress will be entitled to cast, for each share of Class A Common Stock held by Fortress, the number of votes that is equal to 1.1 times a fraction, the numerator of which is the number of shares of our outstanding common stock and the denominator of which is the number of shares of outstanding Class A Common Stock (the “Class A Common Stock Ratio”). Thus, Fortress will at all times have voting control of Journey. Further, for a period of ten (10) years from the date of the first issuance of shares of Class A Common Stock, the holders of record of the shares of Class A Common Stock (or other capital stock or securities issued upon conversion of or in exchange for the Class A Common Stock), exclusively and as a separate class, shall be entitled to appoint or elect the majority of the directors of Journey. This concentration of voting power may delay, prevent or deter a change in control of us even when such a change may be in the best interests of all stockholders, could deprive our stockholders of an opportunity to receive a premium for their shares of common stock as part of a sale of Journey or our assets, and might affect the prevailing market price of our common stock.
We are a “controlled company” within the meaning of Nasdaq listing standards and, as a result, qualify for exemptions from certain corporate governance requirements. Although we do not presently intend to take advantage of these exemptions, we may do so in the future.
Upon completion of this offering we will be a “controlled company” within the meaning of Nasdaq listing standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including (i) the requirement that a majority of the Board of Directors consist of independent directors, (ii) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Although we do not presently intend to take advantage of these exemptions, we may do so in the future. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. Investors may find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
If the proposed shared services agreement with Fortress is terminated, we may incur significant costs and risks.
In connection with the closing of this offering, we intend to enter into a shared services agreement with Fortress for them to continue to provide consulting services and the use of their personnel. If we separate from Fortress and the shared services agreement is terminated, we may incur significant costs, which might exceed our estimates. Additionally, we may incur some negative effects from a termination of shared services with Fortress, as we will likely have substantially fewer resources than Fortress.
The termination of the shared services agreement with Fortress may be costly and time-consuming to the Company and may pose challenges, such as effecting the termination while carrying on operations and difficulty in retaining key officers and personnel, as well as difficulty separating corporate infrastructure, including insurance, accounting, legal, finance, tax, and human resources, each of which could have an adverse effect on our business, financial condition and results of operations.
We may have received better terms from unaffiliated third parties than the terms we receive in our arrangements with Fortress.
We have arrangements with Fortress in connection with management and administration services for the Company. While we believe the terms of these arrangements are reasonable, they might not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. The terms of the arrangement relate to, among other things, systems, insurance, accounting, legal, finance, tax and human resources. We might have received better terms from third parties because, among other things, third parties might have competed with each other to win our business.
The ownership by our executive officers and some of our directors of shares of equity securities of Fortress and/or rights to acquire equity securities of Fortress might create, or appear to create, conflicts of interest.
Because of their current or former positions with Fortress, some of our executive officers and directors own shares of Fortress common stock and/or options to purchase shares of Fortress common stock. Their individual holdings of common stock and/or options to purchase common stock of Fortress may be significant compared to their total assets. Ownership by our directors and officers, after our separation, of common stock and/or options to purchase common stock of Fortress might appear to create conflicts of interest when these directors and officers are faced with decisions that could have different implications for Fortress than for us.
Fortress’ current or future financial obligations and arrangements, or an event of default thereon, may change the ownership dynamic of us by Fortress.
Any default or breach by Fortress under any current or future credit agreement or arrangements may have an adverse effect on our business. Fortress has pledged as collateral to certain of its creditors equity in the Company. If Fortress were to default on its obligations to any such creditor, that creditor, whose interests may not align with those of our other stakeholders, could acquire a controlling interest in the Company. In addition, Fortress’ current credit agreement with Oaktree Capital (the “Oaktree Credit Agreement”) contains certain affirmative and negative covenants and events of default that apply in different instances to Fortress itself, its private subsidiaries, its public subsidiaries, or combinations of the foregoing. Although we are not a party to the Oaktree Credit Agreement, because Fortress controls our stockholder vote, Fortress may not permit us to effect certain actions which we feel would be in the Company’s best interests, but which Fortress cannot allow so as to remain in compliance with the Oaktree Credit Agreement.
General Risks
Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our business, operating results and financial condition.
We have experienced significant growth in a short period of time. To manage our growth effectively, we must continually evaluate and evolve our organization. We must also manage our employees, operations, finances and capital investments efficiently. Our efficiency, productivity and the quality of our products may be adversely impacted if we do not train our new personnel, particularly our sales and support personnel, quickly and effectively, or if we fail to appropriately coordinate across our organization. Additionally, our rapid growth may place a strain on our resources, infrastructure and ability to maintain the quality of our products. You should not consider our revenue growth and levels of profitability in recent periods as indicative of future performance. In future periods, our revenue or profitability could decline or grow more slowly than we expect. Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our operating results and financial condition.
If securities or industry analysts do not publish research or reports about our business, or publish inaccurate or unfavorable research reports about our business, our share price and trading volume could decline.
The trading market for our common stock will partially depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our shares or change their opinion of our business prospects, our share price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States. If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.
U.S. generally accepted accounting principles (“GAAP”), are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported results of operations and could affect the reporting of transactions already completed before the announcement of a change.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates, judgments, and assumptions used in our financial statements include, but are not limited to, those related to revenue recognition, accounts receivable and related reserves, useful lives and realizability of long-lived assets, research and development costs, assumptions used in the valuation of warrants, accounting for stock-based compensation, and valuation allowances against deferred tax assets. These estimates are periodically reviewed for any changes in circumstances, facts, and experience. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.
Global and national financial events may have an impact on our business and financial condition in ways that we currently cannot predict.
A credit crisis, turmoil in the global or U.S. financial system, recession or similar possible events in the future could negatively impact us. A financial crisis or recession may limit our ability to raise capital through credit and equity markets. The prices for the products and services that we intend to provide may be affected by a number of factors, and it is unknown how these factors may be impacted by a global or national financial event.
If our estimates or judgments relating to our critical accounting policies are erroneous or based on assumptions that change or prove to be incorrect, our operating results could fall below the expectations of securities analysts and investors, resulting in a decline in our stock price.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on our best judgment, historical experience, information derived from third parties and on various other assumptions that we believe to be reasonable under the circumstances, as discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Our operating results may be adversely affected if our judgments prove to be wrong, assumptions change or actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in our stock price. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, stock-based compensation and income taxes.

USE OF PROCEEDS
The net proceeds to us from the sale of shares of our common stock in this offering will be approximately $31.4 million, based upon the initial public offering price of $10.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares is exercised in full, we estimate that the net proceeds to be received by us will be approximately $36.3 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and enable access to the public equity markets for us and our stockholders. We intend to use the net proceeds from this offering for general corporate purposes, including working capital, research and development, payments for research and development — licenses acquired, sales and marketing activities, general administrative matters, operating expenses and capital expenditures. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, products, services or technologies. However, we currently have no agreements or commitments for any material acquisitions or investments at this time. We cannot specify with certainty the particular uses for the net proceeds from this offering. We will have broad discretion over how to use the net proceeds from this offering, and our investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds in short-term, investment-grade interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government. The principal purposes of this offering are to create a public market for our common stock, obtain additional capital, facilitate future access to public equity markets, increase awareness of the Company in the market, facilitate the use of our common stock as a means of attracting and retaining key employees and provide liquidity to our current stockholders.
Predicting the costs necessary to develop product candidates can be difficult, and we will need substantial additional capital to complete our clinical development of any of our product candidates. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress and costs of our development activities, the status of and results from clinical trials, as well as the status and results from our current and any future collaborations with third parties for our product candidates, and any unforeseen cash needs. Pending the use of the proceeds from this offering as described above, we intend to invest the net proceeds from the offering that are not used as described above in investment-grade, interest-bearing instruments such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our common stock, and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors, and will depend upon, among other factors, our financial condition, results of operations, capital requirements, general business conditions, contractual restrictions, and other factors that our board of directors considers relevant.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.
As of June 30, 2021, our historical net tangible book value (deficit) was $(14.5) million, or $(1.58) per share of our common stock, based on 9,161,333 shares of common stock and Class A common stock outstanding. Our historical net tangible book value (deficit) per share represents the amount of our total tangible assets less total liabilities and Class A Preferred Stock, which is not included in our stockholders deficit, divided by the total number of shares of common stock and Class A common stock outstanding at June 30, 2021.
Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after closing of this offering. After giving further effect to the sale of 3,520,000 shares of our common stock at the initial public offering price of $10.00 per share, the conversion of accrued expenses to a related party, a note payable to a related party (including the $9.5 million contribution made by our controlling shareholder Fortress Biotech, Inc. in connection with our cybersecurity incident) in aggregate $15.3 million and the conversion of our Class A Preferred Stock of $19.0 million including the additional raises in July 2021, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2021 would have been $50.4 million, or approximately $3.07 per share. This amount represents an immediate increase in net tangible book value of $1.60 per share to our existing stockholders and an immediate dilution in net tangible book value of approximately $6.93 per share to new investors participating in this offering.
Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution:
Initial public offering price per share		$10.00
Historical net tangible book value (deficit) per share at June 30, 2021	$(1.58)
Increase in net tangible book value per share attributable to transaction adjustments(1)	$3.05
Increase in net tangible book value per share attributable to investors participating in this offering . . . . . . . . . . . . . . . . . . . . .. . . . . . .	$1.60
As adjusted net tangible book value per share after this offering		$3.07
Dilution per share to new investors participating in this offering		$6.93

(1)
increase as a result of conversion of $19.0 million of Class A Preferred Stock, conversion of accrued expenses related party, note payable related party (including the $9.5 million contribution made by our controlling shareholder Fortress Biotech, Inc. in connection with our cybersecurity breach) in aggregate approximating $15.3 million and herein.

If the underwriters exercise their option to purchase up to 528,000 additional shares of our common stock in full in this offering, the as adjusted net tangible book value after the offering would be $3.26 per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $1.79 per share and the dilution per share to new investors would be $6.74 per share, based on the initial public offering price of $10.00 per share.
To the extent that outstanding options with an exercise price per share that is less than the as adjusted net tangible book value per share are exercised, new investors will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.
The following table summarizes, on an as adjusted basis as of June 30, 2021, the number of shares of common stock purchased or to be purchased from us, the total consideration paid or to be paid to us in cash and the average price per share paid by existing stockholders for shares issued prior to this offering and the price to be paid by new investors in this offering. The calculation below is based on the initial public offering price of $10.00 per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. As the table below shows, investors participating in this offering will pay an average price per share substantially higher than our existing stockholders paid.
	Number	%	(thousands)		Weighted Avg Per Share
			Amount	Percent
Existing shareholders	9,161,333	56%	$0.92	0%	$0.00
Investors in offering(1)	7,279,911	44%	69,452	100%	$9.54
	16,441,244	100%	$69,453	100%	$4.22

(1)
includes conversion of Class A Convertible Preferred Stockholders, accrued expenses related party, note payable related party including the $9.5 million contribution in connection with our cybersecurity incident)

The foregoing tables and calculations exclude:
•
Options to purchase 2,114,334 shares of our common stock at a weighted average share price of $.79 per share.

•
720,524 shares of common stock upon the vesting of restricted stock units.

•
1,146,666 shares of common stock reserved for future issuance under our 2015 Stock Plan at June 30, 2021.

•
Our $5.0 million contingent payment obligation to Dr. Reddy Labs (“DRL”) in connection with the completion of an IPO of our common stock that results in a market capitalization on a fully diluted basis of $150 million or greater at the close of business on the date of our IPO. Payment can be made in cash or common stock on which conversion is calculated using a 15 day volume weighted average price of our common shares following the IPO.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2021:
•
on an actual basis;

•
adjustments to reflect the anticipated use of proceeds; and

•
on an as adjusted basis to reflect our sale of 3,520,000 shares of common stock in this offering at the initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted information below is based on the initial public offering price of $10.00 per share and other terms of this offering determined at pricing. You should read this information in conjunction with our financial statements and the related notes included elsewhere in this prospectus, the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained in this prospectus.
	As of June 30, 2021
	Actual	Adjusted	Proforma
Cash	$12,176	$27,591	$58,977
Accrued expenses, related party	500	—	—
Installment payments – licenses, short-term (net of debt discount of $639 as of June 30, 2021)	3,861	3,861	3,861
Note payable, related party	5,245	—	—
Installment payments – licenses, long-term (net of debt discount of $565 as of June 30, 2021)	6,435	6,435	6,435
Convertible preferred shares settled note (net of debt discount of $1,824 as of June 30, 2021)	13,092	—	—
Derivative warrant liability	4,287	5,000	5,000
Stockholders’ (deficit)/equity
Common stock, $.0001 par value, 50,000,000 shares authorized, 3,161,333, 6,921,244 and 10,441,244 issued and outstanding as of June 30, 2021, actual, adjusted and pro forma, respectively	—	1	1
Common stock – Class A, $.0001 par value, 50,000,000 shares authorized, 6,000,000 shares issued and outstanding as of June 30, 2021	1	—	1
Additional paid-in capital	5,684	39,223	70,608
Retained earnings (accumulated deficit)	(6,477)	(6,477)	(6,477)
Total stockholders’ equity	(793)	32,747	64,133
Total Capitalization	$32,627	$48,043	$79,429

(1)
$15.2 million is comprised of the Fortress Note of $5.2 million, $0.5 million, accrued expenses related party and $9.5 million contributed by Fortress in connection with our cybersecurity incident, all of which will convert into our common stock upon the consummation of our initial public offering.

(2)
The conversion of our Class A Preferred Stock includes additional raises that occurred in July of 2021. Conversion is based upon $19.0 million of proceeds converting at a 15% discount to the initial public offering price of $10.00 per share, resulting in the 2,231,411 common shares.

(3)
Excludes our contingent payment warrant payable of $5.0 million which may convert into common stock or paid in cash upon an offering that results in a fully diluted market capitalization of $150 million or greater.

(4)
Includes placement agent warrants that convert upon an IPO.

The outstanding share information in the table above is based on 9,161,333 shares of our Class A common shares and our common stock outstanding as of June 30, 2021, and excludes:
•
Options to purchase 2,114,334 shares of our common stock at a weighted average share price of $.79 per share.

•
720,524 shares of common stock upon the vesting of restricted stock units.

•
1,146,666 shares of common stock reserved for future issuance under our 2015 Stock Plan at June 30, 2021.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Forward-Looking Statements
You should read the following discussion and analysis of financial condition and results of operations together with the section titled “Summary Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section titled “Risk Factors.” Please also see the section titled “Special note regarding forward-looking statements.”
Overview
We are a commercial-stage pharmaceutical company founded in October 2014 that focuses on the development and commercialization of pharmaceutical products for the treatment of dermatological conditions. Our current portfolio includes five branded and three authorized generic prescription drugs for dermatological conditions that are marketed in the U.S. We are managed by experienced life science executives with a track record of creating value for their stakeholders and bringing novel medicines to the market, enabling patients to experience increased quality of life and physicians and other licensed medical professionals to provide better care for their patients. We aim to acquire rights to future products by licensing or otherwise acquiring an ownership interest in, funding the research and development of, and eventually commercializing, the products through our exclusive field sales organization.
Since inception, our operations have been primarily financed through a working capital note from Fortress, referred to herein as the “Fortress Note”, cash generated by operations and cash raised in our private offering of our 8% Cumulative Convertible Class A Preferred Stock (“Class A Preferred Stock”). We expect our expenses will increase substantially for the foreseeable future as we pursue business development opportunities, commercialize and market new products and incur additional costs associated with operating as a public company. To date, our business has not been materially impacted by COVID-19, however depending on the extent of the ongoing pandemic, it is possible that our business, financial condition and results of operations could be materially and adversely affected by COVID-19 in the future.
As of June 30, 2021, we had a cash balance of $12.2 million and accounts receivable, net of reserves, of $26.2 million. For the six months ended June 30, 2021, we used cash for operations of $6.1 million. Without giving effect to the anticipated net proceeds of this offering, based on our current operating plan, we believe we have sufficient cash on hand along with receivables from our customers to support operations through at least the next twelve months. See “— Liquidity and Capital Resources.”
Recent Events
•
In June 2021, we entered into an agreement with Dr. Reddy’s Laboratories, Ltd. (“DRL”) for the development of DFD-29, a modified release oral minocycline that is being evaluated for the treatment of inflammatory lesions of rosacea. We and DRL intend to conduct two Phase 3 clinical trials to assess the efficacy, safety and tolerability of DFD-29 as a treatment for rosacea for regulatory approval.

•
In May 2021, we acquired Qbrexza from Dermira, Inc., a wholly owned subsidiary of Eli Lilly and Company (“Dermira”).

•
In April 2021, we launched Accutane® (isotretinoin) for the treatment of recalcitrant nodular acne.

•
As of July 18, 2021, we privately offered and issued 750,680 shares of our Class A Preferred Stock” at a price of $25.00 per share, for gross proceeds of $19.0 million (the “Class A Preferred Offering”).

•
On March 31, 2021, we entered into an agreement with East West Bank (“EWB”) to provide us with a $7.5 million working capital line of credit.

•
In September 2021, we were the victim of a cybersecurity incident that affected our accounts payable function and led to approximately $9.5 million in wire transfers being misdirected to fraudulent accounts. The details of the incident and its origin are under investigation with the assistance of third-party cybersecurity experts working at the direction of legal counsel. The matter was reported to the Federal Bureau of Investigation and does not appear to have compromised any personally identifiable information or protected health information. Fortress, as our controlling stockholder and supporting partner in our back-office functions, is providing us with $9.5 million to ensure our accounts payable operations continue to function smoothly. The $9.5 million of support is in the form of a related party note which the boards of both companies have agreed will convert into our common stock upon the consummation of our initial public offering at the IPO price. See “Risk Factors — Risks Related to our Platform and Data — Our business and operations would suffer in the event of computer system failures, cyber-attacks, or deficiencies in our or third parties’ cybersecurity.”
Components of Results of Operations
Product Revenue, Net
Our revenues are generated from product sales of our branded and generic products. As is customary in the pharmaceutical industry, gross product sales are subject to a variety of deductions in arriving at net product sales. Provisions for these deductions are recognized concurrently with the recognition of gross product sales and these provisions include discounts, rebates, governmental rebate programs, price adjustments, returns, chargebacks, promotional programs and other sales allowances. As more fully discussed in Note 2, “Summary of Significant Accounting Policies” to our audited consolidated financial statements, we continually monitor the provisions for these deductions and evaluate the estimates used as additional information becomes available.
Cost of Goods Sold — Product Revenue
Our cost of product revenue includes our third-party manufacturing costs for the products sold, shipping costs, drug user fees and royalty payments made to third parties.
Research and Development Expenses
Research and development costs primarily consist of personnel related expenses, and other related expenses, the up-front made to DRL for the DFD-29 license and milestone costs related to the DFD-29 license. In the future, as our development program commences, we may include in research and development costs payments made to third party contract research organizations for clinical studies, investigative sites for our clinical trials, consultants, the cost of acquiring and manufacturing clinical trial materials, costs associated with regulatory filings and patents, laboratory costs and other supplies.
Selling, General and Administrative Expenses
Selling, general and administrative expenses consist principally of sales and marketing costs, personnel related costs for management and business consultants and other related costs, including stock-based compensation. Selling, general and administrative expenses also include professional fees for legal, consulting, outside services, and other general operating expenses. We expect our selling, general and administrative expenses to increase over the next several years to support the commercialization and marketing of our expanding product portfolio. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, attorneys and accountants, among other expenses.
Additionally, we expect to incur increased expenses associated with being a public company, including costs of additional personnel, accounting, audit, legal, regulatory, and tax-related services associated with maintaining compliance with exchange listing and Securities and Exchange Commission (“SEC”) requirements, director and officer insurance costs, and investor and public relations costs.
Other Expense
Other expense consists of interest expense associated with notes payable we issued in connection with various acquisitions. None of the interest expense recorded is associated with the Fortress Note as it is non- interest bearing. Additionally, all of the interest expense recorded is non-cash as it represents imputed interest expense derived from the accretion of discount associated with the notes payable.

Comparison of the Years Ended December 31, 2020 and 2019
The following table summarizes our results of operations for the years ended December 31, 2020 and 2019:
($ in thousands)	Year Ended December 31,		Change
	2020	2019	$	%
Product revenue, net . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . .	$44,531	$34,921	$9,610	28%
Operating expenses
Cost of goods sold – product revenue . . . . . . . . . . . . . . . . . . .	14,594	10,532	4,062	39%
Selling, general and administrative . . . . . . . . . . . . . . . . . . . . . .	22,086	19,130	2,956	15%
Total operating expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	36,680	29,662	7,018	24%
Income from operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7,851	5,259	2,592	49%
Other expense
Interest expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	698	255	443	174%
Total other expense	698	255	443	174%
Income before income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7,153	5,004	2,149	43%
Income tax expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1,870	1,379	491	36%
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$5,283	$3,625	$1,659	46%
Net income per common share – basic . . . . . . . . . . . . . . . . . . . . .	$0.58	$0.40	$0.18	46%
Net income per common share – diluted . . . . . . . . . . . . . . . . . . . .	$0.49	$0.36	$0.13	36%
Product revenue, net
For the years ended December 31, 2020 and December 31, 2019, we generated $44.5 million and $34.9 million, respectively, from the sale of our branded and generic products, net of discounts, coupons, managed care contract expenses and estimated returns.
Net revenues associated with our marketed dermatological products increased by $9.6 million, or 28%, as depicted in the table below:
($ in thousands)	Year Ended December 31		Change
	2020	2019	$	%
Targadox® . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$30,708	$28,068	$2,640	9%
Ximino® . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	9,518	3,642	5,876	161%
Exelderm® . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	4,453	2,867	1,586	55%
Other product revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	(148)	344	(492)	NM
Total product revenue, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$44,531	$34,921	$9,610	28%

The following table presents information about revenue deductions:
	Returns	Coupons	Managed Care/Gov’t Rebates	Total
Balance at December 31, 2018	$3,065	$1,599	$—	$4,664
Current Provision Related to Sales Made in the Current Period	2,925	42,374	1,985	47,284
Checks/Credits Issued to Third Parties	(574)	(37,567)	—	(38,141)
Reclassed Between Liability Accounts	(900)	900	—	—
Balance at December 31, 2019	$4,516	$7,306	$1,985	$13,807
Current Provision (Adjustment) Related to Sales Made in the Current Period	1,294	100,168	(537)	100,925
Checks/Credits Issued to Third Parties	(2,130)	(95,805)	(1,348)	(99,283)
Reclassed Between Liability Accounts	(1,100)	1,100	—	—
Balance at December 31, 2020	$2,580	$12,769	$100	$15,449
We may in the future generate revenue from a variety of additional sources, including license fees and royalties, milestone payments, research and development payments in connection with strategic partnerships and/or product sales. Although we are currently generating positive revenues, we may, in the future, incur substantial losses from operations related to potential development stage products.
Cost of goods sold — product revenue
Cost of goods sold as a percentage of net product revenue increased by 2.6% from 30.2% to 32.8% for the year ended December 31, 2019 as compared to the year ended December 31, 2020. The increase is primarily due to regulatory fees associated related to Ximino, as well as an increase in product manufacturing costs. Amortization expense accounted for $1.4 million and $1.2 million of costs of goods sold — product revenue for the years ended December 2020 and 2019, respectively.
Selling, general and administrative expenses
For the years ended December 31, 2020 and December 31, 2019, selling, general and administrative expenses were $22.1 million and $19.1 million, respectively. The increase of $3.0 million, or 15%, included a $1.0 million increase in costs, mainly due to credit card processing fees, along with a $1.8 million increase in office and personnel expense, a $0.6 million increase in consulting expense, partially offset by a $0.3 million reduction in sales force related expenses due to a slowdown in 2020 associated with COVID-19. Noncash stock-based compensation expense included in selling, general and administrative expenses was $0.2 million for both years ending December 31, 2020 and 2019.
Income tax expense
Our effective tax rate for 2020 and 2019 was 26% and 28%, respectively. Our tax rate is affected by recurring items, such as the U.S. federal and state statutory tax rates and the relative amounts of income we earn in those jurisdictions. It is also affected by discrete items that may occur in any given year but are not consistent from year to year. In 2020, the decrease in the effective tax rate of 2% was primarily attributable to decreases in return to provision adjustments offset by an increase in state taxes, due to our presence in additional higher tax rate jurisdictions.

Comparison of the Six Months Ended June 30, 2021 and 2020
The following table summarizes our results of operations for the six months ended June 30, 2021 and 2020:
($ in thousands, except per share data)	(Unaudited) Six Months Ended June 30,		Change
	2021	2020	$	%
Product revenue, net	$26,007	$21,361	$4,646	22%
Operating expenses
Cost of goods sold – product revenue	11,392	6,934	4,458	64%
Research and development	29	—	29	100%
Research and development – licenses acquired	13,743	—	13,743	100%
Selling, general and administrative	14,021	10,441	3,580	34%
Total operating expenses	39,185	17,375	21,810	126%
Income (loss) from operations	(13,178)	3,986	(17,164)	-431%
Other expense
Interest expense	1,563	305	1,258	412%
Change in fair value of derivative liability	182	—	182	100%
Total other expense	1,745	305	1,440	472%
Income (loss) before income taxes	(14,923)	3,681	(18,604)	-505%
Income tax (benefit) expense	(3,326)	929	(4,255)	-458%
Net (loss) income	$(11,597)	$2,752	$(14,349)	-521%
Net (loss) income per common share – basic	$(1.27)	$0.30	$(1.57)	-520%
Net (loss) income per common share – diluted	$(1.27)	$0.25	$(1.52)	-598%
Product revenue, net
For the six months ended June 30, 2021 and 2020, we generated $26.0 million and $21.4 million, respectively, from the sale of our branded and generic products, net of discounts, coupons, managed care contract expenses and estimated returns.
Net revenues associated with our marketed dermatological products increased by $4.6 million, or 22%, as depicted in the table below:
($ in thousands)	(Unaudited) Six Months Ended June 30,		Change
	2021	2020	$	%
Targadox®	$12,926	$14,981	$(2,055)	-14%
Ximino®	3,413	4,823	(1,410)	-29%
Exelderm®	2,953	1,687	1,266	75%
Accutane®	2,141	—	2,141	100%
Qbrexza®	4,568	—	4,568	100%
Other branded revenue	6	(130)	136	-105%
Total product revenues	$26,007	$21,361	$4,646	22%

The following table presents information about revenue deductions:
	Returns	Coupons	Managed Care/Gov’t Rebates	Total
Balance at December 31, 2020	$2,580	$12,769	$100	$15,449
Current Provision Related to Sales Made in the Current Period	1,428	68,591	2,275	72,294
Checks/Credits Issued to Third Parties	(1,594)	(64,148)	(1,293)	(67,035)
Reclassed Between Liability Accounts	(315)	315	—	—
Balance at June 30, 2021	$2,099	$17,527	$1,082	$20,708
We may in the future generate revenue from a variety of additional sources, including license fees and royalties, milestone payments, research and development payments in connection with strategic partnerships and/or product sales. Although we are currently generating positive revenues, we may, in the future, incur substantial losses from operations related to potential development stage products.
Cost of goods sold — product revenue
Cost of goods sold as a percentage of net product revenue increased by 11.3% from 32.5% to 43.8% for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020. The increase is primarily due to the Qbrexza inventory step up of $1.2 million for inventory units sold, as well as the increase in royalty expense related to Qbrexza and Accutane of $1.8 million. We expect the total step-up in inventory value related to Qbrexza units sold to approximate $5.7 million and to be incurred in 2021. However, this amount is based upon our current forecast and may be lower depending on actual units sold.
Research and development expenses and research and development — licenses acquired expenses
Research and development expenses and research and development — licenses acquired increased $13.7 million or 100% from the six months ended June 30, 2021 to the six months ended June 30, 2020. The increase is attributed to the acquisition of our development stage asset from DRL for $10.0 million and the fair value of the contingent payment due DRL of $3.7 million. We had no development stage assets in 2020.
Selling, general and administrative expenses
For the six months ended June 30, 2021 and 2020, selling, general and administrative expenses were $14.0 million and $10.4 million, respectively. The increase of $3.6 million, or 34%, included a $1.6 million increase in salary costs for our outsourced field sales force resulting from a one time savings in costs due to the impact of COVID-19 during the six months ended June 30, 2020, $1.4 million increase in marketing expenses attributable to the launches of Accutane and Qbrexza as well as $0.6 million increase in personnel expense which includes $0.3 million of severance costs and $0.2 million of allocated expenses from Fortress related to finance and accounting services provided directly to us. No expenses were allocated from Fortress during 2020.
Noncash stock-based compensation expense included in selling, general and administrative expenses was approximately $33,000 and $99,000 for the six months ended June 30, 2021 and 2020, respectively.
Other Expense
For the six months ended June 30, 2021, other expense increased by $1.4 million or 472% from the six months ended June 30, 2020. The increase is due to an increase in imputed interest on our installment payments for licenses of $0.1 million, accretion of $0.6 million related to conversion of our convertible preferred notes and $0.6 million interest expense and the amortization of debt discount related to our convertible preferred notes. In addition, we recorded a $0.2 million fair value increase in connection with placement agent warrants related to our convertible preferred notes

Income tax expense
For the six months ended June 30, 2021 and 2020, income tax expense or (benefit) was ($3.3 million) and $0.9 million, respectively, resulting in an effective income tax rate of 23.61% and 25.33%, respectively. The change in effective tax rate is due to changes in unfavorable permanent book tax differences.
Liquidity and Capital Resources
Since inception, our operations have been financed primarily through our Fortress Note and cash received from operations and our Class A Preferred Stock offering. We also have access to a working capital line of credit as discussed below. We may require additional financing to pursue both development stage and commercial opportunities. In addition, we anticipate increased commercialization expenses related to the launch of new products, as well as increased costs related to development and regulatory approval of potential development stage product acquisitions, including DFD-29. As we continue to expand our product portfolio, we may need to fund possible future operating losses, and, if deemed appropriate, establish or secure through additional third-party manufacturing for our products, and expanded sales and marketing capabilities related to recent product acquisitions. We believe that our current cash and cash equivalents is sufficient to fund operations for at least the next twelve months. Our failure to raise capital as and when needed would have a material adverse impact on our financial condition and our ability to pursue our business strategies
Line of Credit
On March 31, 2021, we entered into a Loan and Security Agreement with East West Bank (“EWB Loan”) under which we may request advances in aggregate not exceeding the lesser of: (i) a revolving line of credit $7.5 million and (ii) a borrowing base representing approximately 85% of our eligible accounts receivable. Advances bear interest on the outstanding daily balance, at a floating rate of 1.0% above the Prime Rate set by EWB. Interest is due and payable on the last day of the month. The EWB Loan matures on March 31, 2024.
Class A Preferred Stock Offering
In March 2021, we commenced an offering of 8% Cumulative Convertible Class A Preferred Stock (“Class A Preferred Offering”) in an aggregate minimum amount of $12.5 million and an aggregate maximum amount of $30.0 million. The Class A Preferred Offering terminated on July 18, 2021. Pursuant to the terms of the agreement, the Class A Preferred Stock automatically converts into our common stock upon a sale of or a financing in an amount of at least $25.0 million within a year of the closing date of the Class A Preferred Offering (extendable by another six months at our option) at a discount of 15% to the per share qualified stock price. In the event that neither a sale nor a $25.0 million financing is completed, the Class A Preferred Stock will be exchanged for shares of Fortress common stock, at a 7.5% discount to the average Fortress common stock trading price over the 10-day period preceding such exchange.
Although our Class A Preferred Stock is in the form of preferred stock, in substance this instrument is accounted for as a liability on our consolidated balance sheet as it converts into a variable number of shares at settlement related to the original amount invested and as such it does not contain a true conversion feature.
Dividends on the Class A Preferred Stock of 8% annually are paid on a quarterly basis by Fortress in the form of shares of Fortress’ common stock based upon a 7.5% discount to the average trading price over the 10-day period preceding the dividend payment date. Furthermore, Fortress is obligated to file one or more registration statements covering the issuance of shares that result from such dividends/exchange. As consideration for the foregoing issuances by Fortress of its securities, we will issue to Fortress additional shares of our common stock, debt securities, or a combination of the foregoing.
As of July 18, 2021, we completed five closings in connection with the Class A Preferred Offering (“Closings”). In connection with the Closings, we issued an aggregate of 758,680 Class A Preferred shares at a price of $25.00 per share, for gross proceeds of $19.0 million. Following the payment of placement agent fees of $1.9 million, and other expenses of $0.1 million, we received $17.0 million of net proceeds.

Cash Flows for the Years Ended December 31, 2020 and 2019
($ in thousands)	Year Ended December 31,
	2020	2019
Total cash (used in)/provided by:
Operating activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$5,132	$9,018
Investing activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	(1,200)	(2,400)
Financing activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	(487)	(3,551)
Net increase in cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$3,445	$3,067
Operating Activities
Net cash provided by operating activities decreased to $5.1 million for the year ended December 31, 2020 from $9.0 million for the year ended December 31, 2019. The decrease was primarily due to an increase in working capital of $2.8 million.
Investing Activities
Net cash used in investing activities was $1.2 million and $2.4 million for the years ended December 31, 2020 and 2019, respectively, and the investments in both periods related to the expansion of our product portfolio.
Financing Activities
Net cash used in financing activities was $0.5 million and $3.6 million for the years ended December 31, 2020 and 2019, respectively. Activity in 2019 related primarily to payments made on the Fortress Note, while 2020 payments related to installment payments due related to product acquisitions.
Cash Flows for the Six Months Ended June 30, 2021 and 2020
($ in thousands)	(Unaudited) Six Months Ended June 30,
	2021	2020	Change
Net cash (used in) provided by operating activities	$(6,077)	$1,149	$(7,226)
Net cash provided by financing activities	10,007	—	10,007
Net increase in cash	$3,930	$1,149	$2,781
Operating Activities
Net cash used in operating activities was $6.1 million for the six months ended June 30, 2021, compared with net cash provided by operating activities $1.1 million for the six months ended June 30, 2020. The decrease was primarily due to an increase of net loss of $14.3 million, increase in the deferred tax benefit of $3.5 million, the increase in inventory purchased in connection with the Qbrexza purchase of $12.6 million offset by a decrease in working capital of $18.6 million and a $3.7 million decrease related to the contingent payment obligation in connection with the DFD-29 license agreement.
Financing Activities
Net cash provided by financing activities was $10.0 million and nil for the six months ended June 30, 2021, and 2020, respectively. During the six months ended June 30, 2021, net proceeds from convertible preferred shares increased $12.8 million, offset by the repayment of installment payments — licenses of $2.8 million.
Use of Non-GAAP Measures:
In addition to the GAAP financial measures as presented in our Unaudited Condensed Consolidated Financial Statements for the period and six months ended June 30, 2021, and 2020 and our Consolidated Financial Statements for the period and years ended December 31, 2020 and 2021, we have included below certain non-GAAP measurements which we believe will help investors better understand our operations. The non-GAAP earnings before taxes, interest, amortization and depreciation (EBITDA) is defined by us as GAAP net (loss) income and adding back income tax (benefit) expense, non-cash interest expense, amortization of licenses and debt discount, and depreciation. Non-GAAP adjusted EBITDA is defined as Non-GAAP EBITDA and adds back stock-based compensation expense, changes in fair value of a derivative liability, severance and the Qbrexza inventory step-up. In addition, for the six months ended June 30, 2020, and year ended December 31, 2020.
Management believes use of these non-GAAP measures provide meaningful supplemental information regarding our performance because (i) it allows management to evaluate operational performance by removing non-recurring items that are not directly attributable to the our core operating performance and that may obscure trends in our core operating performance and (ii) it excludes the impact of non-cash expenses. However, non-GAAP EBITDA, non-GAAP Adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by us and the manner in which they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including our competitors.
The tables below provide a reconciliation from GAAP to non-GAAP measures:
	6 Months Ended		Years Ended December 31,
($ in thousands)	June 30, 2021	June 30, 2020	2020	2019
Net (loss) income	$(11,597)	$2,752	$5,283	$3,625
Income tax (benefit) expense	(3,326)	929	1,870	1,379
Non-cash interest	1,025	305	698	255
Amortization of licenses	1,325	710	1,420	1,174
Debt discount amortization	270	—	—	—
Depreciation	—	3	5	5
Non-GAAP EBITDA	$(12,303)	$4,699	$9,276	$6,438
Stock-based compensation	33	99	153	240
Change in fair value of placement agent warrant	182	—	—	—
R&D license non-cash contingent payment	3,743	—	—	—
Qbrexza inventory step-up	1,238	—	—	—
Severance	260	—	—	—
Non-GAAP Adjusted EBITDA	$(6,837)(1)	$4,798(2)	$9,492(2)	$6,678

(1)
Non-GAAP Adjusted EBITDA for the six months ended June 30, 2021 includes $10.0 million of expense related to our R&D license acquisition. We did not incur similar expense for the years ended December 31, 2020 and 2019.

(2)
Non-GAAP Adjusted EBITDA for the six months ended June 30, 2020 and the twelve months ended December 30, 2020 include a savings of $1.4 million of salary expense related to our field sales force as a result of COVID-19 subsidies received by the professional employer organization that furnishes our salesforce.

Off-Balance Sheet Arrangements
During the periods presented we did not have, nor do we currently have, any off-balance sheet arrangements as defined under SEC rules.
Contractual Obligations
We have undertaken obligations to make contingent milestone payments to the licensors of our portfolio of drug candidates. In addition, we pay royalties to such licensors based on a percentage of net sales of each drug candidate following regulatory marketing approval. Our future contractual obligations, as of June 30, 2021, excluding royalties we pay on net sales, are comprised of the following ($ in thousands):
Net sales milestones for product acquisition	$303,000
Development milestones	38,500
Contingent payments	5,000
Accrued research and development license acquired	8,000
We lease office space in Scottsdale, Arizona under a lease that was most recently amended in August 2020 to extend the lease term until December 31, 2022, with annual rent of approximately $96,000. As of June 30, 2021, future lease liability was as follows ($ in thousands):
Future Lease Liability
Six Months Ended December 31, 2021	$48
Year Ended December 31, 2022	100
Total	148
Less: present value discount	(5)
Operating lease liabilities	$143
We enter contracts in the normal course of business for manufacturing and other services and products for operating purposes. These contracts are generally cancelable by us upon 90 to 120 days’ prior written notice. Payments due upon cancelation consist only of payments for services provided and expenses incurred up to the date of cancelation.
Agreement with Dr. Reddy’s Laboratories, Ltd
On June 29, 2021, we issued a press release announcing that we had entered a license, collaboration, and assignment agreement (the “DFD-29 Agreement”) with Dr. Reddy’s Laboratories Ltd. (“Dr. Reddy’s”) for the collaborative development and commercialization of the DFD-29 program (minocycline HCl 40 mg capsules) for the treatment of rosacea. We acquired global commercialization rights to DFD-29, including in the U.S. and Europe, except that Dr. Reddy’s has retained certain rights to the program in select markets including Brazil, Russia, India, and China. Through this collaboration, we will work together with Dr. Reddy’s to complete the development of DFD-29, which includes conducting two Phase III studies to assess the efficacy, safety and tolerability of oral DFD-29 for the treatment of rosacea and the regulatory submission of a new drug application under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act. Dr. Reddy’s will provide development support including the monitoring of two Phase III clinical trials. The Phase III clinical trials have not yet begun.
Pursuant to the terms and conditions of the DFD-29 Agreement, we agreed to make an upfront $10.0 million payment to Dr. Reddy’s, of which $2.0 million paid on June 29, 2021 (the “Effective Date”) and $8.0 million is payable 90 days following the Effective Date. Dr. Reddy’s will be eligible to receive payments of up to $163.0 million in the aggregate upon the achievement of certain regulatory and commercial milestones. Royalties ranging from ten percent to twenty percent are payable on net sales of the product. Additionally, we agreed to fund and oversee the Phase III clinical trials approximating $24.0 million, based upon the most recent development plan and budget, which may be subject to change.
The Phase II study, conducted in Germany, was a multi-center, randomized, double-blinded, parallel- group, controlled study that assessed the efficacy, safety and tolerability of oral DFD-29 (20 and 40 mg) extended release minocycline HCl capsules for the treatment of inflammatory lesions of rosacea over 16 weeks. Initial patient enrollment in the Phase II study included 205 male and female subjects with papulopustular rosacea. 160 subjects completed the study. Each subject was allocated to one of the following treatment groups, and received one capsule once daily, in the morning, for 16 weeks: (i) DFD-29 40 mg extended release capsules (with 47 subjects at completion); (ii) DFD-29 20 mg extended release capsules (with 38 subjects at completion); (iii) Oraycea® (doxycycline) capsules (with 40 subjects at completion); or (iv) placebo capsules (with 35 subjects at completion). The study showed that DFD-29 40 mg had statistical significance to both placebo and the active control, Oraycea® (German equivalent of U.S. marketed Oracea®), on both co-primary endpoints — proportion of subjects with Investigator’s Global Assessment treatment success (grade 0 or 1 with at least a two grade reduction from baseline at week 16) and total inflammatory lesion count reduction from baseline to week 16.DFD-29 40 mg had approximately double the efficacy when compared against Oraycea® for both co-primary endpoints. More information on the DFD-29 Phase II study can be found at clinicaltrials.gov. Oracea® and Oraycea® are registered trademarks of Galderma Holdings, S.A.
Cybersecurity Incident
In September 2021, we were the victim of a business e-mail compromise cybersecurity incident affecting our accounts payable function that led to approximately $9.5 million in wire transfers being misdirected to apparently fraudulent accounts. The details of the incident and its origin are under investigation with the assistance of third-party cybersecurity experts working at the direction of legal counsel. The incident does not appear to have compromised any personally identifiable information or protected health information. The matter has been reported to the Federal Bureau of Investigations.
We will record the $9.5 million loss incurred as a result of this incident as an expense on our condensed consolidated income statement in the third quarter of 2021. As our controlling stockholder and supporting partner in our back-office functions, Fortress provided us with $9.5 million to ensure our accounts payable operations continue to function smoothly. We will record this cash contribution as a related party note payable which will convert into our common stock upon the consummation of our initial public offering, at the offering price.
Critical Accounting Estimates and Policies
This management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements. In accordance with GAAP, we evaluate our estimates and judgments on an ongoing basis, including those related to accrued expenses, estimated useful lives for intangible assets, and stock-based compensation. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
We define our critical accounting policies as those accounting principles that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles. While our significant accounting policies are more fully described in Note 2 to our audited consolidated financial statements appearing elsewhere in this prospectus, we believe the following are the critical accounting policies used in the preparation of our consolidated financial statements that require significant estimates and judgments.
There have been no material changes in our significant accounting policies to those previously disclosed in the consolidated financial statements included elsewhere in this prospectus, other than the accounting for our share-settled notes and sequencing.
Class A Preferred Stock
Our Class A Preferred Stock includes settlement features that result in liability classification. The initial carrying value of our Class A Preferred Stock is accreted to the expected settlement value, a fixed monetary amount to be settled by issuing a variable number of our common shares or in certain circumstances issuance of Fortress common stock. The discount to the settlement value is accreted to interest expense using the effective interest method.

Sequencing
On March 31, 2021, we adopted a sequencing policy under accounting Standards Codification (“ASC”) 815-40-35 Derivatives and Hedging (“ASC 815”) whereby in the event that reclassification of contracts from equity to assets or liabilities is necessary pursuant to ASC 815 due to our inability to demonstrate it has sufficient authorized shares as a result of certain securities convertible or exchangeable for a potentially indeterminable number of shares, shares will be allocated on the basis of the earliest issuance date of potentially dilutive instruments, with the earliest grants receiving the first allocation of shares.
Pursuant to ASC 815, grants or issuances of securities or options to our non-employees, employees or directors are not subject to the sequencing policy.
Revenue Recognition
We record revenue in accordance with the provisions of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of this revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. Our revenues primarily result from contracts with customers, which are generally short-term and have a single performance obligation — the delivery of product. Our performance obligation to deliver products is satisfied at the point in time that the goods are received by the customer, which is when the customer obtains title to and has the risks and rewards of ownership of the products. The transaction price is the amount of consideration to which we expect to be entitled in exchange for transferring promised goods to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.
Many of our products sold are subject to trade discounts, rebates, coupons and right of return. Revenues are recorded net of provisions for variable consideration, including discounts, rebates, governmental rebate programs, price adjustments, returns, chargebacks, promotional programs, and other sales allowances. Accruals for these provisions are presented in the consolidated financial statements as reductions in determining net sales and as a contra asset in accounts receivable, net (if settled via credit) and other current liabilities (if paid in cash). Amounts recorded for revenue deductions can result from a complex series of judgements about future events and uncertainties and can rely heavily on estimates and assumptions. The following section briefly describes the nature of our provisions for variable consideration and how such provisions are estimated.
Trade Discounts and Other Sales Allowances — We provide trade discounts and allowances to our wholesale customers for sales order management, data, and distribution services. We also provide for prompt pay discounts if payment is received within the payment term days which generally range from 30 to 75 days. These discounts and allowances are recorded at the time of sale based on the customer’s contracted rate and recorded as a reduction of revenue and a reduction to accounts receivables.
Product Returns — Consistent with industry practice, we offer customers a right to return any unused product and such right of return commences six months prior to product expiration date and ends one year after product expiration date. Products returned for expiration are reimbursed at current or contracted price less 5%. We estimate the amount of our product sales that may be returned by our customers and accrue this estimate as a reduction of revenue in the period the related product revenue is recognized.
We currently estimate products returns to be approximately 3% of gross sales to the wholesalers. The 3% rate is estimated by using both historical and industry data. On a quarterly basis, we monitor products returns and will adjust this percentage if needed. We do not estimate returns for sales made to the specialty pharmacies as their historical ordering pattern is approximately every two weeks and as such, inventory turns every two weeks.
Government Chargebacks — Chargebacks for fees and discounts to indirect qualified government healthcare providers represent the estimated obligations resulting from contractual commitments to sell products to qualified U.S. Department of Veterans Affairs hospitals and entities eligible to participate in the 340B drug pricing program at prices lower than the list prices charged to customers who directly purchase the product from us. Customers charge us for the difference between what they pay for the product and the statutory selling price to the qualified government entity. These allowances are established in the same period that the related revenue is recognized, resulting in a reduction of product revenue and accounts receivables, net. The chargeback amounts from our direct customer are generally determined at the time of their resale to the qualified government healthcare provider by customers, and we generally issue credits for such amounts within a few weeks of our direct customer’s notification to we of the resale. The allowance for chargebacks is based on expected sell through levels by our direct customers to indirect customers, as well as estimated wholesaler inventory levels. Through June 30, 2021, the allowance for chargebacks was not material and with the launch of the new product, Qbrexza in May 2021, the Company expects this allowance to grow as sales increase.
Government Rebates — We are subject to discount obligations under state Medicaid programs and Medicare. These accruals are recorded in the same period the related revenue is recognized, resulting in a reduction of product revenue. For Medicare, we also estimate the number of patients in the prescription drug coverage gap for whom we will owe an additional liability under the Medicare Part D program. For Medicaid programs, we estimate the portion of sales attributed to Medicaid patients and record a liability for the rebates to be paid to the respective state Medicaid programs. Our liability for these rebates consists of invoices received for claims from prior quarters that have not been paid or for which an invoice has not yet been received, estimates of claims for the current quarter, and estimated future claims that will be made for product that has been recognized as revenue, but which remains in the distribution channel inventories at the end of each reporting period.
Coupons — We offer coupons on products for qualified commercially-insured parties with prescription drug co-payments. Such product sales flow through both traditional wholesaler and specialty pharmacy channels. Approximately 85% of our product revenues are sold through the specialty pharmacy channel which has a shorter cycle from our sales date to the fulfilment of the prescription by the specialty pharmacy customer. This results in less inventory in this channel. Coupons are processed and redeemed at the time of prescription fulfilment by the pharmacy and we are charged for the coupons redeemed monthly. The majority of coupon liability at the end of the period represent coupons that have been redeemed for which we have been billed and an accrual for expected redemptions for product in the distribution channel. The expected liability requires us to estimate the distribution channel inventory at period end, the expected redemption rates and the cost per coupon claim that we expect to receive associated with product that has been recognized as revenue but remains in the distribution channel at the end of each reporting period. The estimate of product remaining in the distribution channel is comprised of actual inventory at the wholesaler as well as an estimate of inventory at the specialty pharmacies, which we estimate based upon historical ordering patterns which consist of reordering approximately every two weeks. The estimated redemption rate is based on historical redemptions as a percentage of units sold. The cost per coupon is based on the coupon rate.
Managed Care Rebates — We offer managed care rebates to certain providers. We calculate rebate payment amounts due under this program based on actual qualifying products and applies a contractual discount rate. The accrual is based on an estimate of claims that we expect to receive and inventory in the distribution channel. The accrual is recognized at the time of sale, resulting in a reduction of product revenue.
Intangible Assets
Intangible assets are reported at cost, less accumulated amortization and impairments. Intangible assets with finite lives are amortized over their estimated useful lives, which represents the estimated life of the product. Amortization is calculated primarily using the straight-line method.
During the ordinary course of business, we have entered into certain asset purchase agreements. Potential milestone payments such as sales targets or regulatory milestones are not probable and estimable and therefore, have not been recorded as liabilities. Upon a milestone payment being achieved, the milestone payment will be capitalized and amortized over the remaining useful life. Certain potential royalty payments other than those due for existing product sales, are not probable and estimable, and therefore have not been recorded as liabilities. When royalty payments become due, these costs are recorded as cost of goods sold as sales are recognized.

Stock-based Compensation
We expense stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards and actual forfeitures.
The fair value of our common stock underlying the stock options is also an input to the Black- Scholes option pricing model. We engaged an independent third-party valuation firm to provide an estimate of the fair value of our common stock for the year ended December 31, 2018, utilizing input from management. The fair value of our common stock was determined considering several objective and subjective factors, including valuations of guideline public companies, transactions of guideline public companies, discounts for lack of control transactions, lack of liquidity of our common stock and the general and industry-specific economic outlook.
We estimate the fair value of stock option grants using the Black-Scholes option pricing model, which requires the use of a number of assumptions including the fair value of the common stock, expected volatility, risk-free interest rate, expected dividends and the expected term of the option. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. Forfeitures are recorded as they occur. All stock-based compensation costs are recorded in selling, general and administrative (“SG&A”) expense in the consolidated statements of operations.
Income Taxes
As of June 30, 2021, we are included in the Fortress consolidated federal tax return and consolidated or combined state tax returns in multiple jurisdictions. Our consolidated financial statements recognize the current and deferred income tax consequences that result from our activities during the current and preceding periods pursuant to the provisions of ASC Topic 740, Income Taxes, as if we were a separate taxpayer rather than a member of the Fortress consolidated income tax return group. Fortress has agreed that we do not have to make payments to Fortress for our use of net operating losses (“NOLs”) of Fortress (including other Fortress group members). Since Fortress does not require us to pay in any form for the utilization of the consolidated group’s NOLs, the tax benefit we realize has been recorded as a capital contribution.
We record income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax effects attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carryforwards. We establish a valuation allowance if management believes it is more likely than not that the deferred tax assets will not be recovered based on an evaluation of objective verifiable evidence. Management has considered our history of cumulative tax and book income incurred since inception, and the other positive and negative evidence, and has concluded that it is more likely than not that we will realize the benefits of the net deferred tax assets as of June 30, 2021, December 31, 2020 and December 31, 2019.
For tax positions that are more likely than not of being sustained upon audit, we recognize the largest amount of the benefit that is greater than 50% likely of being realized. For tax positions that are not more likely than not of being sustained upon audit, we do not recognize any portion of the benefit. As of June 30, 2021, we had no unrecognized tax benefits and does not anticipate any significant change to the unrecognized tax benefit balance. We would classify interest and penalties related to uncertain tax positions as income tax expense, if applicable. There was no interest expense or penalties related to unrecognized tax benefits recorded through June 30, 2021.
Recent Accounting Pronouncements
See Note 2 to our consolidated financial statements included elsewhere in this prospectus for information about recent accounting pronouncements, the timing of their adoption, if applicable, and our assessment, if any, of their potential impact on our financial condition and results of operations.
Quantitative and Qualitative Disclosures About Market Risk
This disclosure is not applicable, as we are a smaller reporting company.

BUSINESS
Overview of the Business, Relevant Disease States, Market, and Products
Journey Medical Corporation is a commercial-stage pharmaceutical company founded in October 2014 that focuses on the development and commercialization of pharmaceutical products for the treatment of dermatological conditions. Our current portfolio includes five branded and three authorized generic prescription drugs for dermatological conditions that are marketed in the U.S. We are managed by experienced life science executives with a track record of creating value for their stakeholders and bringing novel medicines to the market, enabling patients to experience increased quality of life, and enabling physicians and other licensed medical professionals to provide better care for their patients. We aim to acquire rights to future products by licensing or otherwise acquiring an ownership interest in, funding the research and development of, and eventually commercializing, the products through our field sales organization. Since inception, we have made significant investments to build out our commercial product portfolios, which we believe, coupled with our experienced dermatology sales leadership team and our recently expanded field sales force, will position our business for growth.
As of June 30, 2021, our major marketed products, which have been approved by the U.S. Food and Drug Administration (“FDA”) for sale in the United States, include:
•
Qbrexza® (a medicated cloth towelette for the treatment of primary axillary hyperhidrosis), acquired and launched in May 2021;

•
Accutane® (an oral isotretinoin drug for the treatment of severe recalcitrant nodular acne), licensed in July 2020 and launched in April 2021;

•
Targadox® (an oral doxycycline drug for adjunctive therapy for severe acne), licensed in March 2015 and launched in October 2016;

•
Ximino® (an oral minocycline drug for the treatment of moderate to severe acne), acquired and launched in August 2019; and

•
Exelderm® Cream and Solution (a broad-spectrum antifungal intended for topical use), acquired and launched in October 2018.

Additionally, we sell three authorized generic products:
•
doxycycline hyclate immediate release tablets, launched in May 2018;

•
minocycline hydrocholoride extended release capsules, launched in April 2020; and

•
sulconazole nitrate cream and solution, launched in January 2020.

For the 2020 fiscal year, we had revenue of $44.5 million for our products that were marketed as of the end of 2020. For the six months ended June 30, 2021, we had revenue of $26.0 million, compared to $21.4 million for the six months ended June 30, 2020. We expect to continue to market these prescription drugs in the U.S. through our field sales force.
An important part of our growth strategy is to identify new business development opportunities, including development stage and commercial drugs that we may acquire from other pharmaceutical companies. On June 29, 2021, we entered into an agreement with Dr. Reddy’s Laboratories, Ltd. to license and acquire global ownership rights, title, and interest to DFD-29, a modified release minocycline late-stage development product that is being evaluated to treat inflammatory lesions of rosacea. Additionally, we recently acquired two FDA-approved drugs. In May 2021, we acquired global ownership rights, title, and interest to Qbrexza® (a medicated cloth towelette for the treatment of primary axillary hyperhidrosis) from Dermira, Inc., a wholly owned subsidiary of Eli Lilly and Company. In December 2020, we acquired an anti-itch product from Sun, which we plan to launch in the second half of 2021 or early 2022 in the U.S. We are in various stages of discussion for other opportunities, both commercial and development stage, that could drive additional growth in the business. Successful development and commercialization of any future in-licensed development stage or commercial drugs will require us to navigate the many laws and regulations of governmental authorities and regulatory agencies around the world, including the FDA, relating to the manufacture, development, approval and commercialization of investigational drugs. For development stage drugs, we may require financial resources significantly in excess of those that may be received by the Company upon completion of this initial public offering, and it may take many years for us to receive marketing approval, if ever, for any in-licensed or acquired product candidate.
Excessive Underarm Sweating and the Current Standard of Care
Excessive underarm sweating, commonly referred to as primary axillary hyperhidrosis (“PAH”), is a rare disorder characterized by excessive sweating in the armpits. The exact cause of PAH is not known, and the disorder affects males and females equally. When excessive sweating occurs as part of some other disorder, it is said to be secondary hyperhidrosis, which is a more commonly encountered condition than is primary hyperhidrosis. According to a 2016 article published in the Archives of Dermatological Research, there are about 10 million people who suffer from PAH in the United States. The symptoms of PAH typically begin during childhood or puberty and may often, although not always, persist throughout a person’s life. Affected individuals may experience a heightened reaction to certain stimuli that can cause sweating such as anxiety, pain, exercise, tension, caffeine, and/or nicotine. The symptoms of this disorder develop due to overactivity of certain sweat glands, and incidences may be precipitated by social and/or physical stress. Some people with PAH experience relief from the symptoms during adulthood without treatment or obvious reason for the remission.
Pharmacological treatment options for PAH include topical, oral and iontophoretic treatments.
Qbrexza (glycopyrronium 2.4% cloth) for the Treatment of Primary Axillary Hyperhidrosis
Qbrexza® (glycopyrronium 2.4%), a topical, once-daily anticholinergic cloth that was approved by the FDA in June 2018 for the treatment of PAH in adult and pediatric patients nine years of age and older. PAH is a medical condition with no known cause that results in underarm sweating beyond what is needed for normal body temperature regulation. Anticholinergics are a class of pharmaceutical products that exert their effect by blocking the action of acetylcholine, a neurotransmitter that transmits signals within the nervous system that are responsible for the activation of sweat glands. Qbrexza is applied directly to the skin and is designed to block underarm sweat production by inhibiting sweat gland activation. Qbrexza has Orange Book listed patents that extend through February of 2033.
The axillary hyperhidrosis market had approximately 400,000 prescriptions in 2020, according to Symphony Health, excluding prescriptions for OTC deodorants.
Acne and the Current Standard of Care
Acne, also known as acne vulgaris, is a common skin disorder characterized by a blockage of hair follicles, which are clogged with oil and dead skin cells. According to the American Academy of Dermatology, Acne is the most common skin condition in the US, affecting up to 50 million individuals annually. Approximately 85% of people between the ages of 12 and 24 experience at least a minor form of Acne. The disease is classified as mild, moderate or severe based on the severity of the disease progression, which is useful in identifying an appropriate treatment regimen. Mild acne is characterized by clogged hair follicles (known as comedones) that are either exposed to air (blackheads) or closed (whiteheads), with occasional inflammatory lesions which occur primarily on the face. Moderate acne is characterized by a higher presence of inflammatory lesions known as papules and pustules across the face and extending to the trunk. Severe acne is characterized by painful, deep lesions called nodules across the face, with extensive involvement of the trunk frequently.
Treatment options are based on the severity of disease, with certain drugs being reserved for more severe forms of the disease. Mild acne is addressed with dietary and lifestyle changes, along with over-the-counter (“OTC”) and prescription topical agents. Other therapies with varying degrees of success include dermabrasion and chemical peels, light therapy and hormonal therapy such as birth control pills or spironolactone. Moderate acne is treated with more aggressive therapy including topical and oral antibiotics such as tetracyclines, which are particularly effective due to their antibacterial and anti-inflammatory properties, and other topical agents including benzoyl peroxide and retinoids. Severe acne is treated with combination therapies, often including oral antibiotics. For resistant cases, physicians may use a potent drug known as isotretinoin (a vitamin A analog), which requires Risk Evaluation and Mitigation Strategy (“REMS”) (safety) monitoring with regard to pregnancy.
Accutane for the Treatment of Severe Recalitrant Nodular Acne
Accutane® (isotretinoin 20mg, 30mg, and 40mg capsules USP) is indicated for treating severe recalcitrant nodular acne. Accutane is used to treat a type of severe recalcitrant nodular acne that has not been helped by other treatments, including antibiotics. Severe recalcitrant nodular acne occurs when many red, swollen, tender lumps form in the skin. Patients with severe nodular acne are at higher risk of scarring. Accutane belongs to a class of drugs that affects all four major pathogenic processes in acne: increased sebum production, irregular follicular desquamation, propionibacterium acnes proliferation and inflammation. Accutane has achieved a strong market position and is well known in the dermatology community.
The oral isotretinoin market had just under 2 million prescriptions in 2020, according to Symphony Health.
Targadox for the Treatment of Severe Acne
Targadox® (doxycycline hyclate immediate release 50mg tablets) is indicated as adjunctive therapy for severe acne, which is part of a class of oral antibiotics known as tetracyclines. The tetracycline class, which includes minocycline, doxycycline, sarecycline and tetracycline, is particularly effective in treatment for more severe forms of acne due to its antibacterial and anti-inflammatory properties. Targadox is the smallest doxycycline tablet and is considered easy to swallow, which is beneficial for the 40% of American adults with dysphagia, a condition in which patients experience difficulty swallowing pills. Targadox is gluten-free, lactose-free, animal byproduct-free, and GMO-free.
The oral doxycycline market had more than 19 million prescriptions in 2020, according to Symphony Health.
Ximino for the Treatment of Inflammatory Lesions of Non-Nodular Moderate to Severe Acne
Ximino® (minocycline hydrochloride extended-release 45mg, 90mg, and 135mg capsules) is indicated for treating inflammatory non-nodular lesions (pimples and red bumps) associated with moderate to severe acne. Minocycline is part of a class of oral antibiotics known as tetracyclines. Ximino encloses a small, uniform amount of the active pharmaceutical ingredient in a patented polymer wrapper through a controlled dosing capsular technology, known as Capsular Minotab Technology®, and provides a steady, controlled release of minocycline. The polymer technology in Ximino capsules is partially resistant to dissolution, so the minocycline is released over time, in a controlled manner. Ximino has Orange Book listed patents that extend through April of 2027.
The oral minocycline market had more than 3 million prescriptions in 2020, according to Symphony Health.
Fungal Infections of the Skin and the Current Standard of Care
Fungal skin infections, collectively referred to as dermatomycoses, are common infections caused by ringworms (tinea) and include such conditions as athlete’s foot, jock itch and ringworm of the body. Tinea pedis, commonly known as athlete’s foot, is a form of ringworm that usually develops between the toes. Symptoms include peeling, cracking and scaly feet, blisters, and skin that is red, softened, itching, or burning. Tinea cruris, commonly known as jock itch, is a form of ringworm that affects the groin. Tinea corporis, commonly known as ringworm of the body, is a fungal infection that appears on the body in which the outer part of the sore might be raised while the skin in the middle appears normal. Fungal infections caused by ringworm cause skin rashes that present as itchy, red, raised and scaly rings. These infections are easily transmissible between people, pets or contaminated objects or surfaces but are usually not serious in nature.
Treatment options typically involve topical OTC and prescription antifungal medications. Where difficult to administer topically, oral options (such as for toenail fungus or oral thrush) or suppositories

(such as for vaginal yeast infections) have proven to be more effective. OTC products typically include known antifungal ingredients such as clotrimazole, miconazole, terbinafine or ketoconazole. Prescription treatments are often reserved for more serious infection or for those in hard-to-treat areas. In conjunction with OTC or prescription medications, lifestyle adjustments, including daily washing of bedding and clothing during an infection, drying thoroughly after bathing, wearing loose clothing in affected areas and actively treating infected areas, can all contribute to disinfecting your surroundings and preventing a prolongation or recurrence of infection.
Exelderm for the Treatment of Fungal Skin Infections
Exelderm® (sulconazole nitrate 1%, cream and solution) is a broad-spectrum antifungal agent indicated for the treatment of ringworm-caused fungal infections including tinea pedis, tinea cruris, tinea corporis and tinea versicolor. The active pharmaceutical ingredient (sulconazole) acts by inhibiting fungal cell division and growth and has been shown to have broad activity against candida species, aspergillus species and dermatophytes. Exelderm cream or solution is administered externally only, whereby a small amount of cream or solution is gently massaged into the affected and surrounding areas and only requires a convenient once or twice daily application. However, when used to treat tinea pedis, for which Exelderm cream is also indicated, twice daily application is required.
The topical antifungal market had more than 9 million prescriptions in 2020, according to Symphony Health.
Pruritus (Itch) and the Current Standard of Care
Pruritus or itch is defined as an unpleasant sensation of the skin that provokes the urge to scratch. It is a characteristic feature of many skin diseases and an unusual sign of some systemic diseases. Pruritus may be localized or generalized and can occur as an acute or chronic condition. Itch can be caused by a number of conditions including: skin conditions such as dry skin, eczema, psoriasis, scabies, parasites, burns, scars, insect bites and hives. Depending on the cause of itchiness, skin may appear normal, red, rough or bumpy. Repeated scratching can cause raised thick areas of skin that might bleed or become infected.
Treatment for itch may include moisturizing daily, using gentle cleansers, and bathing with lukewarm water. Long-term relief requires identifying and treating the underlying cause of itchy skin. Common treatments are prescription medicated creams and lotions, moist dressings, and oral anti-itch medicines.
Anti-Itch Product for the Treatment of Pruritus
Our recently acquired anti-itch product is indicated to treat pruritis, scabies, and other skin itch conditions (“Anti-itch Product”). Our Anti-itch Product delivers prescription relief and is non-steroidal and antihistamine free. Topical steroids are effective against itch because they reduce inflammation that can cause itch. However, they are not recommended for long-term use. Antihistamines are also effective in treating some types of itch, but they too have drawbacks with continued use. We plan on launching our Anti-itch Product through our field sales force in the second half of 2021 or early 2022. Our Anti-itch Product is expected to be used in conjunction with topical steroids.
Our Anti-itch Product is expected to be used in conjunction with topical steroids. The topical pruritus market, inclusive of topical steroids, had more than 40 million prescriptions in 2020, according to Symphony Health.
Our Strategy
We are a highly focused, pharmaceutical company dedicated to developing and commercializing therapies for the treatment of dermatologic conditions that seeks to deliver value to patients, physicians and the healthcare system, as well as to our stakeholders. Our strategic priorities include continuing to augment and grow our product portfolio and organization in order to maximize the probabilities of sustainable long-term value creation. This will consist of both commercial execution on our existing product portfolio, including lifecycle management, as well as investing in additional growth strategies through product and company acquisitions, licensing, or developing new products.

Competitive Strengths
To successfully execute our strategy, we must continue to capitalize on our following core strengths:
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Commercial leadership of our management team with a track record of commercial execution.   We have a highly skilled and customer-focused management team in critical leadership positions across our Company. Our senior management team has over 135 years of sales and marketing experience in the pharmaceutical industry and a proven track record of developing businesses and creating value. We have developed, launched, commercialized, and managed brands, generating over $3 billion in peak sales, collectively, at leading dermatology organizations. This experience includes improving business performance through organic revenue growth, maximizing operational efficiencies and through the identification, consummation and integration of licensing and acquisition opportunities. Our senior management team has extensive roots in the dermatology industry, with many of them having worked at and held senior positions with Medicis, leading up to the company’s acquisition by Valeant for $2.6 billion in 2012. Our strategic approach leverages our management team’s experience with the capabilities of our field sales force to drive performance based on prescribing habits, brand preferences, promotional strategies and profit optimization while focusing on customer service excellence for our providers and their patients. Our execution to date has led to market-leading positions for three of our established brands, Targadox, Ximino, and Exelderm, in each of their respective markets.

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Performance and experience of our accomplished field sales force.   Our seasoned field sales force includes 68 professionals with an average tenure of over 11 years of experience in dermatology sales. Each of these individuals have deep-rooted and longstanding customer relationships in their respective territories. We have strategically optimized our sales outreach to cover over 80% of dermatologists in the Top 50 U.S. metropolitan statistical areas and over 70% of the overall dermatology prescribing market. We are able to leverage the experience of our field sales force to create a tailored and entrepreneurial compensation plan that incentivizes our field sales force and aligns their activities with our corporate performance and growth objectives. We intend to continue to build a team of committed, experienced employees and to engage with patients and members of the dermatology community. Additionally, we believe that consolidation in the medical dermatology industry has resulted in an enhanced opportunity for a medical dermatology-focused company to build relationships with these stakeholders and has made available a large and growing talent pool of experienced individuals who can make significant contributions to our Company.

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Unique and differentiated access and distribution model.   We have a unique and differentiated access and distribution network of over 600 specialty pharmacies and wholesalers, where we directly sell our products, with limited distribution through traditional national wholesalers. This decentralized approach allows us to maximize our brand equity across our product portfolio through strategic relationships directly with pharmacies and allows us to provide exceptional customer service and access to patients and physicians.

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Active business development initiative.   Business development plays a vital role in our growth strategy as we look to build scale. We consistently evaluate both strategic add-on deals that leverage our existing infrastructure, as well as more transformative assets that would require building out or restructuring our field sales force. We have extensive relationships in the industry that help us stay abreast of developments in our space and continually monitor new opportunities. We believe that we are an ideal partner for development stage companies with limited or no commercial capabilities, as well as established pharmaceutical companies looking to deprioritize their dermatology portfolio. We have ongoing discussions with an array of companies, including traditional large pharma, mid-size specialty pharma companies and smaller companies that focus on research and development, although we have not entered into any definitive agreements or arrangements.

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Focus on cost management and efficient capital allocation.   We have operated in a cost-conscious and capital efficient manner since inception. In addition to our internal leadership and management team, we have access to over 30 Fortress employees who possess significant expertise in one or more of the following areas: business development, legal, accounting, regulatory affairs, clinical operations and manufacturing. In connection with the closing of this offering, we intend to enter into a shared services agreement with Fortress for them to continue to provide consulting services and for the continued use of their personnel. As part of our emphasis on cost effectiveness with our resources, we endeavor to structure licenses and product acquisitions for future product opportunities in a capital efficient manner that allows us to minimize indebtedness and compensate partner companies through future profits and commercial benchmarks.
Major Customers
We primarily sell our prescription products to specialty pharmacies, independent wholesalers, and distributors with limited sales through the traditional national wholesaler channel. Our wholesalers and distributors purchase products from us and, in turn, supply products to retail drug store chains, independent pharmacies and managed care organizations. Customers in the managed care market include health maintenance organizations, group purchasing organizations, nursing homes, clinics, pharmacy benefit management companies and mail order customers.
License & Collaboration Agreements and Acquisitions
We continue to seek to enhance our product line and develop a balanced portfolio of differentiated products through product acquisitions and in-licensing or acquiring rights to products and technologies from third parties. We intend to enter into strategic alliances and collaborative arrangements with third parties, which will give us rights to develop, manufacture, market and/or commercialize pharmaceutical products, the rights to which are primarily owned by these third parties. These alliances and arrangements can take many forms, including licensing arrangements, co-development and co-marketing agreements, co-promotion arrangements, research collaborations and joint ventures. Such alliances and arrangements will potentially enable us to share the risk of incurring all research and development expenses that do not lead to revenue-generating products. However, because profits from alliance products are shared with the counterparties to the collaborative arrangement, the gross margins on alliance products are generally lower, sometimes substantially so, than the gross margins that could be achieved had we not opted for a development partner.
Environmental Matters
Our operations are subject to substantial federal, state and local environmental laws and regulations concerning, among other matters, the generation, handling, storage, transportation, treatment and disposal of, and exposure to, hazardous substances. Violation of these laws and regulations, which may change, can lead to substantial fines and penalties. Many of our third-party operations require environmental permits and controls to prevent and limit pollution of the environment. We believe that the facilities of our third-party service providers are in substantial compliance with applicable environmental laws and regulations and we do not believe that future compliance will have a material adverse effect on our business, financial condition, results of operations or cash flows.
Employees and Human Capital Management
As of July 1, 2021, we had 82 employees and contractors. These employees and contractors include 68 in sales as well as 14 in marketing, general and administrative positions. We currently rely, and may continue to rely, on professional employer organizations and staffing organizations for the employment of our field sales force. Additionally, we have retained a number of expert advisors and consultants that help navigate us through different aspects of our business. We consider our relations with our employees to be good and have not experienced any work stoppages, slowdowns or other serious labor problems that have materially impeded our business operations.
Our human capital management objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating our new and existing employees. The principal purpose of our equity incentive plan is to attract, retain, and motivate selected employees, consultants, and directors through the granting of stock-based compensation awards and cash-based bonus awards.
Additionally, we have access to over 30 Fortress employees and consultants, who possess significant expertise in one or more of the following areas: business development, legal, accounting, regulatory affairs, clinical operations and manufacturing.

Geographic Areas
All of our product revenues are generated from operations or otherwise earned within the U.S.
Seasonality of Business
Our business is affected by the standard annual insurance deductible resets, as well as the purchasing patterns and concentration of our customers, however, our business is not materially impacted by seasonality. There are no assurances that these historical trends will continue in the future.
Relationship with Fortress
General
We have a seven-year operating history. We are, and anticipate remaining after this offering, a majority owned subsidiary of Fortress. Fortress is a biopharmaceutical company dedicated to acquiring, developing and commercializing pharmaceutical and biotechnology products and product candidates at its majority-owned and majority-controlled subsidiaries and joint ventures, and at entities founded by Fortress and in which it maintains significant minority ownership positions. Fortress has a talented and experienced business development team, comprised of scientists, doctors, and finance professionals, who identify, evaluate, and propose for our consideration promising products and product candidates.
Fortress Note
Since our inception in 2014, Fortress has funded our operations through a working capital loan pursuant to the terms of a future advance promissory note (the “Fortress Note”). Pursuant to the Fortress Note, no further advances can be made if the outstanding principal exceeds $20.0 million. All advances to us bear no interest. As of December 31, 2020 and June 30, 2021, the balance of the Fortress Note was $5.2 million. All principal amounts under the Fortress Note are due on or before December 31, 2024, but will be converted into shares of our common stock upon the consummation of our initial public offering.
Research & Development Opportunities
We recently entered into an agreement with Dr. Reddy’s Laboratories, Ltd. (“DRL”), in which we agreed to fund the Phase III studies for the DFD-29 development program and subsequently seek NDA approval. In addition, we are also required to pay for certain regulatory costs and expenses for services to be provided by DRL. Although we do not currently have any other development-stage assets, our near-term focus may also be to acquire and sponsor, co-sponsor and/or invest in additional clinical-stage or preclinical programs that have a strategic fit with our corporate strategy. We actively and routinely evaluate development-stage opportunities in the ordinary course of our business development activities.
Product Licensing Agreements and Acquisitions
DFD-29 Agreement
On June 29, 2021, we entered into a license, collaboration, and assignment agreement with Dr. Reddy’s Laboratories, Ltd. (“DRL”) to obtain the global rights for the development and commercialization of DFD-29, a late-stage development modified release oral minocycline that is being evaluated for the treatment of inflammatory lesions of rosacea (the “DFD-29 Agreement”). We acquired global rights to DFD-29, including in the U.S. and Europe, except that Dr. Reddy’s has retained certain rights to the program in select markets including Brazil, Russia, India and China. Pursuant to the DFD-29 Agreement, we agreed to pay an upfront payment of $10.0 million, comprised of a $2 million payment upon execution and $8 million which was paid on September 29, 2021 which was 90 days following execution, with additional contingent regulatory, commercial, and corporate-based milestone payments, totaling up to $163.0 million. Royalties ranging from ten percent to twenty percent are payable on net sales of the product. Royalties are payable in each country until the last to expire patent in such country expires. Royalties are subject to a 50% reduction in the event that a generic competitor launches in an applicable country where we market and sell the product. We are responsible for the prosecution and enforcement of patents licensed under the agreement. The agreement contains customary representations, warranties, and indemnities, and title transfers to us on the date of achievement of certain regulatory milestones set forth in the agreement, after which our licenses become our acquired assets. Each party may also terminate the agreement for material breach by the other party or for certain bankruptcy or insolvency related events. Additionally, we agreed to fund and oversee the Phase III clinical trials, approximating $24.0 million, based upon the most recent development plan and budget, which is subject to change.
The DFD-29 Agreement will remain in effect on a country-by-county basis until the expiration of the revenue percentage term in the relevant country, which period begins on the first commercial sale of a product in that country and ends upon the expiration or invalidation date of the last revenue generating patent in such country. The DFD-29 Agreement terminates in its entirety upon the expiry of the revenue percentage term in the last country covered under the DFD-29 Agreement. Either party may terminate the DFD-29 Agreement upon material breach, subject to the cure period applicable to the relevant breach.
Qbrexza Agreement
On March 31, 2021, we executed an asset purchase agreement for Qbrexza® (the “Qbrexza APA”) with Dermira, Inc., a wholly owned subsidiary of Eli Lilly and Company (“Dermira”), pursuant to which we acquired global ownership to Qbrexza® (glycopyrronium), a prescription cloth towelette approved to treat primary axillary hyperhidrosis in people nine years of age and older. The transaction closed on May 14, 2021, and pursuant to the Qbrexza APA, we made an upfront $12.5 million cash payment to Dermira. Dermira is eligible to receive cash payments of up to $144 million in the aggregate upon the achievement of certain milestones. For the first two years, we are required to pay royalties on sales ranging from the mid-thirty to the mid-twenty percent and, thereafter royalties ranging from the lower teen digits to the upper teen digits are payable on sales of Qbrexza products. Subject to certain reductions in the event that a generic competitor enters the market, royalties are payable for a period of eight years. The agreement contains customary representations, warranties, and indemnities. Each party may also terminate the agreement for material breach by the other party or for certain bankruptcy or insolvency related events.
As part of our agreement with Dermira, we were assigned an exclusive license agreement with Rose University (“Rose U”) pursuant to which we obtained a worldwide exclusive license within a field of use including hyperhidrosis to practice, enforce and otherwise exploit certain patent rights, know-how and data related to Qbrexza. The license agreement with Rose U included a sublicense of certain data and an assignment of certain regulatory filings which Rose U had obtained from Stiefel Laboratories (“Stiefel”). In connection with the license agreement, we assumed Rose U’s obligations to Stiefel to use commercially reasonable efforts to develop and commercialize products using the licensed patent rights, know-how and data.
Pursuant to these agreements with Rose U and the related agreement with Stiefel with respect to Qbrexza, we are obligated to pay Rose U low-to-mid single-digit royalties on net product sales and low double-digit royalties on sublicense fees and certain milestone, royalty and other contingent payments received from sublicensees, to the extent such amounts are in excess of the milestone and royalty payments we are obligated to pay Rose U directly upon the events or sales triggering such payments.
We are permitted to grant sublicenses to the licensed rights and may assign the agreements upon our acquisition or that of our assets that relate to the license agreement. We may terminate the license agreement if Rose U experiences certain insolvency events or if Rose U commits a material breach of the license agreement, subject to applicable cure provisions. Rose U may terminate the license in certain circumstances if we experience certain insolvency events or if we commit a material breach of the license agreement or if we cause Rose U to be in material breach of its license agreement with Stiefel, subject in each case to applicable cure provisions. Subject to earlier termination, the license agreement remains in effect until 15 years following the first commercial sale of a licensed product have elapsed or, if later, the date that the last patent or patent application in the licensed patent rights has expired or been revoked, invalidated or abandoned. As of June 30, 2021, the last-to-expire issued patent relating to Qbrexza that we license under the license agreement with Rose U expires in 2029.
Additionally, we assumed the license agreement between Dermira and Maruho Co., Ltd, operating in Japan (“Maruho”), which granted Maruho exclusive rights to develop and commercialize Qbrexza in Japan whereby Maruho is required to pay us certain milestones and royalties. We commenced sales of this product in May 2021.
Accutane Agreement
On July 29, 2020, we entered into a license and supply agreement for Accutane® (“Accutane Agreement”) with Dr. Reddy’s Laboratories Ltd. Pursuant to the Accutane Agreement, we agreed to pay $5.0 million, comprised of an upfront payment of $1.0 million paid upon execution, with additional milestone payments totaling $4.0 million. To date, we have paid $1.0 million of the additional milestone payments. Three additional milestone payments totaling $17.0 million are contingent upon the achievement of certain net sales milestones. Royalties ranging from ten percent to fifteen percent are payable on net sales, subject to specified reductions.
The term of the agreement is ten years and renewable upon mutual agreement. We are required to pay royalties during the term of the agreement. The agreement contains customary representations, warranties, and indemnities. Each party may also terminate the agreement for material breach by the other party or for certain bankruptcy or insolvency related events and we may terminate for upon 180 days written notice to the other party. We commenced sales of this product in April 2021.
Targadox Agreement
On March 10, 2015, we entered into a license and supply agreement (as amended) for Targadox® (the “Targadox Agreement”) with PuraCap International LLC n/k/a Caribe Holdings, Inc. (“Caribe”). We made an upfront payment of $1.3 million. Further payments will be made based on a revenue sharing arrangement, no additional licensing or milestone payments are required. The term of the agreement is ten years and automatically renews for three year periods unless either party provides notice of its intent not to renew at least 180 days prior to the expiration of the applicable term. Under our revenue sharing arrangement, we are entitled to retain a majority of the net profits and pay Caribe portion of the net profits after deducting certain commercial, marketing and sales expenses during the term of the agreement. The agreement contains customary representations, warranties, and indemnities. Each party may also terminate the agreement for material breach by the other party or for certain bankruptcy or insolvency related events. We commenced sales of this product in October 2016.
Ximino Agreement
On July 22, 2019, we entered into an asset purchase agreement for Ximino® (the “Ximino APA”) with Sun Pharmaceutical Industries, Inc. (“Sun”). Pursuant to the Ximino APA, total consideration is $9.4 million, with an upfront payment of $2.4 million, payable within 60 days after execution on September 22, 2019.
The remaining $7.0 million will be made starting on the second anniversary and for the next four anniversaries of the Ximino APA thereafter. In addition, we are obligated to pay royalties in the mid-single digits based on net sales of Ximino, subject to specified reductions until the end of 2022. The agreement contains customary representations, warranties, and indemnities. Each party may also terminate the agreement for material breach by the other party or for certain bankruptcy or insolvency related events. No additional licensing or milestone payments are required. We commenced sales of this product in August 2019.
Exelderm Agreement
On August 31, 2018, we entered into an asset purchase agreement for Exelderm® (the “Exelderm APA”) with Sun. Pursuant to the Exelderm APA, total consideration is $1.6 million, comprised of an upfront payment of $1.2 million payable within 60 days after execution on October 31, 2018. The remaining milestone payment was contingent upon net sales reaching a certain threshold, at which point a $0.4 million payment became due. This threshold was achieved in 2020 and paid in early 2021. We are obligated to pay royalties ranging from ten percent to twelve percent based on net sales of Exelderm until the end of 2023, and no additional licensing or milestone payments are required. Each party may also terminate the agreement for material breach by the other party or for certain bankruptcy or insolvency related events. We commenced sales of this product in August 2018.

Anti-Itch Product Agreement
On December 18, 2020, we entered an asset purchase agreement for our Anti-itch Product (the “Anti- itch APA”) with Sun. Pursuant to the Anti-itch APA, total consideration is $4.0 million, comprised of an upfront payment of $2.0 million, payable upon execution. Through July 1, 2021, we have paid $3.0 million and have additional future payments of $1.0 million. The agreement contains customary representations, warranties, and indemnities. Each party may terminate the agreement for material breach by the other party. There are no subsequent milestone payments or royalties beyond the aforementioned payments. We intend to launch this product in the second half of 2021 or early 2022.
Research and Development
On June 29, 2021, we entered into a license, collaboration, and assignment agreement with DRL to obtain the global rights for the development and commercialization of DFD-29, a late-stage development modified release oral minocycline that is being evaluated for the treatment of inflammatory lesions of rosacea. We acquired global rights to DFD-29, including in the U.S. and Europe, except that Dr. Reddy’s has retained certain rights to the program in select markets including Brazil, Russia, India and China. Through this collaboration, the parties will work together to complete the development of DFD-29, which includes conducting two Phase III studies to assess the efficacy, safety and tolerability of oral DFD-29 for the treatment of rosacea and the regulatory submission of a new drug application under Section 505(b)(2) of the FDCA. Dr. Reddy’s will provide development support including the monitoring of two Phase III clinical trials. The Phase III trials have not yet begun, however, the planned design Phase III trial is consistent with the Phase II study. Additionally, we are planning on initiating the Phase III trials either in the fourth quarter of 2021 or the first quarter of 2022 with top-line data expected in the second half of 2022 and an anticipated NDA filing in the second half of 2023.
The Phase II study, conducted in Germany, was a multi-center, randomized, double-blinded, parallel- group, controlled study that assessed the efficacy, safety and tolerability of oral DFD-29 (20 mg and 40 mg) extended release minocycline HCl capsules for the treatment of inflammatory lesions of rosacea over 16 weeks. Initial patient enrollment in the Phase II study included 205 male and female subjects with papulopustular rosacea. 160 subjects completed the study. Each subject was allocated to one of the following treatment groups, and received 1 capsule once daily, in the morning, for 16 weeks: i) DFD-29 40 mg extended release capsules (with 47 subjects at completion); ii) DFD-29 20 mg extended release capsules (with 38 subjects at completion); iii) Oraycea® (doxycycline) capsules (with 40 subjects at completion); and iv) placebo capsules (with 35 subjects at completion). The study showed that DFD-29 40 mg had statistical significance to both placebo and the active control, Oraycea® (German equivalent of U.S. marketed Oracea®), on both co-primary endpoints — proportion of subjects with Investigator’s Global Assessment treatment success (grade 0 or 1 with at least a two grade reduction from baseline at week 16) and total inflammatory lesion count reduction from baseline to week 16. More information on the DFD-29 Phase II study can be found at clinicaltrials.gov. Highly statistically significant difference in IGA success could be shown for DFD-29 40mg compared to placebo (p < 0.0001) as well as compared to Oraycea (p= 0.0010). Highly statistically significant treatment difference was also observed in the co-primary endpoint mean change in total inflammatory lesion count as well in both DFD-29 40mg compared to placebo (p < 0.0001) and DFD-29 40 mg compared to Oraycea (p = 0.0004). All statistical tests used were two-sided, with α=0.05 as level of significance. There were no related serious adverse events reported during the study for those subjects who were studied with DFD-29 40mg.
We rely on, and partner with, other companies to develop product candidates and third-party contract research organizations (“CROs”) to conduct clinical trials on our behalf. For example, our agreement with DRL for the regulatory submission and approval for DFD-29 is heavily reliant on DRL’s ability to conduct clinical manufacturing for clinical supply of product, attending FDA meetings, advising on the Phase III study design, assisting in identifying third-party CROs, and drafting and advising on the new drug application and other regulatory submissions. Our reliance on third-party CROs may adversely affect our development timelines if the third-party CROs do not meet the requirements or satisfy the obligations required to obtain regulatory approval. Any significant delays caused by our collaboration partner or third-party CROs may have an adverse effect on our development timelines or otherwise may delay approval and commercialization of DFD-29.

Intellectual Property
General
We rely on a combination of contractual provisions, confidentiality policies and procedures and patent, trademark, copyright and trade secrecy laws to protect the proprietary aspects of our technology and business. Three of our marketed products, Accutane, Targadox, and Exelderm, do not have patent protection and/or otherwise not eligible for patent protection. As part of our development and acquisition strategy, we place a strong emphasis on the patent protection for potential products. Two of our marketed products, Qbrexza and Ximino, as well as DFD-29, currently have patent protection.
As of June 2021, we own or have an exclusive license to 22 issued U.S. patents and 41 issued foreign patents, which include granted European patent rights that have been validated in selected EP member states (Switzerland (CH), Germany (DE), Spain (ES), France (FR), Great Britain (GB), Ireland (IE), and Italy (IT)), Australia, Canada, Mexico, Israel, Japan, Hong Kong, Korea, and New Zealand, Singapore, and South Africa, and six pending U.S. patent applications, one pending Patent Cooperation Treaty application, and 16 pending foreign patent applications. Of these patents and patent applications:
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There are 15 issued U.S. patents, 28 issued foreign patents (AU, CA, selected EP member states, Mexico, Japan, Hong Kong, Korea, New Zealand, Singapore, and South Africa), four pending U.S. patent applications and eight pending foreign applications (in Canada, the European Patent Office, Mexico, Japan, Hong Kong, and Korea) as well as one pending PCT application, all relating to Qbrexza. We own 11 of the issued U.S. patents, three of the pending U.S. patent applications, 18 of the issued foreign patents, and six of the pending foreign applications, and have exclusively licensed from Rose U worldwide rights to four of the issued U.S. patents, one pending U.S. patent application, ten issued foreign patents, and two pending foreign patent applications. The issued Qbrexza patents contain claims directed to individually packaged wipes for the treatment of hyperhidrosis where the wipes contain a composition comprising Qbrexza or other related compounds, and methods of alleviating hyperhidrosis using such compositions and contain claims directed to compositions comprising Qbrexza or other related compounds, individually packaged wipes comprising such compositions, absorbent pads comprising Qbrexza pharmaceutical compositions and methods of treating hyperhidrosis with topical administration of Qbrexza or other related compounds. The issued U.S. and foreign patents relating to Qbrexza will expire between 2028 and 2033 and the pending U.S. and foreign patent applications relating to Qbrexza, if issued, will expire between 2028 and 2034.

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With regard to DFD-29, we have an exclusive license to one issued U.S. patent, one allowed U.S. patent application, one pending U.S. application, and eight foreign pending patent applications (one in each Australia, Canada, Europe, Japan, Korea, Mexico, New Zealand, and South Africa) covering methods of treating an inflammatory skin condition by selecting and administering an oral composition comprising reduced dose of minocycline and the relevant pharmacokinetic parameters, and we intend to pursue composition-of-matter patents, where possible, and dosage and formulation patents, as well as method-of-use patents on novel indications for known compounds. The issued U.S. patent will expire in 2039.

In addition, we have an exclusive license to patents related to Ximino, including six issued U.S. patents. These patents cover the Ximino, methods of treatment, and related dosage forms and strengths, and will expire between 2025 and 2027.
We also use other forms of protection, such as trademark, copyright, and trade secret protection, to protect our intellectual property, particularly where we do not believe patent protection is appropriate or obtainable. We aim to take advantage of all of the intellectual property rights that are available to us and believe that this comprehensive approach will provide us with proprietary positions for our product candidates, where available. Patents extend for varying periods according to the date of patent filing or grant and the legal term of patents in various countries where patent protection is obtained. The actual protection afforded by a patent, which can vary from country to country, depends on the type of patent, the scope of its coverage and the availability of legal remedies in the country.

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, to preserve our trade secrets, and to operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for any product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and elsewhere in the world.
Patents and other proprietary rights are crucial to the development of our business. We will be able to protect our proprietary technologies from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents, supported by regulatory exclusivity, or are effectively maintained as trade secrets.
Generally, patent applications in the U.S. are maintained in secrecy for a period of 18 months or more. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. Therefore, we cannot predict the breadth of claims allowed in biotechnology and pharmaceutical patents, or their enforceability. To date, there has been no consistent policy regarding the breadth of claims allowed in biotechnology patents. Third parties or competitors may challenge or circumvent our patents or patent applications, if issued. If our competitors prepare and file patent applications in the U.S. that claim technology also claimed by us, we may have to participate in derivation proceedings declared by the USPTO to determine proper inventorship of a claimed of invention, which could result in substantial cost, even if the eventual outcome is favorable to us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before we commercialize any of our products, any related patent may expire or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent. However, the life of a patent covering a product that has been subject to regulatory approval may be extended through the patent term restoration program, although any such extension could still be minimal.
If a patent is issued to a third party containing one or more preclusive or conflicting claims, and those claims are ultimately determined to be valid and enforceable, we may be required to obtain a license under such patent or to develop or obtain alternative technology, neither of which may be possible. In the event of litigation involving a third-party claim, an adverse outcome in the litigation could subject us to significant liabilities to such third party, require us to seek a license under the disputed rights of such third party, and/or require us to cease use of the technology. Moreover, our breach of an existing license or failure to obtain a license to technology required to commercialize our products may seriously harm our business. We also may need to commence litigation to enforce any patents issued to us or to determine the scope and validity of third-party proprietary rights. Litigation would involve substantial costs.
Other Intellectual Property Rights
We depend upon trademarks, trade secrets, and continuing technological advances to develop and maintain our competitive position. We also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors. This knowledge and experience we call “know-how.” To help protect our proprietary know-how that is not patentable, and for inventions for which patents may be difficult to enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all employees, scientific advisors, consultants, collaborators and other contractors, upon commencement of a relationship with us, to enter into confidentiality agreements, which prohibit the disclosure of confidential information and, in the case of parties other than our research and development collaborators, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements are designed to protect our proprietary information and to grant us ownership of technologies that are developed in connection with their relationship with us. These agreements may not, however, provide protection for our trade secrets in the event of unauthorized disclosure of such information.
There can be no assurance that any of our patents, licenses or other intellectual property rights will afford us any protection from competition or that our confidentiality agreements will not be breached, that we will have adequate remedies for any breach, that others will not independently develop equivalent proprietary information or that other third parties will not otherwise gain access to our trade secrets and other intellectual property.

We may find it necessary to initiate litigation to enforce our patent rights, to protect our intellectual property or trade secrets or to determine the scope and validity of the proprietary rights of others. Litigation is costly and time-consuming and there can be no assurance that our litigation expenses will not be significant in the future or that we will prevail in any such litigation.
Competition
Pharmaceutical Industry
Our competitors include pharmaceutical companies and biotechnology companies, as well as universities and public and private research institutions. In addition, companies that are active in different but related fields represent substantial competition for us. Many of our competitors have significantly greater capital resources, larger research and development staffs and facilities and greater experience in drug development, regulation, manufacturing and marketing than we do. These organizations also compete with us to recruit qualified personnel, attract partners for joint ventures or other collaborations, and license technologies that are competitive with ours. To compete successfully in this industry, we must identify novel and unique drugs or methods of treatment and then complete the development of those drugs as treatments in advance of our competitors.
Dermatology Sector
The dermatology competitive landscape is highly fragmented, with a large number of midsize and smaller companies competing in both the prescription sector and the OTC sector. Our competitors are pursuing the development and/or acquisition of pharmaceuticals, medical devices and OTC products that target the same diseases and conditions that we are targeting in dermatology. Competitive factors vary by product line and geographic area in which our products are sold. The principal methods of competition for our products include quality, efficacy, market acceptance, price, and marketing and promotional efforts.
Branded products often must compete with therapeutically similar branded or generic products or with generic equivalents. Such competition frequently increases over time. For example, if competitors introduce new products, delivery systems or processes with therapeutic or cost advantages, our products could be subject to progressive price reductions and/or decreased volume of sales. To successfully compete for business, we must often demonstrate that our products offer not only medical benefits, but also cost advantages as compared with other forms of care. Accordingly, we face pressure to continually seek out technological innovations and to market our products effectively.
Our major competitors, including Galderma Laboratories, Vyne Therapeutics, Sol-Gel Technologies, Almirall, Verrica Pharmaceuticals, Cassiopea, MC2 Therapeutics, EPI Health, Sun Pharma, Leo Pharma, Arcutis Biotherapeutics, Mayne Pharma, and Ortho Dermatologics, among others, vary depending on therapeutic and product category, dosage strength and drug-delivery systems, among other factors.
Generic Competition
We face increased competition from manufacturers of generic pharmaceutical products, who may submit applications to the FDA seeking to market generic versions of our products. In connection with these applications, the generic drug companies may seek to challenge the validity and enforceability of our patents through litigation. When patents covering certain of our products (if applicable) expire or are successfully challenged through litigation or in USPTO proceedings, if a generic company launches a competing product “at risk,” or when the regulatory or licensed exclusivity for our products (if applicable) expires or is otherwise lost, we may face generic competition as a result. Generic versions are generally significantly less expensive than branded versions, and, where available, may be required to be utilized before or in preference to the branded version under third-party reimbursement programs, or substituted by pharmacies. Accordingly, when a branded product loses its market exclusivity, it normally faces intense price competition from generic forms of the product. To successfully compete for business with managed care and pharmacy benefits management organizations, we must often demonstrate that our products offer not only medical benefits, but also cost advantages as compared with other forms of care. Generic products generally face intense competition from other generic equivalents (including authorized generics) and therapeutically similar branded or generic products.

Supply and Manufacturing
We have limited experience in manufacturing products for clinical or commercial purposes, and we currently do not have any internal manufacturing capabilities. We currently rely upon multiple contract manufacturers to produce our products and clinical supply of product candidates and will continue to rely upon contract manufacturers for any current or future product candidates under current cGMP regulations for use in pre-clinical and clinical activities. Due to the risks associated with reliance on third-party manufacturing risk, as part of our current and future strategy of licensing, acquiring, or the future development of assets, we currently, and will continue to, secure manufacturing agreements with either a counterparty to a transaction, with one or more of our contract manufacturers or additional contract manufacturers. As with any supply program, obtaining raw materials of the correct quality cannot be guaranteed, and we cannot ensure that we will be successful. Our third-party manufacturers have a limited number of facilities in which our product candidates can be produced and may have limited experience in manufacturing our product candidates in quantities sufficient for commercialization. Our third-party manufacturers will have other clients and may have other priorities that could affect their ability to perform the work satisfactorily and/or on a timely basis. Both of these occurrences would be beyond our control. We expect to similarly rely on contract manufacturing relationships for any products that we may in-license or acquire in the future. However, there can be no assurance that we will be able to successfully contract with such manufacturers on terms acceptable to us, or at all.
Contract manufacturers are subject to ongoing periodic and unannounced inspections by the FDA, the Drug Enforcement Administration and corresponding state and European agencies to ensure strict compliance with cGMPs and other state and federal regulations. We do not have control over third-party manufacturers’ compliance with these regulations and standards, other than through contractual obligations. If they are deemed out of compliance with cGMPs, product recalls could result, inventory could be destroyed, production could be stopped, and supplies could be delayed or otherwise disrupted.
If we need to change manufacturers during the clinical or development stage for product candidates or after commercialization for our approved products, the FDA and corresponding foreign regulatory agencies must approve these new manufacturers in advance, which will involve testing and additional inspections to ensure compliance with FDA regulations and standards and may require significant lead times and delay. Furthermore, switching manufacturers may be difficult because the number of potential manufacturers is limited. It may be difficult or impossible for us to find a replacement manufacturer quickly or on terms acceptable to us, or at all.
Government and Industry Regulations — Overview
FDA Regulations
Numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies, impose substantial regulations upon any potential clinical development and the manufacture and marketing of our products. Before marketing in the U.S., any drug that we may develop must undergo rigorous pre-clinical testing and clinical trials and an extensive regulatory approval process implemented by the FDA under the FDCA. The FDA regulates, among other things, the pre-clinical and clinical testing, safety, efficacy, approval, manufacturing, record keeping, lot traceability, individual serialization, adverse event reporting, packaging, labeling, storage, advertising, promotion, export, sale and distribution of biopharmaceutical products.
The regulatory review and approval process is lengthy, expensive and uncertain. In the event that we acquire or develop a clinical stage asset, we will be required to submit extensive pre-clinical and clinical data and supporting information to the FDA for each indication or use to establish a product candidate’s safety and efficacy before we can secure FDA approval to market or sell a product in the U.S. The approval process may take many years, depending on the stage of development of a target asset, and requires the expenditure of substantial resources and may involve ongoing requirements for post-marketing studies or surveillance.
Clinical testing must meet requirements for institutional review board oversight, informed consent and good clinical practices, and must be conducted pursuant to an Investigational New Drug Application (“IND”), unless exempted.

For purposes of NDA approval, clinical trials are typically conducted in the following sequential phases:
Phase 1:
The drug is administered to a small group of humans, either healthy volunteers or patients, to test for safety, dosage tolerance, absorption, metabolism, excretion and clinical pharmacology.

Phase 2:
Studies are conducted on a larger number of patients to assess the efficacy of the product, to ascertain dose tolerance and the optimal dose range, and to gather additional data relating to safety and potential adverse events.

Phase 3:
Studies establish safety and efficacy in an expanded patient population.

Phase 4:
The FDA may require Phase 4 post-marketing studies to find out more about the drug’s long-term risks, benefits, and optimal use, or to test the drug in different populations.

The length of time necessary to complete clinical trials varies significantly and may be difficult to predict. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. Additional factors that can cause delay or termination in future clinical trials, or that may increase the costs of these trials, include:
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slow patient enrollment due to the nature of the clinical trial plan, the proximity of patients to clinical sites, the eligibility criteria for participation in the study or other factors;

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inadequately trained or insufficient personnel at the study site to assist in overseeing and monitoring clinical trials or delays in approvals from a study site’s review board;

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longer treatment time required to demonstrate efficacy or determine the appropriate product dose;

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insufficient supply of the drug candidates;

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adverse medical events or side effects in treated patients; and

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ineffectiveness of the drug candidates.

In addition, the FDA, equivalent foreign regulatory authority, or a data safety monitoring committee for a trial may place a clinical trial on hold or terminate it if it concludes that subjects are being exposed to an unacceptable health risk, or for futility. Any drug is likely to produce some toxicity or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for a sufficiently long period of time. Unacceptable toxicity or side effects may occur at any dose level at any time in the course of studies in animals designed to identify unacceptable effects of a drug candidate, known as toxicological studies, or clinical trials of drug candidates. The appearance of any unacceptable toxicity or side effect could cause us or regulatory authorities to interrupt, limit, delay or abort the development of any of our drug candidates and could ultimately prevent approval by the FDA or foreign regulatory authorities for any or all targeted indications.
Sponsors of drugs may apply for a special protocol assessment (“SPA”) from the FDA. The SPA process is a procedure by which the FDA provides official evaluation and written guidance on the design and size of proposed protocols that are intended to form the basis for a new drug application. However, final marketing approval depends on the results of efficacy, the adverse event profile and an evaluation of the benefit/risk of treatment demonstrated in the Phase 3 trial. The SPA agreement may only be changed through a written agreement between the sponsor and the FDA, or if the FDA becomes aware of a substantial scientific issue essential to product safety or efficacy.
Before receiving FDA approval to market a product, we must demonstrate that the product is safe and effective for its intended use by submitting to the FDA an NDA, ANDA, 510(K) or Biologics License Application (“BLA”) containing the pre-clinical and clinical data that have been accumulated, together with chemistry and manufacturing and controls specifications and information, and proposed labeling, among other things. The FDA may refuse to accept an NDA, ANDA or BLA for filing if certain content criteria are not met and, even after accepting an NDA, ANDA, 510(K) or BLA, the FDA may often require additional information, including clinical data, before approval of marketing a product.

It is also becoming more common for the FDA to request a Risk Evaluation and Mitigation Strategy (“REMS”), as part of an NDA, ANDA, 510(K) or BLA. The REMS plan contains post-market obligations of the sponsor to train prescribing physicians, monitor off-label drug use, and conduct sufficient Phase 4 follow-up studies and registries to ensure the continued safe use of the drug.
As part of the approval process, the FDA must inspect and approve each manufacturing facility. Among the conditions of approval is the requirement that a manufacturer’s quality control and manufacturing procedures conform to cGMP. Manufacturers must expend significant time, money and effort to ensure continued compliance, and the FDA conducts periodic inspections to certify compliance. It may be difficult for our manufacturers or us to comply with the applicable cGMP, as interpreted by the FDA, and other FDA regulatory requirements. If we, or our contract manufacturers, fail to comply, then the FDA may not allow us to market products that have been affected by the failure.
If the FDA grants approval, the approval will be limited to those conditions and patient populations for which the product is safe and effective, as demonstrated through clinical studies. Further, a product may be marketed only in those dosage forms and for those indications approved in the NDA, ANDA, 510(K), or BLA. Certain changes to an approved BLA, including, with certain exceptions, any significant changes to labeling, require approval of a supplemental application before the drug may be marketed as changed. Any products that we manufacture or distribute pursuant to FDA approvals are subject to continuing monitoring and regulation by the FDA, including compliance with cGMP and the reporting of adverse experiences with the drugs. The nature of marketing claims that the FDA will permit us to make in the labeling and advertising of our products will generally be limited to those specified in FDA approved labeling, and the advertising of our products will be subject to comprehensive monitoring and regulation by the FDA. Drugs whose review was accelerated may carry additional restrictions on marketing activities, including the requirement that all promotional materials are pre-submitted to the FDA. Claims exceeding those contained in approved labeling will constitute a violation of the FDCA. Violations of the FDCA or regulatory requirements at any time during the product development process, approval process, or marketing and sale following approval may result in agency enforcement actions, including withdrawal of approval, recall, seizure of products, warning letters, injunctions, fines and/or civil or criminal penalties. Any agency enforcement action could have a material adverse effect on our business.
Pharmaceutical Coverage, Pricing and Reimbursement
Sales of any pharmaceutical product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance, and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Significant uncertainty exists as to the coverage and reimbursement status of any newly approved product. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. One third-party payor’s decision to cover a particular product does not ensure that other payors will also provide coverage for the product. As a result, the coverage determination process can require manufacturers to provide scientific details, information on cost-effectiveness, and clinical support for the use of a product to each payor separately. This can be a time-consuming process, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.
In addition, third-party payors are increasingly reducing reimbursements for pharmaceutical products and related services. The U.S. government and state legislatures have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Third-party payors are increasingly challenging the prices charged, examining the medical necessity and reviewing the cost effectiveness of pharmaceutical products, in addition to questioning their safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product.
At the state level, there are also new laws and ongoing ballot initiatives that create additional pressure on drug pricing and may affect how pharmaceutical products are covered and reimbursed. A number of states have adopted or are considering various pricing actions, such as those requiring pharmaceutical manufacturers to publicly report proprietary pricing information, limit price increases or to place a maximum price ceiling or cap on certain products. Existing and proposed state pricing laws have added complexity to the pricing of pharmaceutical drug products.
In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. Pharmaceutical products may face competition from lower-priced products in foreign countries that have placed price controls on pharmaceutical products and may also compete with imported foreign products. Furthermore, there is no assurance that a product will be considered medically reasonable and necessary for a specific indication, that it will be considered cost-effective by third-party payors, that an adequate level of reimbursement will be established even if coverage is available, or that the third-party payors’ reimbursement policies will not adversely affect the ability for manufacturers to sell products profitably.
International Regulations
In addition to regulations in the United States, there are a variety of foreign regulations governing clinical trials and commercial sales and distribution of any product candidates. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval.
Failure to comply with applicable federal, state and foreign laws and regulations would likely have a material adverse effect on our business. In addition, federal, state and foreign laws and regulations regarding the manufacture and sale of new drugs are subject to future changes.
PHRMA Code and April 3, 2003 Department of Health and Human Services Office of Inspector General, OIG Compliance Program for Pharmaceutical Manufacturers
We have established and implemented a corporate compliance program designed to prevent, detect and correct violations of state and federal healthcare laws, including laws related to advertising and promotion of our products that are in compliance with the PHRMA Code and the OIG Compliance Program requirements for Pharmaceutical Manufacturers.
Healthcare Fraud, Waste and Abuse
We are subject to various federal, state and local laws targeting fraud and abuse in the healthcare industry, violations of which can lead to civil and criminal penalties, including fines, imprisonment and exclusion from participation in federal healthcare programs.
These laws are potentially applicable to us as both a manufacturer and a supplier of products reimbursed by federal healthcare programs, and they also apply to physicians and other potential purchasers of our products.
The federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b) prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Remuneration is not defined in the federal Anti-Kickback Statute and has been broadly interpreted to include anything of value, including for example, gifts, discounts, coupons, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payments, ownership interests and providing anything at less than its fair market value. Under the federal Anti-Kickback Statute and the applicable criminal healthcare fraud statutes contained within 42 U.S.C. § 1320a-7b, a person or entity need not have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim, including items or services resulting from a violation of 42 U.S.C. § 1320a-7b, constitutes a false or fraudulent claim for purposes of the civil False Claims Act (discussed below) or the civil monetary penalties statute, which imposes fines against any person who is determined to have presented or caused to be presented claims to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. The federal Anti-Kickback Statute and implementing regulations provide for certain exceptions for “safe harbors” for certain discounting, rebating or personal services arrangements, among other things. However, the lack of uniform court interpretation of the Anti-Kickback Statute, coupled with novel enforcement theories by government authorities, make compliance with the law difficult. Violations of the federal Anti-Kickback Statute can result in significant criminal fines, exclusion from participation in Medicare and Medicaid and follow-on civil litigation, among other things, for both entities and individuals.
In October 2019, the Office of the Inspector General of the Department of Health and Human Services issued a Proposed Rule: Revisions to Safe Harbors under the Anti-Kickback Statute and Civil Monetary Penalty Rules Regarding Beneficiary Inducements (October Proposed Rule) to, among other things, add new safe harbors for certain value-based arrangements. Although the value-based proposals would not include pharmaceutical manufacturers among the entities that could permissibly enter into such contracting arrangements, the general trend toward outcomes and value-based contracts in the healthcare industry may continue. It is possible that payors, among other customers, could push manufacturers for novel contracting approaches, including those that would incorporate value-based principles, and these efforts could affect our business.
The civil False Claims Act and similar state laws impose liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam provisions of the False Claims Act and similar state laws allow a private individual to bring civil actions on behalf of the federal or state government and to share in any monetary recovery. The Federal Physician Payments Sunshine Act and similar state laws impose reporting requirements for various types of payments to physicians and teaching hospitals. Failure to comply with reporting requirements under these laws could subject manufacturers and others to substantial civil money penalties.
Other Healthcare Laws and Compliance Requirements
In the United States, our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice and individual United States Attorney offices within the Department of Justice, and state and local governments.
Drug Quality and Security Act (“DQSA”)
DQSA was enacted by Congress on November 27, 2013. Title II of DQSA, the Drug Supply Chain Security Act (“DSCSA”), outlines steps to build an electronic, interoperable system to identify and trace certain prescription drugs as they are distributed in the United States. This is intended to enhance the FDA’s ability to help protect consumers from exposure to drugs that may be counterfeit, stolen, contaminated, or otherwise harmful. The system is also intended to improve detection and removal of potentially dangerous drugs from the drug supply chain to protect U.S. consumers.
Additionally, the DSCSA directs FDA to establish national licensure standards for wholesale distributors and third-party logistics providers, and requires these entities report licensure and other information to FDA annually. The implementation and enforcement of complete unit level traceability of verifiable return serialization including aggregation throughout the whole supply chain is not required until November 27, 2023.
We are subject to, and required to be in compliance with, DQSA. Our Company remains in compliance with the requirements promogulated by the DSCSA and intends on remaining vigilant with regards to any potential modifications to the act. For purposes of our business, we are considered both manufacturers and re-packagers under the act. Currently, we are in compliance with the DSCSA as it relates to our business and operations.
DSCSA: Recent FDA Announcement Regarding Certain Wholesale Distributor and Dispenser Verification Requirements Under DSCSA.

On October 22, 2020, the FDA announced a final guidance regarding enforcement of the DSCSA requirements for wholesale distributor verification of saleable returned products and dispenser verification of the product identifier for suspect and illegitimate product.
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FDA does not intend to take action against wholesale distributors who do not, prior to November 27, 2023, verify a product identifier prior to further distributing returned product as required under the DSCSA. This provides wholesale distributors three additional years to comply with this requirement.

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FDA also does not intend to take action against dispensers who do not, prior to November 27, 2023, verify the product identifier for suspect or illegitimate product in the dispenser’s possession or control. This provides dispensers three additional years to comply with this requirement.

Although the rule regarding wholesale distributor verification of saleable returned products does not directly apply to our Company, we will be required to assist our wholesale distributor customers by setting in place mechanics that would allow for traceability of returns in the supply chain. If we are not able to come into compliance of this rule, our wholesale distributor customers may not accept our returns on our behalf.
Properties
Our executive offices are located at 9237 E Via de Ventura Blvd. Suite 105, Scottsdale, AZ 85258. We believe that our existing facilities are adequate to meet our current requirements. We do not own any real property.
Legal Proceedings
On March 31, 2021 we executed an Asset Purchase Agreement (the “Qbrexza APA”) with Dermira, Inc., a subsidiary of Eli Lilly and Company (“Dermira”), and the transaction closed on May 14, 2021. Pursuant to the terms of the agreement, we acquired the rights to Qbrexza® (glycoprronium), a prescription cloth towelette to treat primary axillary hyperhidrosis in patients nine years of age or older. Upon closing of the Qbrexza purchase, we became substituted for Dermira as the plaintiff in, and are currently vigorously litigating, U.S. patent litigation commenced by Dermira on October 21, 2020 in the U.S. District Court of Delaware (the “Patent Litigation”) against Perrigo Pharma International DAC (“Perrigo”) alleging infringement of certain patents covering Qbrexza (the “Qbrexza Patents”), which are included among the proprietary rights to Qbrexza to be acquired pursuant to the APA. The Patent Litigation was initiated following the submission by Perrigo, in accordance with the procedures set out in the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”), of an Abbreviated New Drug Application, or ANDA. The ANDA seeks approval to market a generic version of Qbrexza prior to the expiration of the Qbrexza Patents and alleges that the Qbrexza Patents are invalid. Perrigo is subject to a 30-month stay preventing it from selling a generic version, but that stay is set to expire on March 9, 2023. Trial in the Patent Litigation is scheduled for September 19, 2022. The Company cannot make any predictions about the final outcome of this matter or the timing thereof. See “Risk Factors — Risks Related to Intellectual Property, Generic Competition and Paragraph IV Litigation.”

MANAGEMENT
Executive Officers, Key Management and Directors
Executive Officers
The following table sets forth certain information about our executive officers.
Name	Age	Position
Claude Maraoui	55	President, Chief Executive Officer and Director
Ernie De Paolantonio	68	Chief Financial Officer
The following is a biographical summary of the experience of our executive officers:
Claude Maraoui — President & Chief Executive Officer, Director
Claude Maraoui is our founder, President and Chief Executive Officer and is also a member of the board of directors. Mr. Maraoui has over 30 years of experience in launching and commercializing some of the most successful dermatology products in the world. Prior to founding Journey, Mr. Maraoui spent 21 years at Medicis Pharmaceutical Corporation (NYSE: MRX) in a variety of sales and marketing leadership roles in both the aesthetics and therapeutic dermatology divisions, ultimately serving as Vice President of Dermatology Sales, where he was responsible for over $1.2 billion in revenue. While at Medicis, he was part of the leadership team that successfully commercialized leading therapeutic products such as Solodyn, Dynacin, Loprox and Ziana. He was also a divisional head of marketing and sales for aesthetics products such as Dysport, Restylane, and Perlane. In 2012, Mr. Maraoui played a key role during the $2.6 billion acquisition of Medicis by Valeant Pharmaceuticals International Inc. (now Bausch Health), and served on the transition team that led to the post-merger formation of the largest dermatology company in the U.S.
As our founder, President, and Chief Executive Officer, Mr. Maraoui has guided the organization to a leading position in dermatology with a proven track record of commercial excellence in a highly competitive niche market. He was responsible for securing the initial capital investment and led us from launch, guiding its evolution into a profitable company with a 42% 3-year CAGR. Our growth under Mr. Maraoui’s leadership was instrumental in driving Fortress Biotech’s #10 ranking on Deloitte’s 2019 Technology Fast 500. A significant amount of our success can be attributed to Mr. Maraoui’s disciplined business development approach, identifying differentiated portfolio assets and continuously working on transformative pipeline, merger, and acquisition opportunities while focusing on the aggressive organic growth strategy of our existing product portfolio. Mr. Maraoui has been selected to serve on our Board of Directors based on his pharmaceutical and dermatology industry experience, as well as his extensive management experience.
Mr. Maraoui received his B.S. in Marketing from Rutgers University and is a member of the American Academy of Dermatology.
Ernie De Paolantonio — Chief Financial Officer
Mr. De Paolantonio has more than 40 years of financial and business experience in the pharmaceutical industry. Most recently, he was Chief Financial Officer of Teligent, Inc. Prior, he held several leadership positions throughout his career including: Chief Financial Officer at Fortovia Therapeutics Inc., a privately held healthcare company, and Chief Financial Officer, Secretary, and Treasurer at BioDelivery Sciences International, Inc. a public specialty pharmaceutical company (“BDSI”). While at BDSI, Mr. De Paolantonio was part of a team that transformed the previously exclusive research and development (“R&D”) company into a commercial organization, where he was also the head of logistics and production. Also included during his tenure at BDSI was merger and acquisition activity, including the acquisition of and integration of Belbuca. Prior, he served as Chief Financial Officer of CorePharma LLC, a privately held specialty generic pharmaceutical company, which experienced a high level of growth from $72 million in net revenue to nearly $350 million and EBITDA of nearly $100 million. He also held finance and controller positions in roles of increasing responsibility at Colombia Laboratories. Mr. De Paolantonio began his career at GlaxoSmithKline, where he spent more than 17 years in financial roles in manufacturing and R&D, including serving as a group controller of North America, a group responsible for $3.5 billion in sales. A licensed CPA, he received his B.A. from Lycoming College and his MBA in Finance from Saint Joseph’s University.
Other Key Management
The following table sets forth certain information about our other key management.
Name	Age	Position
Robert Nevin	53	Chief Commercial Officer
Ramsey Alloush	36	General Counsel
Andrew Zwible	41	Vice President, Operations
Ernest Galvan	59	Vice President, Marketing and Strategy
The following is a biographical summary of the experience of our key management:
Robert Nevin — Chief Commercial Officer
Robert has more than 24 years of experience in pharmaceutical, lab and medical management, and oversees all sales, trade, and managed care functions at the Company. He joined us from The Dermatology Alliance, where he served as Managing Partner for one of the nation’s largest independent physician associations in the specialty of dermatology. Robert received his B.S. in Business Administration and Finance from Seton Hall University.
Ramsey Alloush — General Counsel
Ramsey has more than 12 years of experience advising pharmaceutical and healthcare companies. Prior to joining the Company, he led a legal and advisory firm in Washington, D.C. focusing on corporate, commercial, regulatory, and securities matters and transactions. He also served as a legal fellow at the U.S. Securities & Exchange Commission, where he conducted enforcement and compliance activities. Before private practice, he worked on the commercial team in the aesthetics division at Medicis. Ramsey received his J.D. from Shepard Broad Law Center and LL.M. degrees in Taxation and Securities & Financial Regulation from Georgetown University Law Center.
Andrew Zwible — Vice President, Operations
Andrew has more than 12 years of experience in dermatology pharmaceuticals, working for Medicis and Valeant as a forecasting and analytics expert. At Medicis, he assisted with the $455 million acquisition of Graceway Pharmaceuticals LLC and the sell-side $2.6 billion acquisition of Medicis. He has previous experience in investment banking and financial analysis. Andrew received his B.S. in Biomedical/Medical Engineering from Johns Hopkins University, his M.S. in Health Care Administration/Management from Arizona State University and his M.B.A. in Finance from Arizona State University.
Ernest Galvan — Vice President, Marketing and Strategy
Ernest has more than 26 years of experience in the dermatology pharmaceutical industry. With more than 23 years in brand management and development, he has translated concepts into powerful marketing and brand solutions for a variety of dermatologic lines. Prior to the Company, his experience includes Bristol Myers Squibb, Medicis, Ranbaxy and Sun Dermatology. Ernest received his B.B.A. in Marketing from Stephen F. Austin State University and his M.B.A. in Marketing from La Salle University.
Directors
The following table sets forth certain information about our directors.
Name	Age	Position
Lindsay A. Rosenwald, M.D.	66	Executive Chairman of the Board
Claude Maraoui	55	President & Chief Executive Officer, Director
Neil Herskowitz	64	Director
Jeff Paley, M.D.	53	Director
Justin Smith	47	Director
Miranda Toledano	44	Director

The following is a biographical summary of the experience of our directors, other than Mr. Maraoui, whose summary is presented above:
Lindsay A. Rosenwald, M.D. — Executive Chairman of the Board of Directors
Dr. Rosenwald has served as a member of our board of directors since inception and the Executive Chairman of our board of directors since October 2014. Dr. Rosenwald has been a member of the board of directors of our parent company Fortress Biotech, Inc. since October 2009 and has served as Fortress’ Chairman, President and Chief Executive Officer since December 2013. From November 2014 to August 2015, he served as interim President and Chief Executive Officer of Checkpoint Therapeutics, Inc. (Nasdaq: CKPT) and has served on Checkpoint’s board of directors since inception. Dr. Rosenwald also currently serves as a member of the board of directors of Avenue Therapeutics, Inc. (Nasdaq: ATXI) and Mustang Bio, Inc. (Nasdaq: MBIO). From 1991 to 2008, Dr. Rosenwald served as the Chairman of Paramount BioCapital, Inc. Over the last 30 years, Dr. Rosenwald has acted as a biotechnology entrepreneur and has been involved in the founding and recapitalization of numerous public and private biotechnology and life sciences companies. These companies include:
•
Cougar Biotechnology, Inc., a start-up founded by Dr. Rosenwald in 2006 that focused on the development of cancer therapeutics, including abiraterone acetate, an orally available targeted inhibitor of the steroidal enzyme known as 17-alpha hydroxylase/C17, 20 lyases for the treatment of prostate cancer. Johnson and Johnson acquired the company in 2009 for nearly $1 billion in cash (or $43 per share). The company was sold after a single phase 2 study. Abiraterone acetate has since been approved as Zytiga® and achieved billions of dollars in global sales;

•
Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), founded in 1994 by Dr. Rosenwald. Keryx is focused on the development of treatments for renal disease, including Ferric Citrate, an oral, ferric iron-based compound with capacity to bind to phosphate in the gastrointestinal tract and form non-absorbable complexes. In September 2014, the FDA approved Ferric Citrate (to be marketed as “Zerenex”). Keryx successfully merged into Akebia Therapeutics (Nasdaq: AKBA) in December 2018; and

•
TG Therapeutics, Inc. (Nasdaq: TGTX), co-founded by Dr. Rosenwald and Michael Weiss in 2012 and focused on the development of cancer therapeutics, and in particular treatments for hematological malignancies. Its therapies include Ublituximab, a chimeric glycoengineered monoclonal antibody that targets a unique epitope on the CD20 antigen found on the surface of B-lymphocytes developed to aid in the depletion of circulating B-cells; and Umbralisib, an orally available phosphoinositide-3-kinase delta inhibitor with nanomolar potency. As of January 2021, the company had a market cap in excess of $7.2 billion.

Dr. Rosenwald received his B.S. in finance from Pennsylvania State University and his M.D. from Temple University School of Medicine. Dr. Rosenwald has been selected to serve on the Company’s board due to his extensive biotechnology, pharmaceutical and finance expertise, as well as his medical background and in-depth understanding of the Company’s business.
Neil Herskowitz — Director
Since 1998, Mr. Herskowitz has served as the managing member of the ReGen Group of companies, located in New York, which includes ReGen Capital Investments LLC and Riverside Claims Investments LLC. Mr. Herskowitz has also served as President of Riverside Claims Investment’s affiliate, Riverside Claims LLC, since June 2004. He also serves as Director and Chair of the Audit Committee of Checkpoint Therapeutics, Inc., and is a Director of Avenue Therapeutics, Inc. and Mustang Bio, Inc. In addition, Mr. Herskowitz serves as Chairman of the Board of Directors of Starting Point Services for Children, a not-for-profit corporation. Mr. Herskowitz received a B.B.A. in Finance from Bernard M. Baruch College in 1978. Mr. Herskowitz has been selected to serve on our Board of Directors based on his financial industry experience and his in-depth understanding of our business.
Jeff Paley, M.D. — Director
Dr. Jeffrey Paley has been an Active Clinician and Consultant in the healthcare industry for the past 25 years, during which time he has consulted for over 30 analysts and portfolio managers in the biotechnology, pharmaceutical, specialty pharmaceutical and medical technology arenas, reviewing the clinical, preclinical and regulatory pedigrees of numerous therapeutics, devices and, in particular, dermatology products. Prior to his work for the buy-side, Dr. Paley consulted directly for several biotechnology and specialty pharmaceutical companies. Dr. Paley has served as a Director of seven public or private healthcare companies. Dr. Paley trained at Harvard Medical School and completed a residency in Internal Medicine at Massachusetts General Hospital. Dr. Paley has been selected to serve on our Board of Directors based on his experience with dermatology products, his experience in medicine in general and clinical trials and in serving as a director of other public companies.
Justin Smith — Director
Mr. Smith is a founding partner at Skinbetter Science, a leading global cosmetic technology development company, integrated with one of the world’s fastest growing physician-dispensed skincare brands, where he currently serves as President. Prior to co-founding Skinbetter Science in 2013, Mr. Smith held the position of Senior Vice President, General Manager of the US Rx Dermatology Division of Bausch Health Companies (NYSE: BHC), where he led the sales and marketing efforts for the largest division of the company through July 2013. Mr. Smith joined BHC through the acquisition of Medicis Pharmaceutical Corp. (NYSE: MRX) in 2012. While at Medicis, from 1998 to 2012, he held numerous progressive positions in sales and marketing leadership, serving as Senior Vice President, Marketing and a member of the Chairman’s Committee at the time of the acquisition of the company. Mr. Smith serves as a member of the board of directors of DermaForce Partners, the parent company of Skinbetter Science. Mr. Smith earned his B.B.A. in marketing from James Madison University. Mr. Smith has been selected to serve on our Board of Directors based on his dermatology industry experience, his in-depth understanding of our business, and his extensive management experience.
Miranda Toledano — Director
Ms. Toledano has over 20 years of biotech related principal investment, Wall Street/ capital market, and strategic experience. Since its inception in 2018, Ms. Toledano has served as Chief Operating Officer, Chief Financial Officer & Director of TRIGR Therapeutics, an oncology focused, clinical stage bispecific antibody company (acquired by Compass Therapeutics (CMPX) in May 2021). Previously, Ms. Toledano served on the executive management team of Sorrento Therapeutics (Nasdaq: SRNE) as EVP Corporate Development, where she helped drive the Company’s hematology/oncology (IO mAbs, ADC), cellular therapy (CD-38 CAR-T, oncolytic virus), and pain franchises. From 2012 to 2016, Ms. Toledano served as Head of Healthcare Investment Banking at MLV & Co. (acquired by B. Riley FBR & Co.), where she completed biotech equity financings, including IPOs and follow-on offerings, totaling over $4 billion in aggregate value. Prior to joining MLV, from 2004 until 2010, Ms. Toledano served as a VP in the investment group of Royalty Pharma (Nasdaq: RPRX), where she focused on oncology/hematology and auto-immune monoclonal antibody investments. Ms. Toledano also serves as Director, Chair of the Audit Committee, and Member of the Compensation Committee of Entera Bio and as Director and Member of the Executive Committee of the Board of Directors of Lipomedix Pharmaceuticals Ltd. From 1998 to 2003, Ms. Toledano led the Life Sciences Corporate Finance group at Ernst & Young (Israel). Ms. Toledano holds a BA in Economics from Tufts University and an MBA in Finance and Entrepreneurship from the NYU Stern School of Business. Ms. Toledano has been selected to serve on our Board of Directors based on her financial and healthcare industry experience, as well as her in-depth understanding of our business.
Election of Officers and Family Relationships
Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.
Board of Directors
Composition of our Board of Directors
Our bylaws provide that our Board of Directors must consist of between one and nine directors, and such number of directors within this range may be determined from time to time by resolution of our Board of Directors or our stockholders. Currently, we have six directors.

Our bylaws also provide that our directors may be removed with or without cause by the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in an annual election of directors.
Our current and future executive officers and significant employees serve at the discretion of our Board of Directors. Our Board of Directors may also choose to form certain committees, such as a compensation and an audit committee.
Director Compensation
All of our non-employee directors receive compensation in the form of cash and equity in accordance with the Journey Medical Corporation Non-Employee Director Compensation Plan. Our President and Chief Executive Officer, also a co-founder of the Company, serves as a member of the Board of Directors and does not receive any compensation for his role in serving on our board.
Director Independence
Our Board of Directors has determined that, upon closing of this offering, Neil Herskowitz, Jeff Paley, Justin Smith, Miranda Toledano will be independent directors. In making this determination, our board of directors applied the standards set forth in the rules of Nasdaq and in Rule 10A-3 under the Exchange Act. Our Board of Directors considered all relevant facts and circumstances known to it in evaluating the independence of these directors, including their current and historical employment, any compensation we have given to them, any transactions we have with them, their beneficial ownership of our capital stock, their ability to exert control over us, all other material relationships they have had with us and the same facts with respect to their immediate families.
Although there is no specific policy regarding diversity in identifying director nominees, the board of directors seek the talents and backgrounds that would be most helpful to us in selecting director nominees. In particular, our board of directors considers candidates for nomination, and may consider whether a director candidate, if elected, assists in achieving a mix of board of directors members that represents a diversity of background and experience.
Board Leadership Structure
Under our Corporate Governance Guidelines, of directors has the flexibility to decide whether the roles of Chief Executive Officer and Chair of the Board should be separated or combined. The board of directors has determined that it is currently in the best interest of the Company and our stockholders for the roles of Chief Executive Officer and Chair of the Board to be separated in recognition of the differences between these two roles and to permit the individual serving in each role to focus on different aspects of our business.
For example, our Chief Executive Officer is responsible for setting our strategic direction and managing our day-to-day leadership, operations and performance, while the Chair of the Board focuses on organizing board activities and maintaining effective working relationships with senior management and among members of the board of directors to enable the board to provide guidance to and oversight (including risk oversight) and accountability of management, provide the Chief Executive Officer ongoing direction regarding Board needs, interests and opinions, and ensure Board agendas are appropriately directed toward the Company’s most significant matters. Dr. Lindsay Rosenwald has served as Chair of the Board since October 2014, and Mr. Claude Maraoui has served as our Chief Executive Officer since 2014. Mr. Maraoui also serves as a member of our board of directors.
Our board of directors periodically reviews the board’s leadership structure to determine whether it continues to best serve the Company and its stockholders. As a result, the board of directors may determine in the future that these interests are best served by selecting one person to occupy both the Chief Executive Officer and Chair of the board roles.
Board Oversight of Risk
Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.
Our board of directors will not have a standing risk management committee, but will rather administer this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee will coordinate the board of director’s oversight of our internal control over financial reporting, disclosure controls and procedures, related-party transactions and code of conduct and corporate governance guidelines. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking as well as succession planning as it relates to our Chief Executive Officer. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors will be regularly informed through committee reports about such risks.
Board Committees
Our board of directors has established an audit committee and a compensation committee, each of which will operate pursuant to a charter to be adopted by our board of directors and will be effective upon the closing of this offering. Our board of directors may also establish other committees from time to time to assist the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee has adopted a written charter that satisfies the applicable rules and regulations of the Sarbanes-Oxley Act, the SEC and Nasdaq Listing Rules, which we will post on our website at www.jmcderm.com upon the completion of this offering
Audit Committee
Our audit committee consists of Neil Herskowitz, Justin Smith and Miranda Toledano with Neil Herskowitz serving as chair. Our board of directors has determined that each member of the audit committee has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our board of directors has determined that Neil Herskowitz qualifies as an “audit committee financial expert,” as defined under the applicable rules of the SEC. We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. In making this determination, our board has considered prior experience, business acumen and independence. The audit committee’s responsibilities include:
•
evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•
reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•
monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•
prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•
reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•
reviewing, with our independent auditors and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•
reviewing with management and our independent auditors any earnings announcements and other public announcements regarding material developments;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•
preparing the report that the SEC requires in our annual proxy statement;

•
reviewing and providing oversight of any related-person transactions in accordance with our related-person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•
reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;

•
reviewing on a periodic basis our investment policy; and

•
reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

Compensation Committee
Our compensation committee consists of Justin Smith, Neil Herskowitz and Jeff Paley, with Justin Smith serving as chair. Our board of directors has determined that each of the members of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the Nasdaq independence requirements. The functions of this committee include, among other things:
•
reviewing and approving our philosophy, policies and plans with respect to the compensation of our chief executive officer;

•
making recommendations to our board of directors with respect to the compensation of our chief executive officer and our other executive officers;

•
reviewing and assessing the independence of compensation advisors;

•
overseeing and administering our equity incentive plans;

•
reviewing and making recommendations to our board of directors with respect to director compensation; and

•
preparing the Compensation Committee reports required by the SEC, including our “Compensation Discussion and Analysis” disclosure.

We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Nominating and Corporate Governance Matters
Our board of directors does not currently have a nominating and corporate governance committee or other committee performing a similar function, nor do we have any formal written policies outlining the factors and process relating to the selection of nominees for consideration for membership on our board of directors by our directors or our stockholders. Our board of directors has adopted resolutions in accordance with the rules of The Nasdaq Stock Market authorizing a majority of our independent members to recommend qualified director nominees for consideration by the board of directors. Our board of directors believes that it is appropriate for us to not have a standing nominating and corporate governance committee because of a number of factors, including the number of independent members who want to participate in consideration of candidates for membership on our board of directors and in matters that relate to the corporate governance of our company. Upon completion of this offering, our board of directors will consist of six members, four of whom will be independent. Our board of directors considered forming a nominating and corporate governance committee consisting of several of the independent members of our board of directors. Forming a committee consisting of less than all of the independent members was unattractive because it would have omitted the other independent members of our board of directors who wanted to participate in considering qualified candidates for board membership and to have input on corporate governance matters related to our company. Since our board of directors desired the participation in the nominations process of all of its independent directors, it therefore decided not to form a nominating and corporate governance committee and instead authorized a majority of the independent members of our board of directors to make and consider nominations for membership to our board of directors. The independent members of our board of directors do not have a nominating and corporate governance committee charter, but act pursuant to board of director resolutions as described above. Each of the members of our board of directors authorized to recommend director nominees is independent within the meaning of the current “independent director” standards established by The Nasdaq Stock Market rules. Our board of directors intends to review this matter periodically, and may in the future elect to designate a formal nominating and corporate governance committee.
Compensation Committee Interlocks and Insider Participation
None of our current or former executive officers serve as a member of the compensation committee. None of our officers serve, or have served during the last completed fiscal year, on the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. For a description of transactions between us and members of our compensation committee and affiliates of such members, please see “Certain Relationships and Related-Party Transactions.”
Code of Business Conduct and Ethics
We have adopted a written code of business conduct, that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the closing of this offering, a copy of the code will be posted on the Investor Relations section of our website at www.jmcderm.com.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2020, our “named executive officers” and their positions were as follows:
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Claude Maraoui, our founder and Chief Executive Officer

•
Nirav Jhaveri, our former Chief Financial Officer

Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2020.
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	All Other ($)	($)
Claude Maraoui.
Chief Executive Officer	2020	$450,000	$450,000	$1,193,061	$827	$2,093,888
Nirav Jhaveri(2)
Chief Financial Officer	2020	281,194	—	219,050	680	500,924

(1)
In accordance with SEC rules, these columns reflect the aggregate grant date fair value of the equity awards granted during 2020. This amount has been computed in accordance with Financial Accounting Standards Board (FASB), Accounting Standards Codification (ASC) Topic 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount are described in Note 2 to our financial statements included elsewhere in this prospectus. In September 2020, Mr. Maraoui received a 354,024 Restricted Stock Unit grant, which is eligible to vest immediately and automatically vests upon a change of control occurring prior to or on the fifth anniversary of the date of the grant and Mr. Jhaveri received a 65,000 Restricted Stock Unit grant, which vests upon a change of control occurring prior to or on the fifth anniversary of the date of grant. The grants were valued at $3.37 per share utilizing a 409A valuation received by the Company.

(2)
Mr. Jhaveri was our Chief Financial Officer as of December 31, 2020 but left the Company on April 8, 2021.

Narrative to the Summary Compensation Table
Annual Base Salary
The compensation of our named executive officers is generally determined and approved by our board of directors. The 2020 base salaries of each of our named executive officers are described below under the subsection titled “— Employment Arrangements with our Named Executive Officers.”
Performance Bonus Opportunity / Bonus and Non-Equity Incentive Compensation Opportunity
In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals. The annual performance-based bonus each named executive officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that our board of directors establishes each year. At the end of the year, our board of directors reviews our performance against each corporate goal and determines the extent to which we achieved each of our corporate goals.
Our board of directors will generally consider each named executive officer’s individual contributions towards reaching our annual corporate goals.

The corporate goals the board of directors established for 2020 related to product commercialization milestones, business development objectives, and financing objectives.
Employee Benefit and Incentive Plans
We do not maintain any deferred compensation, retirement, pension or profit-sharing plans. Our board of directors has adopted an incentive plan, the material terms of which are described below, allowing for the grant of equity and cash-based awards to our employees and directors.
Equity Incentive Plan
2015 Incentive Plan
On May 27, 2015 (the “Effective Date”), our Board of Directors adopted the Journey Medical Corporation 2015 Stock Plan (the “2015 Plan”), which will continue in effect for ten years from the Effective Date. The material terms of the 2015 Plan are described below. The 2015 Plan will be administered by a Committee, as further described below. The Committee has not yet been formed, but it will be formed before any necessary actions to be taken by the Committee with respect to the 2015 Plan are taken.
Purpose.   The purpose of the 2015 Plan is to provide incentives to the Company’s employees, directors, and consultants by providing them with the opportunity to purchase common stock pursuant to incentive stock options, to receive bonus awards of the Company’s common stock, and to make direct purchases of our common stock.
Permissible Awards.   The 2015 Plan authorizes awards in any of the following forms:
•
Options to purchase shares of the Company’s common stock, which may consist of nonstatutory stock options or incentive stock options under the Internal Revenue Code (respectively, “NSOs” and “ISOs” and together “Options”). The exercise price of an ISO granted under the 2015 Plan may not be less than the fair market value of our common stock on the date of grant. Options granted under the 2015 Plan may not have a term longer than ten years in the case of NSOs and ISOs generally. ISOs granted to an employee owning stock representing more than 10% of the combined voting power of all classes of the Company’s stock may not have a term longer than five years from the grant date.

•
Bonus awards of our common stock (“Stock Bonuses”).

•
Opportunities to make direct purchases of our common stock (“Purchase Rights” and collectively with NSOs, ISOs, and Stock Bonuses, the “Stock Rights”).

Stock Rights will be evidenced by instruments in forms designated by the Committee, which will include such provisions designated in the 2015 Plan and other provisions as the Committee may specify.
Eligible Employees.   ISOs may only be granted to Company employees. NSOs, Stock Bonuses, and Purchase Rights may be granted to any of the Company’s directors, employees, or consultants. No employee may be granted Stock Rights covering more than 80% of the total shares of our common stock authorize for issuance under the Plan.
Stock Available for Awards.   Subject to adjustment as provided in the 2015 Plan, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the 2015 Plan is 3,000,000. If any Option granted under the Plan expires or terminates without having been exercised in full, or the Company reacquires any shares issued pursuant to a Stock Right, the unpurchased shares subject to such option will again be available for grants of Stock Rights under the 2015 Plan. Shares of our common stock withheld to pay the exercise price of an Option or any related withholding obligations will not be available for reissuance under the 2015 Plan.
Minimum Price; ISO Limitations.   The Committee shall designate the price per share of any NSO, Stock Bonus, or Purchase Right. The price per share for each ISO shall not be less than the fair market value per share of our common stock on the grant date. If an ISO is to be granted to an employee owning more than 10% of the total combined voting power of all classes of the Company’s stock, the price per share shall not be less than 110% of the fair market value per share of our common stock on the grant date. If the aggregate fair market value of the common stock exceeds $100,000, or such higher value as may be established under Code Section 422, the ISO will be treated as an NSO.
Administration.   The 2015 Plan will be administered by the Company’s Board or a committee consisting of directors or other persons that the Board may appoint (the “Committee”). The Committee will have the authority: (i) to determine when and to whom to grant ISOs (from the pool of designated employees eligible to receive ISOs), NSOs, and Stock Bonuses; (ii) to determine the number of shares of common stock subject to any Stock Right; (iii) to determine the option price of shares subject to each Option, the purchase price of shares subject to each Purchase Right, and the form of consideration to be paid to the Company for exercise of such Option or purchase with respect to a Purchase Right; (iv) to determine whether each Option granted shall be an ISO or NSO; (v) to determine when each Option shall become exercisable and the duration of the exercise period; (vi) to set restrictions, such as repurchase options, on shares subject to Options, Stock Bonuses, and Purchase Rights; (vii) to approve forms of agreement for use under the Plan; (viii) to determine the Fair Market Value of a Stock Right or the common stock underlying a Stock Right; (ix) to accelerate vesting on any Stock Right or waive any forfeiture restriction, limitation, or restriction thereon; (x) to reduce the exercise price of any Stock Right if the Fair Market Value of the common stock covered by such Stock Right has declined since the grant date; (xi) to institute a program whereby outstanding Options can be surrendered in exchange for Options with a lower exercise price; (xii) to modify or amend each Stock Right, including the discretionary authority to extend the post-termination exercisability period of Stock Rights longer than is otherwise provided for by the Plan or the Stock Right; (xiii) to construe and interpret the Plan and Stock Rights grants thereunder; (xiv) to prescribe and rescind rules related to the Plan; and (iv) to make any other necessary or advisable determinations for Plan administration. In the event that a Reporting Person (as defined in Rule 16b-3) receives a Stock Right, the Committee shall determine the timing, exercise price, and/or the number of shares subject to the Stock Right.
Limitations on Transfer; Beneficiaries.   No award will be assignable or transferable by a participant other than, with the Board or Designated Committee’s approval, to the grantee’s spouse, parents, children, grandparents, grandchildren, and any trusts created for the benefit of such individuals, or by will or the laws of descent and distribution. Unless expressly approved by the Committee, no ISO shall be assignable or transferable except by will or by the laws of descent and distribution.
Adjustment for Stock Splits and Combinations.   If the Company effects a subdivision of the outstanding common stock, the conversion ratio in effect immediately prior to that subdivision shall be proportionately decreased. If the Company effects a combination of the outstanding common stock, the conversion ratio immediately prior to that combination shall be proportionately increased.
Adjustment for Merger or Reorganization.   Upon the occurrence of any reorganization, recapitalization, reclassification, consolidation, or merger in which the common stock (but not the Class A Common Stock) is converted into or exchanged for securities, cash, or other property, then each share of Class A Common Stock shall be convertible in lieu of the common stock into which it was convertible prior to such event into the kind and amount of securities, cash, or other property which a holder of the number of shares of common stock of the Company issuable upon conversion of one share of the applicable Class A Common Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction.
Outstanding Equity Awards as of December 31, 2020
The following table sets forth certain information about outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2020.

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price(3)	Option Expiration Date	Number of Shares of Stock that Have Not Vested	Market Value of Shares that Have Not Vested
Claude Maraoui	10/19/2015	1,250,000	—	$0.065	10/19/2025	—	—
	09/24/2020	—	—	—	—	354,024	$1,193,061
Nirav Jhaveri	06/17/2019	13,333	6,667	$1.390
	09/24/2020	—	—	—	—	65,000	$219,050

(1)
All of the option awards were granted under the 2015 Plan, the terms of which plan is described below under “— Equity Incentive Plans — 2015 Equity Incentive Plan.”

(2)
All of the stock awards were granted outside of the 2015 Plan.

(3)
All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in by our board of directors.

Certain U.S. Federal Income Tax Effects
The following discussion is limited to a summary of the U.S. federal income tax provisions relating to the grant, exercise, vesting and settlement of awards under the Journey Medical 2015 Stock Plan (the “Plan”) and the subsequent sale of common stock acquired under the Plan. The tax consequences of awards may vary depending upon the particular circumstances, and it should be noted that the income tax laws, regulations and interpretations thereof change frequently. This discussion is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the Plan. Additional taxes, including state, local, and foreign taxes, may apply and may vary from jurisdiction to jurisdiction.
Non-Qualified Stock Options.   There typically will be no U.S. federal income tax consequences to the optionee or to us upon the grant of a non-qualified stock option under the Plan. When the optionee exercises a non-qualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of our common stock received upon exercise of the option at the time of exercise over the exercise price, and we will typically be allowed a corresponding U.S. federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.
Incentive Stock Options.   There typically will be no U.S. federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the acquired option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a U.S. federal income tax deduction on such amount. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price, and we would typically be allowed a U.S. federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.
Stock Appreciation Rights.   A participant receiving a stock appreciation right typically will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of our common stock received will be ordinary income to the participant and we will typically be allowed a corresponding U.S. federal income tax deduction at that time.

Restricted Stock.   Unless a participant makes an election to accelerate recognition of income to the date of grant as described below, the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of our common stock as of that date (less any amount he or she paid for the stock), and we will typically be allowed a corresponding U.S. federal income tax deduction at that time, subject to limitations in certain circumstances. If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will typically be allowed a corresponding U.S. federal income tax deduction, subject to limitations in certain circumstances at that time. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election.
Restricted Stock Units.   A participant typically will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock unit award is granted. When the participant receives shares of our common stock (or the equivalent value in cash or other property) in settlement of a restricted stock unit award, a participant will recognize ordinary income equal to the fair market value of our common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will typically be allowed a corresponding U.S. federal income tax deduction at that time, subject to limitations in certain circumstances.
Cash-Based Performance Awards.   A participant will not recognize income, and we will not be allowed a tax deduction, at the time a cash-based performance award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, the participant will recognize ordinary income equal to the cash received, and we will typically be allowed a corresponding U.S. federal income tax deduction at that time, subject to limitations in certain circumstances.
Section 409A.   The Plan permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, and stock options and SARs that comply with the terms of the Plan, are generally exempt from the application of Section 409A. Stock units, other stock-based awards and cash-based awards that are granted in one year and payable in a later year generally are subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.
Tax Withholding.   We have the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan.
Employment Arrangements with our Named Executive Officers
This section contains a description of the material terms of the employment agreements with our named executive officers. The employment of each of our named executive officers is at will. Please see below for a discussion of the severance pay and other benefits to be provided in connection with a termination of employment under the arrangements with our named executive officers.
Employment Agreement with Claude Maraoui
On September 22, 2014, the Company entered into an employment agreement with Mr. Maraoui (the “Employment Agreement”), pursuant to which he receives a base salary at the annualized rate of $300,000 (the “Base Salary”). The Employment Agreement further provides for an additional cash bonus (the “Annual Milestone Bonus”) linked to the attainment of certain financial, clinical development, and/or business milestones (the “Milestones”) to be established annually by the Board of Directors or the Compensation Committee. The achievement of these Milestones may result in an Annual Milestone Bonus of up to one hundred percent (100%) of Mr. Maraoui’s annual salary. Additionally, the Employment Agreement entitles Mr. Maraoui to receive, upon the closing of a “corporate development transaction” (as defined in the Employment Agreement), shares of the Company’s common stock representing fifteen percent (15%) of the total outstanding shares of common stock as of the closing date (the “Shares”), half of which vest in three equal installments on the first, second, and third anniversaries of the grant, and the remaining half of which vest upon the Company’s achievement of certain sales and performance goals, to be described in a separate agreement to be entered into at the time of the grant.
In accordance with the section above, as satisfaction of the closing of the Company’s first corporate development transaction in July 2015, Mr. Maraoui received an equity grant of 1,500,000 restricted shares of the Company. In October 2015, this grant was modified, and the Company repurchased the unvested shares of 1,250,000 and granted Mr. Maraoui with an option to purchase the Company’s common stock for 1,250,000. As of December 31, 2021 this option was fully vested.
The Employment Agreement provides Mr. Maraoui with severance benefits upon certain terminations of employment, as described below. In each case, the severance benefits are conditioned upon Mr. Maraoui’s execution and non-revocation of a release of claims against the Company.
Termination Without Cause; Resignation for Good Reason.   If the Company terminates Mr. Maraoui’s employment without “cause” or Mr. Maraoui resigns for “good reason” (as such terms are defined in the Employment Agreement) he will receive: (i) his Base Salary for a period of twelve (12) months beginning on the sixtieth (60th) day following the termination of his employment with the Company; (ii) a pro-rata share of the Annual Milestone Bonus for the year in which the termination occurred, to be paid when and if such Annual Milestone Bonus would have been paid under the Employment Agreement; and (iii) if timely elected, the premiums necessary to continue health insurance coverage under COBRA until the conclusion of time when Mr. Maraoui is receiving Base Salary payments or until Mr. Maraoui becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first.
Termination due to Death or Complete Disability.   If Mr. Maraoui’s employment terminates as a result of his death or “complete disability” (as defined in the Employment Agreement), then he (or his estate, if applicable) will receive: (i) his Base Salary (at the rate in effect as of the termination) for a period of ninety (90) days beginning on the sixtieth (60th) day following the termination of his employment with the Company, and (ii) a pro-rata share of the Annual Milestone Bonus for the year in which the termination occurred, to be paid when and if such Annual Milestone Bonus would have been paid under the Employment Agreement.
Employment Agreement with Ernie De Paolantonio
Effective as of October 1, 2021, the Company entered into an employment agreement with Mr. Ernie De Paolantonio (the “Employment Agreement”), pursuant to which he will receive an annual base salary of $300,000 (the “Base Salary”) and a $50,000 sign-on bonus (the “Sign-On Bonus”), payable in two equal installments, which payments will occur on each of the first payroll processing dates following the three month anniversary of his start date (the “First Installment Date”) and the six month anniversary of his start date (the “Second Installment Date”). If Mr. De Paolantonio is not employed by the Company through the First Installment Date, no portion of the Sign-On Bonus will be paid. If he is employed through the First Installment Date and not the Second Installment Date, no portion of the second installment of the Sign-On Bonus will be paid. If Mr. De Paolantonio’s employment ends prior to the one-year anniversary of his start date, other than by termination without cause or for good reason (each as defined in the Employment Agreement), he shall, within 15 days following the end of his employment, repay a prorated portion of the Sign-On Bonus based on the number of months of employment completed.
Mr. De Paolantonio will also be eligible to receive an annual bonus targeted at 30% of his Base Salary, which amount will be determined by the Company in its discretion, based on the Company’s performance and Mr. De Paolantonio’s individual performance in the preceding calendar year. Mr. De Paolantonio must remain employed by the Company through the bonus payment date to earn or receive any discretionary annual bonus. No pro rata bonus will be earned or payable for partial years of employment.
Subject to the approval of the Compensation Committee of the Board of Directors, Mr. De Paolantonio will be granted 120,000 shares of the Company’s common stock (the “Equity Award”) in the form of restricted stock, restricted stock units, or options, as the Board may determine. One-third of the Equity Award will vest on each of the first, second, and third anniversaries of the grant date, subject to Mr. De Paolantonio’s continued employment and eligibility on each vesting date. The Equity Award will be governed by the terms of the Company’s 2015 Stock Plan, as amended from time to time, and a related equity grant agreement to be entered between Mr. De Paolantonio and the Company.
If the Company terminates Mr. De Paolantonio’s employment without “cause” or Mr. De Paolantonio resigns for “good reason” (as such terms are defined in the Employment Agreement) he will receive his Base Salary for a period of six months and, if Mr. De Paolantonio timely elects continued health insurance coverage under COBRA, the Company will pay the entire premium necessary to continue such coverage for Mr. De Paolantonio and any of his eligible dependents until the earlier of six months following the end of his employment and the date when he becomes eligible for group health insurance coverage under another employer’s plan. Severance benefits are conditioned upon Mr. De Paolantonio’s execution and non-revocation of a release of claims against the Company.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our common stock and our Class A common stock as of June 30, 2021, and as adjusted to reflect the sale of our common stock offered by us in this offering, the conversion of our preferred stock and the conversion of certain related party debt for:
•
each of our named executive officers;

•
each of our directors;

•
all of our current directors and executive officers as a group; and

•
each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of June 30, 2021. Unless otherwise indicated, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. The information in the table below does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.
We have based our calculation of the percentage of beneficial ownership prior to this offering on 9,161,333 shares of common stock outstanding as of June 30, 2021. We have based our calculation of the percentage of beneficial ownership after this offering on 16,441,244 shares of common stock outstanding immediately after the closing of this offering. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, convertible securities or other rights, held by such person that are currently exercisable or will become exercisable within 60 days of June 30, 2021, are considered outstanding. We did not, however, deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Journey Medical Corporation, 9237 E Via de Ventura Blvd. Suite 105, Scottsdale, AZ 85258.
	Number of Shares Beneficially Owned Prior to Offering	Percentage of Shares Beneficially Owned
Name of Beneficial Owner		Prior to this Offering	After this Offering
5% and Greater Stockholders:
Fortress Biotech, Inc.(1)	8,500,000	92.8%	51.7%
Named Executive Officers and Directors:
Lindsay A. Rosenwald, M.D.(2)	500,000	5.5%	3.0%
Claude Maraoui(3)	1,450,000	15.8%	8.8%
Neil Herskowitz	—
Jeff Paley M.D.	—
Justin Smith	—
Miranda Toledano	—
All executive officers and directors as a group	1,950,000	21.3%	11.9%

*
Represents beneficial ownership of less than 1%.

(1)
Includes 6,000,000 Class A common shares.

(2)
Dr. Rosenwald is 500,000 warrants, that are fully vested, and are granted from Fortress Biotech, Inc.’s holdings.

(3)
Excludes 354,024 unvested Restricted Stock Units granted to Mr. Maraoui in September 2020.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
The following is a summary of each transaction or series of similar transactions since our inception to which it was or is a party and includes such transactions that:
•
the amount involved exceeded or exceeds $120,000; and

•
any of our directors or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Fortress Ownership of Our Class A Common Stock
Pursuant to the terms of the Class A Common Stock, of which all outstanding shares are currently held by Fortress, Fortress will be entitled to cast, for each share of Class A Common Stock held by Fortress, the number of votes that is equal to 1.1 times a fraction, the numerator of which is the number of shares of outstanding common stock and the denominator of which is the number of shares of outstanding Class A Common Stock (the “Class A Common Stock Ratio”). Thus, Fortress will at all times have voting control of the Company. Further, for a period of ten (10) years from the date of the first issuance of shares of Class A Common Stock, the holders of record of the shares of Class A Common Stock (or other capital stock or securities issued upon conversion of or in exchange for the Class A Common Stock), exclusively and as a separate class, shall be entitled to appoint or elect the majority of the directors of the Company.
Shared Services Agreement
In connection with the closing of this offering, we intend to enter into a shared services agreement with Fortress for it to continue to provide consulting services and for the use of Fortress’s personnel with expertise in one or more of the following areas: business development, legal, accounting, regulatory affairs, clinical operations and manufacturing. Such agreement will contain a list of Fortress employees anticipated to perform services to us and an estimate as to the percentage of each such employee’s time expected be spent assisting us. We will then reimburse Fortress for a prorated portion of each such employee’s fully-burdened salary, bonus (if applicable) and benefits. We will also allocate non-cash stock compensation expense of these employees based on the percentage of each employee’s time spent assisting us. The employees will remain full-time employees of Fortress, and Fortress will be primarily responsible for all employment-related compensation, although we will have the authority to supervise such employees during the course of their provision of services on our behalf. With Fortress, we will periodically review the list of employees and applicable percentages for potential modifications, as necessary. The agreement will contain customary provisions regarding confidentiality, intellectual property ownership and indemnification.
Indebtedness to Fortress
Since our inception in October 2014, Fortress has funded our operations through a working capital loan pursuant to the terms of a future advance promissory note (the “Fortress Note”). Pursuant to the Fortress Note, no further advances can be made if the outstanding principal exceeds $20.0 million. As of December 31, 2020 and June 30, 2021, the principal balance of the Fortress Note was $5.2 million. This indebtedness may increase during the period of this Offering as Fortress continues to advance funds to pay our expenses. All principal amounts under the Fortress Note are due in full on or before December 31, 2024, but will be converted into shares of our common stock upon the consummation of our initial public offering.
Transactions with Officers and Directors
Lindsay A. Rosenwald, M.D., our Executive Chairman of our board of directors, is currently Chairman and Chief Executive Officer of Fortress.
Pursuant to the Fortress Biotech, Inc. Long Term Incentive Plan, Lindsay A. Rosenwald, M.D. holds warrants to purchase 500,000 shares of our common stock from shares currently held by Fortress. This offering will not trigger any automatic exercise of these warrants. Any exercise of these options will not be dilutive of any shareholders, other than Fortress.

Policies and Procedures for Transaction with Related Persons
Prior to the consummation of this offering, our board of directors will adopt a written related person transaction policy, to be effective upon the consummation of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including without limitation purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the material terms of our capital stock as of the date of this registration statement and upon completion of our initial public offering. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our certificate of incorporation, as amended, and our bylaws, and to the provisions of applicable Delaware law.
As of June 30, 2021, the authorized capital stock of Journey consists of 50,000,000 shares of common stock, with $0.0001 par value, 6,000,000 shares of which have been designated as Class A Common Stock, as well as 5,000,000 shares of Preferred Stock, with $0.0001 par value, 1,200,000 shares of which have been designated as 8% Cumulative Convertible Class A Preferred Stock. The securities offered in this offering are shares of common stock. The Company has granted 2,114,334 options to purchase its common shares to employees as well as 785,524 unvested restricted stock units. Mr. Maraoui was granted 200,000 shares of the Company’s common stock and was granted 1,250,000 options to purchase the Company’s common stock and 354,024 unvested restricted stock units. The remaining 431,500 unvested restricted stock units and 2,114,334 options to purchase the Company’s common shares are held by employees of the Company. In addition, the Company has 1,146,666 shares reserved to be issued to employees under it 2015 incentive stock plan. Any exercise of the foregoing options, as well vesting of the RSUs, would be dilutive to existing shareholders at the time of exercise.
Pursuant to the Fortress Biotech, Inc. Long Term Incentive Plan, Lindsay A. Rosenwald, M.D. holds warrants to purchase 500,000 shares of our common stock from the shares of Class A Common Stock currently held by Fortress. Any exercise of these options will not be dilutive of any shareholders, other than Fortress.
Class A Common Stock
Class A Common Stock is identical to our common stock other than as to voting rights and the election of directors for a definite period (as described below). On any matter presented to our stockholders for their action or consideration at any meeting of our stockholders (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Common Stock will be entitled to cast for each share of Class A Common Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter, the number of votes that is equal to one and one-tenth (1.1) times a fraction, the numerator of which is the number of shares of outstanding common stock and the denominator of which is the number of shares of outstanding Class A Common Stock (the “Class A Common Stock Ratio”). Thus, the Class A Common Stock will at all times constitute a voting majority.
For a period of ten (10) years from the date of the first issuance of shares of Class A Common Stock (the “Class A Director Period”), the holders of record of the shares of Class A Common Stock (or other capital stock or securities issued upon conversion of or in exchange for the Class A Common Stock), exclusively and as a separate class, shall be entitled to appoint or elect the majority of the directors of Journey (the “Class A Directors”). Thus, the Class A Common Stock will be entitled to elect the majority of the board of directors during the Class A Director Period.
Finally, each share of Class A Common Stock is convertible, at the option of the holder, into one fully paid and nonassessable share of common stock (the “Conversion Ratio”), subject to certain adjustments.
Other Features of Our Common Stock and Class A Common Stock
•
Voting Rights.   The holders of our common stock are entitled to one vote for each share of common stock held and the holders of our Class A Common Stock are entitled to the number of votes equal to the Class A Common Stock Ratio for each share of Class A Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors except as to the Class A Directors during the Class A Director Period. Our certificate of incorporation and bylaws do not provide for cumulative voting rights.

•
No Preemptive or Similar Rights.   The holders of our common stock and Class A Common Stock have no preemptive or subscription rights, and there are no redemption or sinking fund provisions applicable thereto. Additionally, the holders of our common stock (excluding the holders of Class A Common Stock) have no conversion rights.
•
Adjustment to Class A Common Stock Conversion Ratio.   If Journey, at any time effects a subdivision or combination of the outstanding common stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock) (by any stock split, stock dividend, recapitalization, reverse stock split or otherwise), the Conversion Ratio for the Class A Common Stock in effect immediately before that subdivision is proportionately decreased or increased, as applicable depending on whether there is a subdivision or combination, so that the number of shares of common stock issuable on conversion of each share of Class A Common Stock shall be increased or decreased, as applicable depending on whether there is a subdivision or combination, in proportion to such increase or decrease in the aggregate number of shares of common stock outstanding. Additionally, if any reorganization, recapitalization, reclassification, consolidation or merger involving the Company occurs in which the common stock (but not the Class A Common Stock) is converted into or exchanged for securities, cash or other property, then each share of Class A Common Stock becomes convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of common stock of the Company issuable upon conversion of one share of the Class A Common Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction.

8% Cumulative Convertible Class A Preferred Stock
As of March 31, 2021, Journey designated 1,200,000 shares of preferred stock as 8% Cumulative Convertible Class A Preferred Stock (our “Class A Preferred Stock”) pursuant to the terms of the Certificate of Designation. The terms, rights, preference and privileges of our Class A Preferred Stock are as follows:
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Dividends.   Holders of shares of the Class A Preferred Stock (“Holders”) are entitled to receive on each Dividend Payment Date (as defined below), cumulative dividends in shares of the common stock of Fortress Biotech, Inc. (Nasdaq: FBIO) (“FBIO Shares”) equal to 2% (or 8% on an annualized basis) of the quotient of: (i) the product of the Subscription Price and the number of Preferred Shares held by such Holder; divided by (ii) the Discounted FBIO FMV (as defined below) on the Dividend Payment Date; provided, however, that in the event the FBIO Shares are not traded on a national securities exchange at the time of any Dividend Payment Date, the Holders will be entitled to receive, as liquidated damages and not as a penalty, an additional dividend equal to 1% of the quotient described above (i.e., a total of 3% for such quarter), which shall accrue and be paid, together with all other accrued and unpaid dividends, in the applicable security at the applicable conversion or exchange of the Class A Preferred Stock as specified below. Each holder will be entitled to cash in lieu of each fractional share resulting from the foregoing dividend calculation, calculated using the value of the FBIO Share dividend based on the most recent closing trading price of the FBIO Shares.

“Discounted FBIO FMV” means a 7.5% discount to the average of the closing trading prices of FBIO Shares, as quoted on The Nasdaq Capital Market, over the 10 trading days preceding a given date.
Dividends on our Class A Preferred Stock accrue daily and will be cumulative from, and including, the date of original issue and payable quarterly on the last day of the third month of each calendar quarter (each such date, a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a business day, then the dividend that would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding business day.
Any dividend payable on the Class A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months; however, the shares of Class A Preferred Stock offered hereby will be credited as having accrued dividends since the first day of the calendar month in which they are issued. All accrued and unpaid dividends on the Class A Preferred Stock shall be paid upon a liquidation or redemption of the Class A Preferred Stock.

VStock Transfer, LLC, the Company’s transfer agent, will serve as paying agent for the issuance of FBIO Shares as dividends on the Class A Preferred Stock and for the payment of any cash dividends in lieu of shares elected by any Holder.
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Ranking.   Our Class A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) on a parity with all equity securities issued by the Company; (2) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Class A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up; and (3) junior to all of the Company’s existing and future indebtedness; subject to, in the cases of clause (2), the written consent of a majority of the then-outstanding shares of Class A Preferred Stock held by the Holders.

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Registration Rights.   Fortress has filed a registration statement on Form S-3 covering the public resale in the United States of all FBIO Shares that Fortress believes, in its reasonable good faith estimation, could be issued as dividends on the Class A Preferred Stock (a “Registration Statement”). In addition, Fortress will prepare, file no later than two (2) months prior to the Mandatory Exchange Date (as may be extended as set forth below), and use its commercially reasonable efforts to cause to become effective as soon as practicable thereafter, a Registration Statement covering the public resale in the United States of all FBIO Shares that Fortress believes, in its reasonable good faith estimation, could be issued as a result of the mandatory exchange into FBIO Shares as described below. Any such Registration Statement shall be subject to the customary terms and conditions used in connection with a selling stockholder resale prospectus. In the event that, pursuant to a dividend on the Class A Preferred Stock, Fortress becomes obligated to issue a number of FBIO Shares in excess of those covered under the previously-filed Registration Statement(s), Fortress will prepare, file and use its commercially reasonable efforts to cause to become effective as soon as practicable thereafter one or more additional Registration Statements covering any balance of unregistered shares of FBIO issued as dividends or in exchange for the Class A Preferred Stock.

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Mandatory Conversion into Journey Common Stock Upon Qualified Financing.   Immediately following the occurrence of a Qualified Financing (as defined below) occurring prior to the Mandatory Exchange Date (as defined below), all issued and outstanding Class A Preferred Stock will be mandatorily converted into:

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a number of shares of Company common stock calculated as the quotient of: (i) the product obtained by multiplying the number of shares of Class A Preferred Stock held by a given holder by the Subscription Price; divided by (ii) the Qualified Financing Discount Price; plus

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on a holder-by-holder basis, cash in lieu of a fractional share resulting from the calculation set forth in the immediately preceding bullet; plus

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FBIO Shares on the accumulated and unpaid dividends to, but excluding, the conversion date (plus cash in lieu of any fractional share resulting therefrom, calculated on the same basis as the cash in lieu for dividends as set forth above).

“Mandatory Exchange Date” means the 1st anniversary of the initial closing date, March 31, 2021; provided, however, that the Company may, in its sole discretion upon written notice to each Holder, elect to extend the Mandatory Exchange Date once by up to 180 days.
“Qualified Financing” means the closing of an equity financing or series of related equity financings by the Company resulting in aggregate gross cash proceeds (before commissions or other expenses and excluding conversion of the Class A Preferred Stock) to the Company of at least $25,000,000 from the sale of Company common stock or equity securities convertible into Company common stock.
“Qualified Financing Discount Price” means a 15% discount to the lowest per share price at which Company common stock or equity securities convertible into common stock (on an as-converted to common stock basis) are sold in the Qualified Financing.
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Mandatory Conversion into Journey Common Stock Upon a Sale of the Company.   Immediately prior to the occurrence of a Sale of the Company (as defined below) occurring prior to the Mandatory

Exchange Date, and prior to the completion of a Qualified Financing (and not in connection with a Qualified Financing), all issued and outstanding Class A Preferred Stock will be mandatorily converted into:
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a number of shares of Journey common stock calculated as the quotient of: (i) the product obtained by multiplying the number of shares of Class A Preferred Stock held by a given holder by the Subscription Price; divided by (ii) the Sale of the Company Discount Price; plus

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on a holder-by-holder basis, cash in lieu of a fractional share resulting from the calculation set forth in the immediately preceding bullet; plus

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cash on the accumulated and unpaid dividends to, but excluding, the conversion date.

“Sale of the Company” means (i) a merger or consolidation in which (1) the Company is a constituent party or (2) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, but excluding in either case any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (y) the surviving or resulting corporation or (z) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; (iii) a transaction, or series of related transactions, in which any person or entity (or a group of related persons or entities), other than an affiliate of the Company, acquires, directly or indirectly, fifty percent (50%) of the Company’s then-outstanding common stock. Notwithstanding any of the foregoing, the sale by the Company of capital stock for the purpose of financing its business shall not be deemed to be a Sale of the Company.
“Sale of the Company Discount Price” means a 15% discount to the lowest price per share of Company common stock or equity securities convertible into Company common stock being paid in the Sale of the Company, subject to certain possible adjustments as set forth in the Certificate of Designations for the Class A Preferred Stock.
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Mandatory Exchange into FBIO Common Stock on Mandatory Exchange Date.   In the event that neither a Qualified Financing nor a Sale of the Company has occurred by the Mandatory Exchange Date, all issued and outstanding Class A Preferred Stock will be mandatorily exchanged into:

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a number of FBIO Shares calculated as the quotient of: (i) the product obtained by multiplying the number of shares of Class A Preferred Stock held by a given holder by $25 per share of Class A Preferred Stock (the “Subscription Price”); divided by (ii) the Discounted FBIO FMV; plus

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on a holder-by-holder basis, cash in lieu of a fractional share resulting from the calculation set forth in the immediately preceding bullet; plus

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cash on the accumulated and unpaid dividends to, but excluding, the conversion date.

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Contingent Consideration Remunerable to Fortress.   To the extent any FBIO Shares are issued to Holders pursuant to any of the transactions or securities described in this Memorandum (including as a dividend on the Class A Preferred Stock or in connection with a Mandatory Exchange into FBIO Shares on the Mandatory Exchange Date), the Company will issue to Fortress, as consideration therefor, a number of shares of Company common stock with a fair market value equal to the fair market value of any FBIO Shares so issued, or the equivalent, in cash or debt accumulation on the

Fortress Note (or any combination of the foregoing). However, the issuance by Fortress of any FBIO Shares is not a condition precedent to any such Company issuance.
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No Maturity Date or Optional Conversion or Redemption.   Our Class A Preferred Stock has no maturity date, and the Company is not required to convert or redeem the Class A Preferred Stock at any Holder’s option. Accordingly, the Class A Preferred Stock will remain outstanding indefinitely until occurrence of one of the following three events, as described above: “Mandatory Conversion into Journey Common Stock upon Qualified Financing”; “Mandatory Conversion into Journey Common Stock upon Sale of the Company”; or “Mandatory Exchange into FBIO Common Stock on Mandatory Exchange Date.” The Company is not required to set aside funds to redeem the Class A Preferred Stock.

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No Voting Rights.   Except as required by applicable Delaware law, holders of our Class A Preferred Stock will not be entitled to vote on any matter submitted for the vote of other stockholders, including, without limitation, a Company change-of-control transaction, exclusive license or asset disposition that may require a majority vote of holders of other classes or series of our capital stock. Notwithstanding the foregoing, the consummation of any such transaction will in no way impact the Company’s or Fortress’ payment obligations hereunder, and the Company and Fortress will continue to be obligated to make all issuances and payments due hereunder until a redemption or exchange event occurs, as described elsewhere herein.

Listing
Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “DERM.”
Transfer Agent and Registrar
Upon the closing of this offering, the transfer agent and registrar for our common stock will be VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598 and its phone number is 212-828-8436.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity or equity-related securities.
As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after completion of this offering due to contractual and legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could materially and adversely affect the prevailing market price of our common stock.
Upon the closing of this offering, based on the number of shares of common stock outstanding as of June 30, 2021, we will have outstanding an aggregate of 16,441,244 shares of our common stock, assuming the underwriters do not exercise their over-allotment option, the conversion of 758,680 shares of our 8% Cumulative Convertible Class A Preferred Stock, par value $25.00 per share, into an aggregate of 2,231,411 shares of our common stock immediately following the closing of this offering, the conversion of accrued expenses related party, note payable related party (including the $9.5 million contributed by our majority shareholder Fortress Biotech, Inc. in connection with our cyber security incident) into an aggregate of 1,528,500 shares of our common stock, and excludes certain securities issuable related to equity compensation as described under “The Offering”.
Of the shares to be outstanding immediately after the closing of this offering, we expect that the shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining shares of our common stock outstanding after this offering will be “restricted securities” under Rule 144, and we expect that substantially all of these restricted securities will be subject to the 180-day lock-up period under the lock-up agreements as described below. These restricted securities may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.
Rule 144
Affiliate Resales of Restricted Securities
In general, subject to the lock-up restrictions described below, beginning 90 days after the effective date of the registration statement, of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:
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1% of the number of shares of our common stock then outstanding, which will equal approximately 157,795 shares immediately after this offering; or

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the average weekly trading volume in our common stock on The Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and The Nasdaq Capital Market concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.
Non-Affiliate Resales of Restricted Securities
In general, subject to the lock-up restrictions described below, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us.
If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 180-day public company requirement and the current public information requirement.
Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.
Upon expiration of the 180-day lock-up period described below, approximately 15.8 million shares of our common stock will be eligible for sale under Rule 144, including shares eligible for resale immediately upon the closing of this offering as described above. We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.
Rule 701
Rule 701 under the Securities Act generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the 180-day lock-up period described below.
Lock-Up Agreements
We, our executive officers and directors and each holder of our common stock have agreed not to transact in any common stock (including, in the case of Fortress, the Class A Common Stock) or securities convertible into or exchangeable or exercisable for common stock (including, in the case of Fortress, the Class A Common Stock), for 180 days after the date of this prospectus, subject to specified exceptions, without first obtaining the written consent of B. Riley Securities, Inc. Specifically, these persons have agreed, with certain limited exceptions, not to directly or indirectly: offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; or grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or enter into any hedging, swap or other agreement or transaction that transfers any of the economic consequences of ownership of shares of our common stock or any options to purchase shares of our common stock, or any securities convertible into or exchangeable for shares of common stock, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representative of the underwriters, and certain other limited exceptions. These agreements are described in the section titled “Underwriting.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with our common stock that is held as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, by a “non-U.S. holder” (as defined below).
For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or any other entity treated as a partnership for U.S. federal income tax purposes) that is not for U.S. federal income tax purposes any of the following:
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an individual citizen or resident of the U.S.;

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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations (“Treasury Regulations”) to be treated as a United States person.

This summary is based upon provisions of the Code and Treasury Regulations, administrative rulings and judicial decisions currently in effect, all as of the date hereof and all subject to change at any time, possibly with retroactive effect, or to different interpretation by the Internal Revenue Service (“IRS”). This summary does not address all aspects of U.S. federal taxes and does not address any foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not represent a detailed description of the U.S. federal income tax consequences applicable to non-U.S. holders that are subject to special treatment under the U.S. federal income tax laws (including a non-U.S. holder that is a United States expatriate, “controlled foreign corporation,” “passive foreign investment company,” “real estate investment trust,” “regulated investment company,” dealer in securities or currencies, financial institution, tax-exempt entity, insurance company, person holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, trader in securities that elects to use a mark-to-market method of accounting, person liable for the alternative minimum tax, person who acquired our common stock as compensation for services, or a partnership or other pass-through entity, or partner in a partnership or beneficial owner of a pass-through entity that holds our common stock for U.S. federal income tax purposes). We cannot provide assurance that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Non-U.S. holders that are partners of a partnership holding our common stock should consult their tax advisors.
Non-U.S. holders considering the purchase of our common stock should consult their own tax advisors concerning the particular U.S. federal income and estate tax consequences of the ownership of our common stock, as well as the consequences arising under the laws of any other taxing jurisdiction.
Distribution on our common stock
As indicated in the “Dividend Policy” section of this prospectus, we have never paid cash dividends on any of our capital stock and currently intend to retain our future earnings, if any, to fund the development and growth of our business.
In the event that we do make a distribution, distributions paid on our common stock will be treated as dividends to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gains on disposition of our common stock.” Dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to United States federal withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net-income basis in the same manner as if the non-U.S. holder were a “United States person” as defined in the Code. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that it is not a “United States person” as defined in the Code and is eligible for treaty benefits or (b) if the common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Dividend distributions to non-U.S. holders would also be subject to the rules concerning backup withholding and FATCA, as further discussed below.
Gain on disposition of our common stock
Subject to the discussions below under the heading “Information reporting and backup withholding” and “FATCA withholding requirements,” any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or such non-U.S. holder’s holding period for our common stock and such non-U.S. holder held (at any time during the shorter of the five-year period ending on the date of the disposition or such non-U.S. holder’s holding period) more than 5% of our common stock.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a “United States person” as defined in the Code and, in addition, may, under certain circumstances, be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
We believe we have not been and are not currently a “United States real property holding corporation” for U.S. federal income tax purposes; however, no assurance can be given that we are not or will not become one in the future. If, however, we are or become a “United States real property holding corporation,” so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds, or held (at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of the common stock. No assurance can be given, however, that our common stock will continue to be treated as regularly traded on an established securities market for applicable U.S. federal income tax purposes. Non-U.S. holders should consult their own tax advisors about the consequences if we are, or become, a “United States real property holding corporation.”
Information reporting and backup withholding
Information returns are required to be filed with the IRS and reporting the amount of dividends paid to each non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will be subject to backup withholding for dividends paid to it unless it certifies under penalty of perjury that it is not a “United States person” as defined in the Code (and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a “United States person” as defined in the Code), or it otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the non-U.S. holder certifies under penalty of perjury that it is not a “United States person” as defined in the Code (and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a “United States person” as defined in the Code), or it otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
FATCA withholding requirements
Sections 1471 to 1474 of the Code (such sections, and the Treasury Regulations and administrative guidance issued thereunder, commonly referred to as FATCA) impose a 30% United States withholding tax on certain “withholdable payments” made to a “foreign financial institution” or a “nonfinancial foreign entity.” “Withholdable payments” include payments of dividends and the gross proceeds from a disposition of certain property (such as shares of our common stock), if such disposition occurs after December 31, 2018. In general, if a non-U.S. holder is a “foreign financial institution,” the 30% withholding tax will apply to withholdable payments made to it, unless it enters into an agreement with the United States Department of Treasury to collect and provide substantial information regarding its United States account holders, including certain account holders that are foreign entities with United States owners, and to withhold 30% on certain “passthru payments.” If it is a “non-financial foreign entity,” FATCA also generally will impose a withholding tax of 30% on withholdable payments made to it unless it provides the withholding agent with a certification that it does not have any “substantial United States owners” or a certification identifying its direct and indirect substantial United States owners. Intergovernmental agreements between the United States and a non-U.S. holder’s resident country may modify the foregoing requirements.
Non-U.S. holders should consult their own tax advisors regarding the impact of FATCA on their ownership and disposition of shares of our common stock and the potential applicability of any intergovernmental agreements.

UNDERWRITING
B. Riley Securities, Inc. is acting as lead managing underwriter of the offering and acting as representative of the underwriters named below. We have entered into an underwriting agreement with the underwriters, dated November 11, 2021. Subject to the terms and conditions of the underwriting agreement, we agreed to sell to the underwriters, and the underwriters agreed to purchase shares of our common stock, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.
Underwriter	Number of Shares
B. Riley Securities, Inc.	2,992,000
Roth Capital Partners, LLC	528,000
Total	3,520,000
The underwriters are committed to purchase all of the shares of common stock offered by us if any are taken, other than those covered by the option to purchase additional shares described below. The underwriting agreement provides that the underwriters’ obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement. A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.
We have been advised by B. Riley Securities, Inc. that it proposes to offer shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and at this price less a concession not in excess of $0.42 per share of common stock to other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters.
None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus and any other offering material or advertisements in connection with the offer and sales of any of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.
Each underwriter has advised us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.
Underwriting Discount and Expenses
The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.
	Per Share	Total Without Exercise of Over- Allotment	Total With Exercise of Over- Allotment
Public offering price	$10.00	$35,200,000	$40,480,000
Underwriting discounts and commissions	$0.70	$2,464,000	$2,833,600
Proceeds, before expenses to us	$9.30	$32,736,000	$37,646,400
In addition to the discount set forth in the above table, we have agreed to reimburse the underwriters up to $200,000 for certain of their fees and expenses relating to the offering. These expenses are payable by us.
In connection with our Class A Preferred Offerings, we will issue upon a Qualified Financing (an external financing of $25.0 million or greater) to B. Riley Securities (as successor-in-interest to National Securities Corporation, the placement agent for the Class A Preferred Offerings) warrants (“the “Placement Agent Warrants”) to purchase 5% of the shares of common stock into which the Class A Preferred Stock converts. The Placement Agent Warrants will have a term of 5 years at an exercise price equal to the financing price. See “Management's Discussion and Analysis--Liquidity and Capital Resources--Class A Preferred Offering” and Note 7 to the Unaudited Interim Condensed Consolidated Financial Statements included herein.
Over-Allotment Option
In addition to the discount set forth in the above table, we have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an additional 15% of the shares of common stock firmly committed in this offering at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of our common stock are purchased pursuant to the over-allotment option, the underwriters will offer these additional shares of our common stock on the same terms as those on which the other shares of common stock are being offered hereby.
Subsequent Financing Option
For a period of 12 months from the closing of this offering, we have granted B. Riley Securities, Inc. the right to participate as lead managing underwriter or lead placement agent in certain proposed subsequent financings, including our issuance of debt or equity securities, other than issuance of equity awards or shares upon the exercise or settlement of equity awards pursuant to our employee benefit plans, option and employee purchase plans, or other employee compensation plans authorized by our board of directors.
Determination of Offering Price Listing
Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “DERM.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.
Before this offering, there has been no public market for our common stock. Our lead managing underwriter, B. Riley Securities, Inc., is not obligated to make a market in our securities, and even if it chooses to make a market, can discontinue doing so at any time without notice. Neither we nor any underwriter can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.
The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the shares were:
•
our history and our prospects;

•
the industry in which we operate;

•
our past and present operating results;

•
the previous experience of our executive officers; and

•
the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. Upon the commencement of trading, the price of our shares will be subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.
Lock-Up Agreements
We, our executive officers and directors and each holder of our common stock have agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 180 days after the date of this prospectus, subject to specified exceptions, without first obtaining the written consent of B. Riley Securities, Inc. Specifically, these persons have agreed, with certain limited exceptions, not to directly or indirectly:
•
offer, pledge, sell, contract to sell or lend any common stock;

•
sell any option or contract to purchase any common stock;

•
purchase any option or contract to sell any common stock;

•
grant any option, right or warrant to purchase any common stock;

•
otherwise transfer or dispose of any common stock;

•
make a demand or exercise any right with respect to the registration of any common stock;

•
enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequences of ownership of common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise;

•
publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap hedge or other arrangement relating to any common stock; or

•
in the case of the Company, file or cause to be filed any registration statement (other than a registration statement on Form S-8) with the Commission relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act relating to losses or claims resulting from material misstatements in or omissions from this prospectus, the registration statement of which this prospectus forms a part, certain free writing prospectuses that may be used in the offering and in any marketing materials used in connection with this offering and to contribute to payments the underwriters may be required to make in respect of those liabilities.
Short Positions and Penalty Bids
The underwriters may engage in over-allotment, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.
•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•
Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Capital Market, and if commenced, they may be discontinued at any time.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, once commenced, will not be discontinued without notice.
Electronic Distribution
A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters, or by their affiliates. In those cases, prospective investors may view offering terms online. Other than the prospectus in electronic format, the information on an underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.
The underwriters’ compensation in connection with this offering is limited to the fees and expenses described above under “Underwriting Discount and Expenses.”
Other Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which it may in the future receive customary fees, commissions and expenses.
In addition, in the ordinary course of its business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Listing
In connection with this offering, our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “DERM.”
Selling Restrictions
No action has been taken in any jurisdiction except the United States that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Alston & Bird LLP, New York, New York. McGuireWoods LLP, New York, New York is acting as counsel for the underwriters in connection with this offering.
EXPERTS
The consolidated financial statements of Journey Medical Corporation as of December 31, 2020 and December 31, 2019, and for each of the years then ended have been included herein and in the registration statement in reliance on the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection at the website of the SEC referred to above. We also maintain a website at www.jmcderm.com where, upon closing of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on or that can be accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

JOURNEY MEDICAL CORPORATION
INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JOURNEY MEDICAL CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

JOURNEY MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$12,176	$8,246
Accounts receivable, net of reserves	26,193	23,928
Inventory	14,315	1,404
Prepaid expenses and other current assets	789	1,664
Total current assets	53,473	35,242
Long-term assets
Intangible assets, net	13,701	15,029
Operating lease right-of-use asset, net	133	175
Deferred tax assets	5,269	1,454
Other assets	149	6
Total long-term assets	19,252	16,664
Total assets	$72,725	$51,906
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$4,245	$1,839
Accounts payable, related party	345	117
Accrued expenses	35,364	21,498
Accrued expenses, related party	500	—
Installment payments – licenses, short-term (net of debt discount of $639 and $778 as of June 30, 2021 and December 31, 2020, respectively)	3,861	4,522
Operating lease liabilities, short-term	94	85
Total current liabilities	44,409	28,061
Income tax payable	—	99
Note payable, related party	5,245	5,220
Installment payments – licenses, long-term (net of debt discount of $565 and $863 as of June 30, 2021 and December 31, 2020, respectively)	6,435	8,137
Convertible class A preferred stock settled note (net of debt discount of $1,824 as of June 30, 2021)	13,092	—
Derivative warrant liability	4,287	—
Operating lease liabilities, long-term	49	97
Total liabilities	73,517	41,614
Commitments and contingencies
Stockholders’ equity (deficit)
Common stock, $.0001 par value, 50,000,000 shares authorized, 3,161,333 and 3,151,333 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Common stock – Class A, $.0001 par value, 50,000,000 shares authorized, 6,000,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	1	1
Additional paid-in capital	5,684	5,171
Retained earnings (accumulated deficit)	(6,477)	5,120
Total stockholders’ equity (deficit)	(792)	10,292
Total liabilities and stockholders’ equity (deficit)	$72,725	$51,906
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JOURNEY MEDICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Product revenue, net	$15,288	$9,415	$26,007	$21,361
Operating expenses
Cost of goods sold – product revenue	7,484	3,124	11,392	6,934
Research and development	29	—	29	—
Research and development – licenses acquired	13,743	—	13,743	—
Selling, general and administrative	7,795	4,752	14,021	10,441
Total operating expenses	29,051	7,876	39,185	17,375
Income (loss) from operations	(13,763)	1,539	(13,178)	3,986
Other expense
Interest expense	1,342	155	1,563	305
Change in fair value of derivative liability	182	—	182	—
Total other expense	1,524	155	1,745	305
Income (loss) before income taxes	(15,287)	1,384	(14,923)	3,681
Income tax (benefit) expense	(3,422)	929	(3,326)	929
Net (loss) income	$(11,865)	$455	$(11,597)	$2,752
Net (loss) income per common share – basic	$(1.30)	$0.05	$(1.27)	$0.30
Net (loss) income per common share – diluted	$(1.30)	$0.04	$(1.27)	$0.25
Weighted average common shares outstanding – basic	9,161,333	9,133,333	9,159,841	9,133,333
Weighted average common shares outstanding – diluted	9,161,333	10,832,990	9,159,841	10,826,279
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JOURNEY MEDICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’
EQUITY (DEFICIT)
(in thousands, except share data)
Six Months Ended June 30, 2021
	Common Stock		Common Stock A		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity / (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	3,151,333	$—	6,000,000	$1	$5,171	$5,120	$10,292
Stock-based compensation	—	—	—	—	33	—	33
Exercise of options for cash	10,000	—	—	—	7	—	7
Contribution of capital – extinguishment of related party payable	—	—	—	—	473	—	473
Net loss	—	—	—	—	—	(11,597)	(11,597)
Balance as of June 30, 2021 (Unaudited)	3,161,333	$—	6,000,000	$1	$5,684	$(6,477)	$(792)
Three Months Ended June 30, 2021
	Common Stock		Common Stock A		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity / (Deficit)
	Shares	Amount	Shares	Amount
Balance as of March 31, 2021 (Unaudited)	3,161,333	$—	6,000,000	$1	$5,378	$5,388	$10,767
Stock-based compensation	—	—	—	—	11	—	11
Contribution of capital – extinguishment of related party payable	—	—	—	—	295	—	295
Net loss	—	—	—	—	—	(11,865)	(11,865)
Balance as of June 30, 2021 (Unaudited)	3,161,333	$—	6,000,000	$1	$5,684	$(6,477)	$(792)
Six Months Ended June 30, 2020
	Common Stock		Common Stock A		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	3,133,333	$—	6,000,000	$1	$2,914	$(163)	$2,752
Stock-based compensation	—	—	—	—	99	—	99
Contribution of capital – extinguishment of related party payable	—	—	—	—	854	—	854
Net income	—	—	—	—	—	2,752	2,752
Balance as of June 30, 2020 (Unaudited)	3,133,333	$—	6,000,000	$1	$3,867	$2,589	$6,457
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JOURNEY MEDICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’
EQUITY (DEFICIT) (continued)
(in thousands, except share data)
Three Months Ended June 30, 2020
	Common Stock		Common Stock A		Additional Paid-in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of March 31, 2020 (Unaudited)	3,133,333	$—	6,000,000	$1	$2,973	$2,134	$5,108
Stock-based compensation	—	—	—	—	40	—	40
Contribution of capital – extinguishment of related party payable	—	—	—	—	854	—	854
Net income	—	—	—	—	—	455	455
Balance as of June 30, 2020 (Unaudited)	3,133,333	$—	6,000,000	$1	$3,867	$2,589	$6,457
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JOURNEY MEDICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net (loss) income	$(11,597)	$2,752
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expenses	—	3
Bad debt (reserve) expense	(57)	76
Non-cash interest expense	1,025	305
Amortization of debt discount	270	—
Amortization of license fee	1,325	710
Amortization of operating lease right-of-use assets	42	45
Stock-based compensation	33	99
Deferred taxes (benefit) provision	(3,414)	44
Extinguishment of related party income tax payable	72	885
Change in fair value of derivative liability	182	—
Research and development-licenses acquired, expense	3,743	—
Changes in operating assets and liabilities:
Accounts receivable	(2,208)	1,692
Inventory	(12,911)	(351)
Prepaid expenses and other current assets	950	100
Other assets	(143)	(200)
Accounts payable	2,131	(607)
Accounts payable, related party	252	27
Accrued expenses	13,866	(4,372)
Accrued expenses, related party	500	—
Income tax payable	(99)	(14)
Lease liabilities	(39)	(45)
Net cash (used in) provided by operating activities	(6,077)	1,149
Cash flows from financing activities
Proceeds from the exercise of options	7	—
Payment of license note payable	(2,800)	—
Proceeds from convertible preferred shares	14,332	—
Payment of debt issuance costs associated with convertible preferred shares	(1,532)	—
Net cash provided by financing activities	10,007	—
Net increase in cash	3,930	1,149
Cash at the beginning of the period	8,246	4,801
Cash at the end of the period	$12,176	$5,950
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$157	$61
Supplemental disclosure of non-cash financing and investing activities:
Unpaid debt offering cost	$200	$—
Unpaid deferred offering cost	$75	$—
Derivative warrant liability associated with convertible preferred shares	$362	$—
Extinguishment of related party payable relates to deferred tax assets	$401	$(31)
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. ORGANIZATION AND PLAN OF BUSINESS OPERATIONS
Journey Medical Corporation (the Company) was formed on July 18, 2014. The Company is a commercial-stage pharmaceutical company that focuses on the development and commercialization of pharmaceutical products for the treatment of dermatological conditions. The current product portfolio includes five branded and three authorized generic prescription drugs for dermatological conditions that are marketed in the U.S. The Company acquires rights to future products by licensing or otherwise acquiring an ownership interest in, funding the research and development of, and eventually commercializing, the products through their exclusive field sales organization.
As of June 30, 2021 and December 31, 2020, the Company is a majority-owned subsidiary of Fortress Biotech, Inc. (“Fortress” or “Parent”).
Liquidity and Capital Resources
Since inception, the Company’s operations have been financed primarily through a working capital note from Fortress, cash received from customers and proceeds from the Company’s 8% Cumulative Convertible Class A Preferred Offering. For the next twelve months from the issuance of these unaudited interim condensed consolidated financial statements the Company will be able to fund its operations through a combination of its operating activities and the East West Bank Working Line of Credit of $7.5 million, see Note 12.
The Company regularly evaluates market conditions, its liquidity profile, and various financing alternatives for opportunities to enhance its capital structure. The Company may seek to raise capital through debt or equity financings to expand its product portfolio. If such funding is not available or not available on terms acceptable to the Company, the Company’s current plans for expansion of its product portfolio will be curtailed.
In addition to the foregoing, the Company does not expect any material impact on its revenue levels and its liquidity due to the worldwide spread of COVID-19. However, the Company is continuing to assess the impact the spread of COVID-19 may have on its future revenue streams and operations.
NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Certain information and footnote disclosures normally included in the Company’s annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. These unaudited interim condensed consolidated financial statement results are not necessarily indicative of results to be expected for the full fiscal year or any future period. The Company’s unaudited interim condensed consolidated financial statements include the accounts of the Company and the accounts of the Company’s wholly-owned subsidiary, JG Pharma, Inc. (“JG” or “JG Pharma”). All intercompany balances and transactions have been eliminated.
Emerging Growth Company
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”), or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
have a material impact on the Company’s unaudited interim condensed consolidated financial statements upon adoption. Under the Jumpstart Our Business Startups Act of 2012, as amended, the Company upon completion of a public offering would meet the definition of an emerging growth company and would elect the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates made by management include provisions for product returns, coupons, rebates, chargebacks, discounts, allowances and distribution fees paid to certain wholesalers, inventory realization and useful lives of amortizable intangible assets. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.
Segment Information
Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one segment.
Cash
The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash at June 30, 2021 and December 31, 2020 consisted entirely of cash in institutions in the United States. Balances at certain institutions have exceeded Federal Deposit Insurance Corporation insured limits.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash. Periodically, the Company may maintain deposits in financial institutions in excess of government insured limits. Management believes that the Company is not exposed to significant credit risk as the Company’s deposits are held at financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on these deposits.
The Company’s accounts receivable primarily represent amounts due from drug wholesalers and specialty pharmacies in the United States. The Company performs periodic credit evaluations of customers and does not require collateral. An allowance for doubtful accounts is maintained for potential credit losses based on the aging of accounts receivable, historical bad debts experience, and the customer’s current ability to pay its obligations to the Company. Accounts receivables balances are written off against the allowance when it is probable that the receivable will not be collected. See Note 15 for significant customers.
Revenue Recognition
The Company records revenue in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of this revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. Our revenues primarily result from contracts with customers, which are generally short-term and have a single performance obligation — the delivery of product. The Company’s performance obligation to deliver products is satisfied at the point in time that the goods are received by the

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
customer, which is when the customer obtains title to and has the risks and rewards of ownership of the products. The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.
Many of the Company’s products sold are subject to trade discounts, rebates, coupons and right of return. Revenues are recorded net of provisions for variable consideration, including discounts, rebates, governmental rebate programs, price adjustments, returns, chargebacks, promotional programs and other sales allowances. Accruals for these provisions are presented in the unaudited interim condensed consolidated financial statements as reductions in determining net sales and as a contra asset in accounts receivable, net (if settled via credit) and other current liabilities (if paid in cash). Amounts recorded for revenue deductions can result from a complex series of judgements about future events and uncertainties and can rely heavily on estimates and assumptions. The following section briefly describes the nature of the Company’s provisions for variable consideration and how such provisions are estimated.
Trade Discounts and Other Sales Allowances — The Company provides trade discounts and allowances to its wholesale customers for sales order management, data, and distribution services. The Company also provides for prompt pay discounts if payment is received within the payment term days which generally range from 30 to 75 days. These discounts and allowances are recorded at the time of sale based on the customer’s contracted rate and have been recorded as a reduction of revenue and a reduction to accounts receivables.
Product Returns — Consistent with industry practice, the Company offers customers a right to return any unused product and such right of return commences six months prior to product expiration date and ends one year after product expiration date. Products returned for expiration are reimbursed at current or contracted price less 5%. The Company estimates the amount of its product sales that may be returned by its customers and accrues this estimate as a reduction of revenue in the period the related product revenue is recognized. The Company currently estimates product return reserves using available industry data and its own sales information, including its visibility and estimates into the inventory remaining in the distribution channel.
The Company currently estimates products returns to be approximately 3% of gross sales to the wholesalers. The 3% rate is estimated by using both historical and industry data. On a quarterly basis, the Company monitors products returns and will adjust this percentage if needed. The Company does not estimate returns for sales made to the specialty pharmacies as their historical ordering pattern is approximately every two weeks and as such, inventory turns every two weeks.
Government Chargebacks — Chargebacks for fees and discounts to indirect qualified government healthcare providers represent the estimated obligations resulting from contractual commitments to sell products to qualified U.S. Department of Veterans Affairs hospitals and 340B entities at prices lower than the list prices charged to customers who directly purchase the product from the Company. Customers charge the Company for the difference between what they pay for the product and the statutory selling price to the qualified government entity. These allowances are established in the same period that the related revenue is recognized, resulting in a reduction of product revenue and accounts receivables, net. The chargeback amount from our direct customer is are generally determined at the time of their resale to the qualified government healthcare provider by customers, and the Company generally issues credits for such amounts within a few weeks of our direct customer’s notification to the Company of the resale. The allowance for chargebacks is based on expected sellthrough levels by our direct customers to indirect customers, as well as estimated wholesaler inventory levels.
Government Rebates — The Company is subject to discount obligations under state Medicaid programs and Medicare. These accruals are recorded in the same period the related revenue is recognized, resulting in a reduction of product revenue. For Medicare, the Company also estimates the number of patients in the prescription drug coverage gap for whom the Company will owe an additional liability under the Medicare Part D program. For Medicaid programs, the Company estimates the portion of sales attributed to Medicaid patients and records a liability for the rebates to be paid to the respective state Medicaid programs. The

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Company’s liability for these rebates consists of invoices received for claims from prior quarters that have not been paid or for which an invoice has not yet been received, estimates of claims for the current quarter, and estimated future claims that will be made for product that has been recognized as revenue, but which remains in the distribution channel inventories at the end of each reporting period.
Coupons — The Company offers coupons on products for qualified commercially-insured parties with prescription drug co-payments. Such product sales flow through both traditional wholesaler and specialty pharmacy channels. Approximately 85% of the Company's product revenues are sold through the specialty pharmacy channel which has a shorter cycle from the Company’s sales date to the fulfilment of the prescription by the specialty pharmacy customer. This results in less inventory in this channel. Coupons are processed and redeemed at the time of prescription fulfilment by the pharmacy and the Company is charged for the coupons redeemed monthly. The majority of coupon liability at the end of the period represent coupons that have been redeemed for which the Company has been billed and an accrual for expected redemptions for product in the distribution channel. This element of the liability requires the Company to estimate the distribution channel inventory at period end, the expected redemption rates and the cost per coupon claim that the Company expects to receive associated with product that has been recognized as revenue but remains in the distribution channel at the end of each reporting period. The estimate of product remaining in the distribution channel is comprised of actual inventory at the wholesaler as well as an estimate of inventory at the specialty pharmacies, which the Company estimates based upon historical ordering patterns which consist of reordering approximately every two weeks. The estimated redemption rate is based on historical redemptions as a percentage of units sold. The cost per coupon is based on the coupon rate.
Managed Care Rebates — The Company offers managed care rebates to certain providers. The Company calculates rebate payment amounts due under this program based on actual qualifying products and applies a contractual discount rate. The accrual is based on an estimate of claims that the Company expects to receive and inventory in the distribution channel. The accrual is recognized at the time of sale, resulting in a reduction of product revenue.
Accounts Receivable
Accounts receivable consists of amounts due to the Company for product sales. The Company’s accounts receivable reflects discounts for estimated early payment. Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. Accounts that are outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due and the customer’s current ability to pay its obligation to the Company. The Company writes off accounts receivable when they become uncollectible. The allowance for doubtful accounts were $0.1 million as of June 30, 2021 and December 31, 2020.
Inventories
Inventories comprise raw materials and finished goods, which are valued at the lower of cost and net realizable value, on a first-in, first-out basis. The Company evaluates the carrying value of inventories on a regular basis, taking into account anticipated future sales compared with quantities on hand, and the remaining shelf life of goods on hand. The acquired Qbrezxa finished goods inventory includes a fair value step-up of $5.7 million, which will be expensed within cost of sales, as the inventory is sold to customers. All of the step-up finished goods inventory is expected to be sold in 2021.
Property and Equipment
Computer equipment, furniture and fixtures and machinery and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the estimated useful lives or the term of the respective leases.

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Intangible Assets
Intangible assets are reported at cost, less accumulated amortization and impairments. Intangible assets with finite lives are amortized over their estimated useful lives, which represents the estimated life of the product. Amortization is calculated primarily using the straight-line method.
During the ordinary course of business, the Company has entered into certain licenses and asset purchase agreements. Potential milestone payments for achieving sales targets or regulatory development milestones are recorded when it is probable of achievement. Upon a milestone payment being achieved, the milestone payment will be capitalized and amortized over the remaining useful life for approved products and expensed for milestones prior to FDA approval. Royalty payments are recorded as cost of goods sold as sales are recognized.
Impairment of Long-Lived Assets
The Company reviews long-lived assets, including property and equipment, for impairment at least annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the long-lived asset in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows.
Leases
Effective January 1, 2019, the Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet as both a right-of-use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right-of-use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset result in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred.
In calculating the right-of-use asset and lease liability, the Company elects to combine lease and non-lease components.
Contingencies
The Company records accruals for contingencies and legal proceedings expected to be incurred in connection with a loss contingency when it is probable that a liability has been incurred and the amount can be reasonably estimated.
If a loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.
Stock-based Compensation
The Company expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards and actual forfeitures.

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The fair value of the Company’s common stock underlying the stock options is also an input to the Black-Scholes option pricing model. The Company engages an independent third-party valuation firm to provide an estimate of the fair value of its common stock annually, utilizing input from management. The fair value of the Company’s common stock was determined considering a number of objective and subjective factors, including valuations of guideline public companies, transactions of guideline public companies, discounts for lack of control transactions, lack of liquidity of the Company’s common stock and the general and industry-specific economic outlook.
The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, which requires the use of a number of assumptions including the fair value of the common stock, expected volatility, risk-free interest rate, expected dividends and the expected term of the option. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. Forfeitures are recorded as they occur. All stock-based compensation costs are recorded in selling, general and administrative (“SG&A”) expense in the unaudited interim condensed consolidated statements of operations.
Research and Development Costs
Research and development costs are expensed as incurred. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. Upfront and milestone payments due to third parties that perform research and development services on the Company’s behalf will be expensed as services are rendered or when the milestone is achieved.
Research and development costs primarily consist of personnel related expenses, stock-based compensation, payments made to third parties for license and milestone costs related to in-licensed products and technology, payments made to third party contract research organizations.
In accordance with Accounting Standards Codification (“ASC”) 730-10-25-1, Research and Development, costs incurred in obtaining technology licenses are charged to research and development expense if the technology licensed has not reached commercial feasibility and has no alternative future use. Such licenses purchased by the Company require substantial completion of research and development, regulatory and marketing approval efforts in order to reach commercial feasibility and have no alternative future use.
Income Taxes
As of June 30, 2021 and December 31, 2020, the Company is included in the Fortress consolidated federal tax return and consolidated or combined state tax returns in multiple jurisdictions. The Company’s unaudited interim condensed consolidated financial statements recognize the current and deferred income tax consequences that result from the Company’s activities during the current and preceding periods pursuant to the provisions of ASC Topic 740, Income Taxes, as if the Company were a separate taxpayer rather than a member of the Fortress consolidated income tax return group. Fortress has agreed that the Company does not have to make payments to Fortress for the Company’s use of net operating losses (“NOLs”) of Fortress (including other Fortress group members). Since Fortress does not require the Company to pay in any form for the utilization of the consolidated group’s NOLs, the tax benefit the Company realizes has been recorded as a capital contribution.
The Company records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax effects attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carryforwards. The Company establishes a valuation allowance if management believes it is more likely than not that the deferred tax assets will not be recovered based on an evaluation of objective verifiable evidence. Management has considered the Company’s history of cumulative tax and book income incurred since inception, and the other positive and negative evidence, and

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
has concluded that it is more likely than not that the Company will realize the benefits of the net deferred tax assets as of June 30, 2021 and December 31, 2020.
For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is greater than 50% likely of being realized. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit. As of June 30, 2021 and December 31, 2020, the Company had no unrecognized tax benefits and does not anticipate any significant change to the unrecognized tax benefit balance. The Company would classify interest and penalties related to uncertain tax positions as income tax expense, if applicable. There was no interest expense or penalties related to unrecognized tax benefits recorded in 2021 or 2020.
Earnings Per Share
Basic net income (loss) per share of common stock is calculated by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the reporting period. Diluted earnings per share is calculated by dividing net income by the weighted-average number of shares of common stock outstanding during the reporting period after giving effect to dilutive potential common shares for stock options and restricted stock units (“RSUs”), determined using the treasury stock method. See Note 15 below.
Comprehensive Income
The Company has no components of other comprehensive income, and therefore, comprehensive income equals net income.
Recently Adopted Accounting Pronouncements
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted this standard on January 1, 2021 and its adoption did not have a material impact on the unaudited interim condensed consolidated financial statements.
NOTE 3. INVENTORY
The Company’s inventory consists of the following (dollars in thousands):
	June 30, 2021	December 31, 2020
	(Unaudited)
Raw materials	$4,907	$—
Finished goods	9,408	1,404
Total Inventory	$14,315	$1,404
The acquired Qbrezxa finished goods inventory includes a fair value step-up of $5.7 million, which will be expensed within cost of sales, as the inventory is sold to customers. All of the step-up finished goods inventory is expected to be sold in 2021. For additional information on our acquisition of Qbrexza, please refer to Note 5.

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 4. PROPERTY AND EQUIPMENT
The Company’s property and equipment consist of the following (dollars in thousands):
	Useful Life (Years)	June 30, 2021	December 31, 2020
		(Unaudited)
Leasehold improvements	2	$11	$11
Total property and equipment		11	11
Less: Accumulated depreciation		(11)	(11)
Property and equipment, net		$—	$—
Depreciation expense for the Company’s property and equipment was $0 and $3,000 for the six months ended June 30, 2021 and 2020, respectively and was recorded in SG&A in the unaudited interim condensed consolidated statements of operations.
NOTE 5. INTANGIBLES
On March 31, 2021, the Company executed an Asset Purchase Agreement (the “Qbrexza APA”) with Dermira, Inc. a subsidiary of Eli Lilly and Company (“Dermira”). Pursuant to the terms of the agreement, the Company acquired the rights to Qbrexza® (glycoprronium), a prescription cloth towelette to treat primary axillary hyperhidrosis in patients nine years of age or older. Upon HSR acceptance, which was received on May 13, 2021, the Company paid the upfront fee of $12.5 million to Dermira. In addition, Dermira is eligible to receive up to $144 million in the aggregate upon the achievement of certain sales milestones. The royalty structure for the agreement is tiered with royalties for the first two years ranging from approximately 40% to 30%. Thereafter for a period of eight years royalties are approximately 12.0% to 19.0%. Royalty amounts are subject to 50% diminution in the event of loss of exclusivity due to the introduction of an authorized generic.
Upon closing of the Qbrexza® purchase, the Company became substituted for Dermira as the plaintiff in U.S. patent litigation commenced by Dermira on October 21, 2020 in the U.S. District Court of Delaware (the “Patent Litigation”) against Perrigo Pharma International DAC (“Perrigo”) alleging infringement of certain patents covering Qbrexza® (the “Qbrexza® Patents”), which are included among the proprietary rights to Qbrexza®. The Patent Litigation was initiated following the submission by Perrigo, in accordance with the procedures set out in the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”), of an Abbreviated New Drug Application (“ANDA”). The ANDA seeks approval to market a generic version of Qbrexza® prior to the expiration of the Qbrexza® Patents and alleges that the Qbrexza® Patents are invalid. Perrigo is subject to a 30-month stay preventing it from selling a generic version, but that stay is set to expire on March 9, 2023. Trial in the Patent Litigation is scheduled for September 19, 2022. The Company cannot make any predictions about the final outcome of this matter or the timing thereof.
The purchase price of $12.5 million included the asset Qbrexza as well as finished goods and raw material inventory. The Company allocated the upfront payment to inventory since the fair value of the inventory and Qbrexza rights exceeded the purchase price. The future contingent milestone payments, if achieved, will be recorded to intangible asset and amortized over the seven year life of the asset commencing on the closing date.

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The table below provides a summary of the Company’s intangible assets (dollars in thousands):
	Estimated Useful Life (Years)	June 30, 2021	December 31, 2020
		(Unaudited)
Ceracade®	3	$300	$300
Luxamend®	3	50	50
Targadox®	3	1,250	1,250
Ximino®	7	7,134	7,134
Exelderm®	3	1,600	1,600
Accutane	5	4,727	4,727
Anti-itch product(1)	3	3,942	3,945
Total		19,003	19,006
Accumulated amortization		(5,302)	(3,977)
Net intangible assets		$13,701	$15,029

(1)
As of June 30, 2021, this asset has not yet been placed in service, therefore no amortization expense was recognized on this asset for the six months ended June 30, 2021. Commercial launch of this product is expected in the third quarter of 2021.

Amortization expense for the Company’s intangible assets for the six months ended June 30, 2021 and 2020 was $1.3 million and $0.7 million, respectively, and was recorded in cost of goods sold in the consolidated statements of operations.
The future amortization of these intangible assets for the years ending is as follows (dollars in thousands):
	Ximino®	Exelderm®	Accutane®	Total Amortization
Six Months Ended December 31, 2021	$509	$167	$473	$1,149
December 31, 2022	1,019	—	946	1,965
December 31, 2023	1,019	—	945	1,964
December 31, 2024	1,019	—	946	1,965
December 31, 2025	1,019	—	945	1,964
Thereafter	595	—	157	752
Sub-total	$5,180	$167	$4,412	$9,759
Asset not yet placed in service				3,942
Total	$5,180	$167	$4,412	$13,701
NOTE 6. LICENSES ACQUIRED
On June 29, 2021, the Company entered a license, collaboration, and assignment agreement (the “DFD Agreement”) to obtain the global rights for the development and commercialization of a late-stage development modified release oral minocycline for the treatment of rosacea (“DFD-29”) with Dr. Reddy’s Laboratories, Ltd (“DRL”). Pursuant to the terms and conditions of the DFD-29 Agreement, the Company agreed to pay $10.0 million, of which $2.0 million (the “First Installment”) was paid upon execution and $8.0 million (the “Second Installment”) is payable 90 days following June 29, 2021. Additional contingent regulatory and commercial milestone payments totaling up to $163.0 million are also payable. Royalties ranging from approximately 10% to approximately 15% are payable on net sales of the DFD-29 product.

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In accordance with ASC 730-10-25-1, Research and Development, costs incurred in obtaining technology licenses are charged to research and development expense if the technology licensed has not reached technological feasibility and has no alternative future use. The licenses purchased by the Company require substantial completion of research and development, and regulatory and marketing approval efforts in order to reach technological feasibility. As such, the $10.0 million for the three and six months ended June 30, 2021 for the purchase price of licenses acquired were classified as research and development-licenses acquired in the condensed consolidated statement of operations.
Additionally, the Company is required to fund and oversee the Phase III clinical trials approximating $24.0 million, based upon the current development plan and budget. DRL may terminate the DFD Agreement in the event that the Company fails to make the Second Installment payment, in which case DRL’s sole remedy under the DFD Agreement would be the non-refundable First Installment payment of $2.0 million.
The DFD Agreement also includes contingent payments to be made to DRL in the event of an Initial Public Offering (“IPO”) of the Company or sale of the Company, See Note 7.
NOTE 7: FAIR VALUE MEASUREMENTS
Certain of the Company’s financial instruments are not measured at fair value on a recurring basis but are recorded at amounts that approximate their fair value due to their liquid or short-term nature, such as accounts payable, accrued expenses and other current liabilities.
Placement Agent Warrants
In connection with the Company’s Class A Preferred Stock offering (see Note 15), the Company will issue upon a Qualified Financing (an external financing of $25.0 million or greater) to the placement agent warrants (“the Placement Agent Warrants”) to purchase 5% of the shares of common stock into which the Class A Preferred Stock converts. The Placement Agent Warrants have a term of 5 years at an exercise price at a 15% discount to the financing price. The Company valued the Placement Agent Warrants using a Monte Carlo simulation valuation methodology. A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liability that are categorized within Level 3 of the fair value hierarchy as of June 30, 2021 was as follows:
June 30, 2021
Risk-free interest rate	0.87%
Expected dividend yield	—
Expected term in years	1.3
Expected volatility	50%
At June 30, 2021, the value of the Placement Agent Warrants was $0.5 million.
Contingent Payment Derivative
In connection with the DFD Agreement, the Company agreed to pay DRL additional consideration upon either an initial public offering of the Company’s common stock (“IPO”) or an acquisition of the Company, the agreement further specifies that only one payment can be made. The contingent payment associated with an IPO of the Company’s common stock, is deemed to be achieved if upon the completion of an IPO the Company’s market capitalization on a fully diluted basis is $150 million or greater at the close of business on the date of such IPO. The payment due for the achievement of the IPO criteria is a follows: (a) issue to DRL a number of shares of the Company’s common stock equal to $5.0 million as calculated using a fifteen (15) day volume weighted average price of the Company’s closing price, measured fifteen (15) days following the IPO; or (b) make a cash payment to DRL equal to $5.0 million.

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In the event the IPO contingency is not satisfied, and the Company or its affiliate executes a definitive agreement for an acquisition event during the period beginning on June 29, 2021 and ending twenty-four (24) months after the regulatory approval of DFD-29, the Company shall pay to DRL: (a) 20% of the value of DFD-29 attributable to the acquisition event, if such acquisition event occurs between closing and New Drug Application (“NDA”) approval; or (b) 12% of the value of DFD-29 attributable to the acquisition event, if such acquisition event occurs within 24 months after NDA approval.
The Company valued the contingent payment discussed above utilizing a Probability Weighted Expected Return Method (PWERM) model. A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy as of June 30, 2021 were as follows:
June 30, 2021
Discount rate	30%
Expected dividend yield	—
Expected term	3 months to 5 years
At June 30, 2021 the value of the contingent payment derivative is $3.7 million, and was recorded on the condensed consolidated balance sheet. No liability was recorded at December 31, 2020.
The following table classifies into the fair value hierarchy of the Company’s financial instruments, measured at fair value as of June 30, 2021:
	Fair Value Measurement as of June 30, 2021
	Level 1	Level 2	Level 3	Total
Liabilities
Derivative warrant liability	$—	—	$4,287	$4,287
Total	$—	$—	$4,287	$4,287
The table below provides a roll-forward of the changes in fair value of Level 3 financial instruments as of June 30, 2021:
Warrant Liability
Balance at December 31, 2020	$—
Additions:
Contingent payment warrant	3,743
Placement agent warrant	362
Change in fair value of warrant liability	182
Balance at June 30, 2021 (Unaudited)	$4,287
During the six month period ended June 30, 2021, no transfers occurred between Level 1, Level 2, and Level 3 instruments.
NOTE 8. RELATED PARTY AGREEMENTS
In the normal course of business, the Company reimburses Fortress for various payroll related costs and general and administrative costs. As of June 30, 2021 and December 31, 2020, the Company had a balance of approximately $0.3 million and $0.1 million, respectively recorded as accounts payable — related party on the consolidated balance sheets.

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Fortress Note
Since the Company’s inception in October 2014, Fortress has funded the Company’s operations through a working capital loan pursuant to the terms of a future advance promissory note (the “Fortress Note”). The Fortress Note matures on or before December 31, 2024.
As of both June 30, 2021 and December 31, 2020, the Company had an outstanding balance of approximately $5.2 million under this related party note, which is recorded as a long-term note payable — related party on the consolidated balance sheets. This is an interest-free note that will convert into shares of our common stock upon the consummation of our initial public offering.
Fortress Income Tax
As of June 30, 2021, the Company is 93% owned by Fortress and has been filing consolidated federal tax returns and consolidated or combined state tax returns in multiple jurisdictions with Fortress. In connection with the filing of the consolidated tax return, the Company’s tax liabilities for the year ended December 31, 2020 of $1.9 million was satisfied utilizing NOLs generated by Fortress. Extinguishment of these liabilities to Fortress was recorded on the Company’s consolidated balance sheets as a contribution of capital.
Additionally, see Note 17 below for a discussion of income taxes.
Allocated Parent Cost
Certain parent costs associated with the activities of the Company have been allocated. The expense allocations to Journey are employee and stock-based compensation for finance and accounting service provided to the Company based on time spent on Journey projects. The allocations were based on assumptions that management believes are reasonable. For the three months ended June 30, 2021 and 2020, the allocated expenses were approximately $0.1 million and $ nil, respectively, and were recorded to general and administration expenses. For the six months ended June 30, 2021 and 2020, the allocated expenses were approximately $0.2 million and $ nil, respectively, and were recorded to general and administration expenses. This amount due to parent is recorded in accrued expenses, related party.
NOTE 9. ACCRUED EXPENSES
Accrued expenses consisted of the following (dollars in thousands):
	June 30, 2021	December 31, 2020
	(Unaudited)
Accrued expenses:
Accrued employee compensation	$1,948	$2,041
Research and development – license fees	8,000	—
Accrued royalties payable	3,340	2,682
Accrued coupons and rebates	18,609	12,869
Return reserve	2,099	2,580
Other	1,368	1,326
Total accrued expenses	$35,364	$21,498

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 10. INSTALLMENT PAYMENTS — LICENSES
Installment payment — licenses consist of the following (dollars in thousands):
	June 30, 2021
	Ximino(1)	Accutane(2)	Anti-Itch Product(3)	Total
Installment payments – licenses, short-term	$2,000	$1,000	$1,500	$4,500
Less: imputed interest	(517)	(101)	(21)	(639)
Sub-total installment payments – licenses, short-term	1,483	899	1,479	3,861
Installment payments – licenses, long-term	5,000	2,000	—	7,000
Less: imputed interest	(519)	(46)	—	(565)
Sub-total installment payments – licenses, long-term	4,481	1,954	—	6,435
Total installment payments – licenses	$5,964	$2,853	$1,479	$10,296
	December 31, 2020
	Ximino(1)	Accutane(2)	Anti-Itch Product(3)	Total
Installment payments – licenses, short-term	$2,000	$500	$2,800	$5,300
Less: imputed interest	(602)	(122)	(54)	(778)
Sub-total installment payments – licenses, short-term	1,398	378	2,746	4,522
Installment payments – licenses, long-term	5,000	3,000	1,000	9,000
Less: imputed interest	(775)	(88)	—	(863)
Sub-total installment payments – licenses, long-term	4,225	2,912	1,000	8,137
Total installment payments – licenses	$5,623	$3,290	$3,746	$12,659

Note 1: Imputed interest rate of 11.96% and maturity date of July 22, 2024.
Note 2: Imputed interest rate of 4.03% and maturity date of July 29, 2023.
Note 3: Imputed interest rate of 4.25% and maturity date of January 1, 2022.
The future amortization of the discount for notes payable for the years ending is as follows (dollars in thousands):
	Principal	Imputed Interest	Total Notes Payable
Six Months Ended December 31, 2021	$2,500	$(341)	$2,159
December 31, 2022	5,000	(490)	4,510
December 31, 2023	2,500	(276)	2,224
December 31, 2024	1,500	(97)	1,403
Total	$11,500	$(1,204)	$10,296
NOTE 11. OPERATING LEASE OBLIGATIONS
The Company leases 3,681 square feet of office space in Scottsdale, Arizona. In August 2020, the Company amended its office lease and extended the lease term for an additional 25 months at an annual rate of approximately $0.1 million.The term of the amended lease commenced on December 1, 2020 and will expire on December 31, 2022.

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The Company recorded rent expense as follows (dollars in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Lease cost
Operating lease cost	$21	$24	$44	$47
Variable lease cost	1	—	2	—
Total lease cost	$22	$24	$46	$47
The following table summarizes quantitative information about the Company’s operating leases (dollars in thousands):
	Six Months Ended June 30,
	2021	2020
Operating cash flows from operating leases	$44	$47
Weighted-average remaining lease term – operating leases	1.2	0.5
Weighted-average discount rate – operating leases	4.0%	6.0%
As of June 30, 2021, future minimum lease payments under lease agreements associated with the Company’s operations were as follows (dollars in thousands):
Future Lease Liability
Six Months Ended December 31, 2021	$48
Year Ended December 31, 2022	100
Total	148
Less: present value discount	(5)
Operating lease liabilities	$143
NOTE 12. LINES OF CREDIT
East West Bank Working Capital Line of Credit
On March 31, 2021, the Company entered into an agreement with East West Bank (“EWB”) in which EWB agreed to provide a $7.5 million working capital line of credit. The line of credit is secured by the Company’s receivables and cash. Interest on the line is the greater of 4.25% or the Prime Rate plus 1%. The agreement matures in 36 months. There have been no amounts drawn upon this line of credit during the three or six months ended June 30, 2021.

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 13. INTERST EXPENSE AND FINANCING FEES
Interest expense and financing fees for the periods consisted of the following (dollars in thousands):
($ in thousands)	Six Months Ended June 30,
	2021			2020
	Interest	Fees	Total	Interest	Fees	Total
Convertible preferred shares	—	270	270	—	—	—
Conversion premium	584	—	584	—	—	—
Interest payable on convertible preferred shares	263	—	263	—	—	—
Installment payments – licenses	441	—	441	305	—	305
EWB Fees	5	—	5	—	—	—
Total Interest Expense and Financing Fee	$1,293	$270	$1,563	$305	$—	$305
($ in thousands)	Three Months Ended June 30,
	2021			2020
	Interest	Fees	Total	Interest	Fees	Total
Convertible preferred shares	—	270	270	—	—	—
Conversion premium	584	—	584	—	—	—
Interest payable on convertible preferred shares	263	—	263	—	—	—
Installment payments – licenses	220	—	220	155	—	155
EWB Fees	5	—	5	—	—	—
Total Interest Expense and Financing Fee	$1,072	$270	$1,342	$155	$—	$155
The conversion premium relates to the 15% discount at which the Class A Preferred Stock converts, see Note 15. In accordance with the measurement and recognition guidance of ASC 835-30 Imputation of Interest, the Company will accrete the convertible preferred share settled notes to the estimated settlement amount of $14.7 million.
NOTE 14. COMMITMENTS AND CONTINGENCIES
License Agreements
The Company has undertaken to make contingent milestone payments to the licensors of its portfolio of drug products and candidates. In addition, the Company shall pay royalties to such licensors based on a percentage of net sales of each drug candidate following regulatory marketing approval. For additional information on future milestone payments and royalties, see Note 5.
NOTE 15. STOCKHOLDERS’ EQUITY AND CLASS A PREFERRED STOCK
Common Stock
The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue 50,000,000 shares of $0.0001 par value Common Stock of which 6,000,000 shares are designated and authorized as Class A Common Stock.
Voting Rights
Each holder of Common Stock is entitled to one vote per share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s Certificate of Incorporation and bylaws do not provide for cumulative voting rights.

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Each holder of Class A Common Stock is entitled to a number of votes that is equal to 1.1 times a fraction, the numerator of which is the sum of the shares of outstanding Common Stock including the Class A Common Stock and the denominator of which is the number of outstanding shares of Class A Common Stock. Thus, the Class A Common Stock will at all times constitute a voting majority.
Dividends
The holders of the Company’s outstanding shares of Common Stock and Class A Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board of Directors out of legally available funds.
Liquidation
In the event of the Company’s liquidation, dissolution or winding up, holders of Common Stock and Class A Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock.
Rights and Preference
Holders of the Company’s Common Stock and Class A Common Stock have no preemptive, conversion or subscription rights, and there is no redemption or sinking fund provisions applicable to either the Common Stock or the Class A Common Stock. The rights, preferences and privileges of the holders of Common Stock and Class A Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of the Company’s Preferred Stock that are or may be issued.
8% Cumulative Convertible Class A Preferred Offering
In March 2021, the Company commenced an offering of 8% Cumulative Convertible Class A Preferred Stock (“Class A Preferred Offering”) in an aggregate minimum amount of $12.5 million and an aggregate maximum amount of $30.0 million. The Class A Preferred Offering terminated on July 18, 2021. The Class A Preferred Stock automatically converts into the Company’s Common Stock upon a sale of the Company or a financing in an amount of at least $25.0 million within a year of the closing date of the Class A Preferred Offering (extendable by another six months at the Company’s option) at a discount of 15% to the per share qualified stock price. In the event that neither a sale of the Company nor a $25.0 million financing is completed, the Class A Preferred Stock will be exchanged for shares of Fortress common stock, at a 7.5% discount to the average Fortress common stock trading price over the 10-day period preceding such exchange.
The Company evaluated the terms of the Class A Preferred Offering under ASC 480, Distinguishing Liabilities from Equity, and determined the instrument met the criteria to be recorded as a liability. The value at conversion does not vary with the value of Journey’s common shares, therefore the settlement provision would not be considered a conversion feature. Accordingly, the Company determined liability classification is appropriate and as such, this instrument is accounted for as a liability on the Company’s condensed consolidated balance sheet.
Dividends on the Class A Preferred Stock will be paid quarterly in shares of Fortress common stock based upon a 7.5% discount to the average trading price over the 10-day period preceding the dividend payment date As consideration for the foregoing, the Company will issue to Fortress additional shares of common stock, debt securities, or a combination of the two for the amount of such dividend. At June 30, 2021, the Company recorded $0.3 million representing the dividend payable on June 30, 2021 to the Class A Preferred Stock shareholders. This amount is recorded in accrued expenses, related party.
The Company has completed five closings in connection with the Class A Preferred Offering (“Closings”). In connection with the Closings, the Company issued an aggregate of 758,680 Class A

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Preferred shares at a price of $25.00 per share, for gross proceeds of $19.0 million. Following the payment of placement agent fees of $1.9 million, and other expenses of $0.1 million, the Company received $17.0 million of net proceeds.
For the period ended June 30, 2021, the Company raised $14.3 million in gross proceeds and received net proceeds $12.6 million. Cash fees paid were comprised of the following: $1.4 million in placement agent fees and $0.3 million in legal and administrative fees. Non-cash fees were the initial fair value of the contingent placement agent warrant of $0.4 million. The fees were recorded to debt discount on the unaudited interim condensed consolidated balance sheet at June 30, 2021.
Stock Options
In 2015, the Company’s Board of Directors adopted, and stockholders approved, the Journey Medical 2015 Stock Plan (the “Plan”) authorizing the Company to grant up to 3,000,000 shares of common stock to eligible employees, directors, and consultants in the form of restricted stock, stock options and other types of grants. In August 2020, the Company’s Board of Directors approved an increase to the shares available for issuance under the Plan by 642,857 shares. The amount, terms, and exercisability provisions of grants are determined by the Board of Directors. As of June 30, 2021 and December 31, 2020, 146,666 and 34,000 shares, respectively, were available for issuance under the Plan.
The following table summarizes the Company’s stock option activities:
	Number of shares	Weighted average exercise price	Total weighted average intrinsic value	Weighted average remaining contractual life (years)
Outstanding options at December 31, 2020	2,142,000	$0.80	$7,934,320	5.72
Exercised	(10,000)	0.68
Forfeited	(17,666)	1.36
Outstanding options at June 30, 2021	2,114,334	$0.79	$7,840,679	5.20
Options vested and exercisable	1,978,416	$0.75	$7,415,011	5.02
During the six months ended June 30, 2021, exercises of stock options resulted in total proceeds of approximately $7,000. For the three months ended June 30, 2021 and 2020, the Company recognized approximately $11,000 and $0.2 million, respectively, of stock-based compensation expense related to options which was recorded in SG&A in the unaudited interim condensed consolidated statements of operations. For the six months ended June 30, 2021 and 2020, the Company recognized approximately $33,000 and $0.1 million, respectively of stock-based compensation expense related to options which was recorded in SG&A in the unaudited interim condensed consolidated statements of operations.
As of June 30, 2021, the Company had unrecognized stock-based compensation expense related to all unvested options of $47,000, which the Company expects to recognize over a weighted-average period of approximately 1.2 years.
Restricted Stock Units
The following table summarizes the Company’s restricted stock activities:

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
	Number of units	Weighted average exercise price
Unvested balance at December 31, 2020	815,524	$3.37
Forfeited	(95,000)	3.37
Unvested balance at June 30, 2021	720,524	$3.37
The unvested RSUs vest contingent upon a change of control, sale of the Company or an initial public offering event occurring within five years of the grant date. As of June 30, 2021, no stock-based compensation expense has been recorded related to these grants. Stock-based compensation expense for these awards in the amount of $2.4 million, the fair value as calculated on the grant date, will be recorded if and when it becomes probable that one of the contingent vesting events will be achieved.
NOTE 16. REVENUES FROM CONTRACTS AND SIGNIFICANT CUSTOMERS
Disaggregation of Net Revenues
The Company has the following marketed products, Qbrexza®, Accutane®, Targadox®, Ximino®, Exelderm®, Luxamend® and Ceracade®. Substantially all of the Company’s product revenues are recorded in the U.S. Revenues by product are summarized as follows (dollars in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Targadox®	$5,727	$6,514	$12,926	$14,981
Ximino®	1,312	2,074	3,413	4,823
Exelderm®	1,736	864	2,953	1,687
Accutane®	1,945	—	2,141	—
Qbrexza®	4,568	—	4,568	—
Other branded revenue	—	(37)	6	(130)
Total product revenues	$15,288	$9,415	$26,007	$21,361
Significant Customers
For the six months ended June 30, 2021, none of the Company’s customers accounted for more than 10% of its total gross product revenue.
As of June 30, 2021, one of the Company’s customers accounted for 14% of its total accounts receivable balance.
NOTE 17. INCOME TAXES
The Company records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax effects attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carryforwards. The Company establishes a valuation allowance if Management believes it is more likely than not that the deferred tax assets will not be recovered based on an evaluation of objective verifiable evidence. Management has considered the Company’s history of cumulative tax and book income incurred since inception, and the other positive and negative evidence, and has concluded that it is more likely than not that the Company will realize the benefits of the net deferred tax assets as of June 30, 2021 and 2020.

JOURNEY MEDICAL CORPORATION
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2021 and 2020, income tax expense or (benefit) was ($3.3 million) and $0.9 million, respectively, resulting in an effective income tax rate of 22.3% and 25.2%, respectively. The change in effective tax rate is due to changes in unfavorable permanent book tax differences.
For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is greater than 50% likely of being realized. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit. As of June 30, 2021, the Company had no unrecognized tax benefits and does not anticipate any significant change to the unrecognized tax benefit balance. The Company would classify interest and penalties related to uncertain tax positions as income tax expense, if applicable. There was no interest expense or penalties related to unrecognized tax benefits recorded through June 30, 2021.
NOTE 18. NET INCOME PER COMMON SHARE
The Company’s common stock equivalents, including unvested restricted stock and options have been excluded from the computation of diluted loss per share for the three and six months ended June 30, 2021 as the effect would be to reduce the loss per share. Therefore, the weighted average common stock outstanding used to calculate both basic and diluted income loss per share is the same for the three and six months ended June 30, 2021.
The following shares of potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding, as the effect of including such securities would be anti-dilutive for the three and six months ended June 30, 2021:
For the Three and Six Months Ended June 30, 2021
Unvested restricted stock units/awards	720,524
Unvested Options	2,114,334
Total potential dilutive effect	2,834,858
The following is a reconciliation of the numerator and denominator of the diluted net income per share computations for the periods presented below (in thousands except for share and per share amounts):
	Three Months	Six Months
	Ended June 30, 2020
Net income	$455	$2,752
Weighted average shares outstanding – basic	9,133,333	9,133,333
Stock options	1,699,657	1,692,946
Weighted average shares outstanding – diluted	10,832,990	10,826,279
Per share data:
Basic	$0.05	$0.30
Diluted	$0.04	$0.25

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Journey Medical Corporation:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Journey Medical Corporation (and subsidiary) (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively, the consolidated financial statements).In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB)and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
Short Hills, New Jersey
July 21, 2021

JOURNEY MEDICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	December 31,
	2020	2019
ASSETS
Current assets
Cash	$8,246	$4,801
Accounts receivable, net of reserves	23,928	18,955
Inventory	1,404	857
Prepaid expenses and other current assets	1,664	655
Total current assets	35,242	25,268
Long-term assets
Property and equipment, net	—	5
Intangible assets, net	15,029	7,377
Operating lease right-of-use asset, net	175	84
Deferred tax assets	1,454	1,119
Other assets	6	6
Total long-term assets	16,664	8,591
Total assets	$51,906	$33,859
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,839	$2,043
Accounts payable, related party	117	65
Accrued expenses	21,498	18,706
Installment payments – licenses, short-term (net of debt discount of $778 and nil as of December 31, 2020 and December 31, 2019, respectively)	4,522	—
Operating lease liabilities, short-term	85	83
Total current liabilities	28,061	20,897
Income tax payable	99	—
Note payable, related party	5,220	5,220
Installment payments – licenses, long-term (net of debt discount of $863 and $2,010 as of December 31, 2020 and December 31, 2019, respectively)	8,137	4,990
Operating lease liabilities, long-term	97	—
Total liabilities	41,614	31,107
Commitments and contingencies (Note 10)
Stockholders’ equity
Common stock, $.0001 par value, 50,000,000 shares authorized
Common stock, 3,151,333 and 3,133,333 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	—	—
Common stock – Class A, 6,000,000 shares issued and outstanding as of December 31, 2020 and December 31, 2019	1	1
Additional paid-in capital	5,171	2,914
Retained earnings (accumulated deficit)	5,120	(163)
Total stockholders’ equity	10,292	2,752
Total liabilities and stockholders’ equity	$51,906	$33,859
The accompanying notes are an integral part of these consolidated financial statements.

JOURNEY MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
	For the Years Ended December 31,
	2020	2019
Product revenue, net	$44,531	$34,921
Operating expenses
Cost of goods sold – product revenue	14,594	10,532
Selling, general and administrative	22,086	19,130
Total operating expenses	36,680	29,662
Income from operations	7,851	5,259
Other expense
Interest expense	698	255
Total other expense	698	255
Income before income taxes	7,153	5,004
Income tax expense	1,870	1,379
Net income	$5,283	$3,625
Net income per common share – basic	$0.58	$0.40
Net income per common share – diluted	$0.49	$0.36
Weighted average shares outstanding – basic	9,135,985	9,133,333
Weighted average shares outstanding – diluted	10,836,122	10,075,804
The accompanying notes are an integral part of these consolidated financial statements.

JOURNEY MEDICAL CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share data)
	Common Stock		Common Stock A		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of January 1, 2019	3,133,333	$—	6,000,000	$1	$1,491	$(3,788)	$(2,296)
Stock-based compensation	—	—	—	—	240	—	240
Contribution of capital – extinguishment of related party payable	—	—	—	—	1,183	—	1,183
Net income	—	—	—	—	—	3,625	3,625
Balance as of December 31, 2019	3,133,333	$—	6,000,000	$1	$2,914	$(163)	$2,752
Stock-based compensation	—	—	—	—	153	—	153
Exercise of options for cash	18,000	—	—	—	13	—	13
Contribution of capital – extinguishment of related party payable	—	—	—	—	2,091	—	2,091
Net income	—	—	—	—	—	5,283	5,283
Balance as of December 31, 2020	3,151,333	$—	6,000,000	$1	$5,171	$5,120	$10,292
The accompanying notes are an integral part of these consolidated financial statements.

JOURNEY MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Years Ended December 31,
	2020	2019
Cash flows from operating activities
Net income	$5,283	$3,625
Adjustments to reconcile net loss to net income provided by operating activities:
Depreciation expense	5	5
Bad debt expense	49	100
Non-cash interest expense	698	255
Amortization of license fee	1,420	1,174
Amortization of operating lease right-of-use assets	91	85
Stock-based compensation	153	240
Deferred income taxes	(335)	69
Changes in operating assets and liabilities:
Accounts receivable	(5,022)	(10,492)
Inventory	(547)	(179)
Prepaid expenses and other current assets	(1,009)	404
Accounts payable	(204)	1,083
Accounts payable, related party	52	65
Accrued expenses	2,390	11,651
Income tax payable	2,191	1,019
Lease liabilities	(83)	(86)
Net cash provided by operating activities	5,132	9,018
Cash flows from investing activities
Purchase of intangible assets	(1,200)	(2,400)
Net cash used in investing activities	(1,200)	(2,400)
Cash flows from financing activities
Proceeds from the exercise of options	13	—
Payment of license note payable	(500)	—
Payment of Fortress Note	—	(4,000)
Proceeds from Fortress Note	—	449
Net cash used in financing activities	(487)	(3,551)
Net increase in cash	3,445	3,067
Cash at the beginning of the period	4,801	1,734
Cash at the end of the period	$8,246	$4,801
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$110	$192
Supplemental disclosure of non-cash financing and investing activities:
Note payable for intangible asset acquisition	$7,872	$4,734
Contribution capital – extinguishment of related party payable	$2,091	$1,183
The accompanying notes are an integral part of these consolidated financial statements.

JOURNEY MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. ORGANIZATION AND PLAN OF BUSINESS OPERATIONS
Journey Medical Corporation was formed on July 18, 2014. The Company is a commercial-stage pharmaceutical company that focuses on the development and commercialization of pharmaceutical products for the treatment of dermatological conditions. The current product portfolio includes five branded and three authorized generic prescription drugs for dermatological conditions that are marketed in the U.S. The Company acquires rights to future products by licensing or otherwise acquiring an ownership interest in, funding the research and development of, and eventually commercializing, the products through their exclusive field sales organization.
As of December 31, 2020 and 2019, the Company is a majority-owned subsidiary of Fortress Biotech, Inc. (“Fortress” or “Parent”).
Liquidity and Capital Resources
Since inception, the Company’s operations have been financed primarily through a working capital note from Fortress and cash received from customers. For the next twelve months from the issuance of these consolidated financial statements the Company will be able to fund its operations through operating activities, proceeds from the Company’s 8% Cumulative Convertible Class A Preferred Offering, from which the Company has received gross proceeds of $14.3 million, as well as potential utilization of the Company’s East West Bank Working Line of Credit of $7.5 million, see Note 15.
The Company regularly evaluates market conditions, its liquidity profile, and various financing alternatives for opportunities to enhance its capital structure. If opportunities are favorable, the Company may seek to raise capital through debt or equity financings to expand its product portfolio. If such funding is not available or not available on terms acceptable to the Company, the Company’s current plans for expansion of its product portfolio will be curtailed.
In addition to the foregoing, the Company does not expect any material impact on its revenue levels and its liquidity due to the worldwide spread of COVID-19. However, the Company is continuing to assess the impact the spread of COVID-19 may have on its future revenue streams and operations.
NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s consolidated financial statements include the accounts of the Company and the accounts of the Company’s wholly-owned subsidiary, JG Pharma, Inc. (“JG” or “JG Pharma”). All intercompany balances and transactions have been eliminated.
Emerging Growth Company
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”), or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s consolidated financial statements upon adoption. Under the Jumpstart Our Business Startups Act of 2012, as amended, the Company upon completion of a public offering would meet the definition of an emerging growth company and would elect the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates made by management include provisions for product returns, coupons, rebates, chargebacks, discounts, allowances and distribution fees paid to certain wholesalers and useful lives of amortizable intangible assets. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.
Segment Information
Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one segment.
Cash
The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash at December 31, 2020 and 2019 consisted entirely of cash in institutions in the United States. Balances at certain institutions have exceeded Federal Deposit Insurance Corporation insured limits.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash. Periodically, the Company may maintain deposits in financial institutions in excess of government insured limits. Management believes that the Company is not exposed to significant credit risk as the Company’s deposits are held at financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on these deposits.
The Company’s accounts receivable primarily represent amounts due from drug wholesalers and specialty pharmacies in the United States. The Company performs periodic credit evaluations of customers and does not require collateral. An allowance for doubtful accounts is maintained for potential credit losses based on the aging of accounts receivable, historical bad debts experience, and the customer’s current ability to pay its obligations to the Company. Accounts receivables balances are written off against the allowance when it is probable that the receivable will not be collected. See Note 12 for significant customers.
Revenue Recognition
The Company records revenue in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of this revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. Our revenues primarily result from contracts with customers, which are generally short-term and have a single performance obligation — the delivery of product. The Company’s performance obligation to deliver products is satisfied at the point in time that the goods are received by the customer, which is when the customer obtains title to and has the risks and rewards of ownership of the products. The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.
Many of the Company’s products sold are subject to trade discounts, rebates, coupons and right of return. Revenues are recorded net of provisions for variable consideration, including discounts, rebates, governmental rebate programs, price adjustments, returns, chargebacks, promotional programs and other sales allowances. Accruals for these provisions are presented in the consolidated financial statements as reductions in determining net sales and as a contra asset in accounts receivable, net (if settled via credit) and other current liabilities (if paid in cash). Amounts recorded for revenue deductions can result from a complex series of judgements about future events and uncertainties and can rely heavily on estimates and assumptions. The following section briefly describes the nature of the Company’s provisions for variable consideration and how such provisions are estimated.
Trade Discounts and Other Sales Allowances — The Company provides trade discounts and allowances to its wholesale customers for sales order management, data, and distribution services. The Company also provides for prompt pay discounts if payment is received within the payment term days which generally range from 30 to 75 days. These discounts and allowances are recorded at the time of sale based on the customer’s contracted rate and have been recorded as a reduction of revenue and a reduction to accounts receivables.
Product Returns — Consistent with industry practice, the Company offers customers a right to return any unused product and such right of return commences six months prior to product expiration date and ends one year after product expiration date. Products returned for expiration are reimbursed at current or contracted price less 5%. The Company estimates the amount of its product sales that may be returned by its customers and accrues this estimate as a reduction of revenue in the period the related product revenue is recognized. The Company currently estimates product return reserves using available industry data and its own sales information, including its visibility and estimates into the inventory remaining in the distribution channel.
The Company currently estimate products returns to be approximately 3% of gross sales to the wholesalers. The 3% rate is estimated by using both historical and industry data. On a quarterly basis, the Company monitors products returns and will adjust this percentage if needed. The Company does not estimate returns for sales made to the specialty pharmacies as their historical ordering pattern is approximately every two weeks and as such, inventory turns every two weeks.
Government Chargebacks — Chargebacks for fees and discounts to indirect qualified government healthcare providers represent the estimated obligations resulting from contractual commitments to sell products to qualified U.S. Department of Veterans Affairs hospitals and 340B entities at prices lower than the list prices charged to customers who directly purchase the product from the Company. Customers charge the Company for the difference between what they pay for the product and the statutory selling price to the qualified government entity. These allowances are established in the same period that the related revenue is recognized, resulting in a reduction of product revenue and accounts receivables, net. The chargeback amount from our direct customer is are generally determined at the time of their resale to the qualified government healthcare provider by customers, and the Company generally issues credits for such amounts within a few weeks of our direct customer’s notification to the Company of the resale. The allowance for chargebacks is based on expected sellthrough levels by our direct customers to indirect customers, as well as estimated wholesaler inventory levels.
Government Rebates — The Company is subject to discount obligations under state Medicaid programs and Medicare. These accruals are recorded in the same period the related revenue is recognized, resulting in a reduction of product revenue. For Medicare, the Company also estimates the number of patients in the prescription drug coverage gap for whom the Company will owe an additional liability under the Medicare Part D program. For Medicaid programs, the Company estimates the portion of sales attributed to Medicaid patients and records a liability for the rebates to be paid to the respective state Medicaid programs. The Company’s liability for these rebates consists of invoices received for claims from prior quarters that have not been paid or for which an invoice has not yet been received, estimates of claims for the current quarter, and estimated future claims that will be made for product that has been recognized as revenue, but which remains in the distribution channel inventories at the end of each reporting period.
Coupons — The Company offers coupons on products for qualified commercially-insured parties with prescription drug co-payments. Such product sales flow through both traditional wholesaler and specialty pharmacy channels. Approximately 85% of the Company's product revenues are sold through the specialty pharmacy channel which has a shorter cycle from the Company’s sales date to the fulfilment of the prescription by the specialty pharmacy customer. This results in less inventory in this channel. Coupons are processed and redeemed at the time of prescription fulfilment by the pharmacy and the Company is charged for the coupons redeemed monthly. The majority of coupon liability at the end of the period represent coupons that have been redeemed for which the Company has been billed and an accrual for expected redemptions for product in the distribution channel. This element of the liability requires the Company to estimate the distribution channel inventory at period end, the expected redemption rates and the cost per coupon claim that the Company expects to receive associated with product that has been recognized as revenue but remains in the distribution channel at the end of each reporting period. The estimate of product remaining in the distribution channel is comprised of actual inventory at the wholesaler as well as an estimate of inventory at the specialty pharmacies, which the Company estimates based upon historical ordering patterns which consist of reordering approximately every two weeks. The estimated redemption rate is based on historical redemptions as a percentage of units sold. The cost per coupon is based on the coupon rate.
Managed Care Rebates — The Company offers managed care rebates to certain providers. The Company calculates rebate payment amounts due under this program based on actual qualifying products and applies a contractual discount rate. The accrual is based on an estimate of claims that the Company expects to receive and inventory in the distribution channel. The accrual is recognized at the time of sale, resulting in a reduction of product revenue
Accounts Receivable
Accounts receivable consists of amounts due to the Company for product sales. The Company’s accounts receivable reflects discounts for estimated early payment. Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. Accounts that are outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due and the customer’s current ability to pay its obligation to the Company. The Company writes off accounts receivable when they become uncollectible. The allowance for doubtful accounts were $0.1 million as of both December 31, 2020 and 2019.
Inventories
Inventories comprise finished goods, which are valued at the lower of cost and net realizable value, on a first-in, first-out basis. The Company evaluates the carrying value of inventories on a regular basis, taking into account anticipated future sales compared with quantities on hand, and the remaining shelf life of goods on hand.
Property and Equipment
Computer equipment, furniture and fixtures and machinery and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the estimated useful lives or the term of the respective leases.
Intangible Assets
Intangible assets are reported at cost, less accumulated amortization and impairments. Intangible assets with finite lives are amortized over their estimated useful lives, which represents the estimated life of the product. Amortization is calculated primarily using the straight-line method.
During the ordinary course of business, the Company has entered into certain licenses and asset purchase agreements. Potential milestone payments for achieving sales targets or regulatory development milestones are recorded when it is probable of achievement. Upon a milestone payment being achieved, the milestone payment will be capitalized and amortized over the remaining useful life for approved products and expensed for milestones prior to FDA approval. Royalty payments are recorded as cost of goods sold as sales are recognized.
Impairment of Long-Lived Assets
The Company reviews long-lived assets, including property and equipment, for impairment at least annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the long-lived asset in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows.
Leases
Effective January 1, 2019, the Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet as both a right-of-use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right-of-use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset result in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred.
In calculating the right-of-use asset and lease liability, the Company elects to combine lease and non-lease components.
Contingencies
The Company records accruals for contingencies and legal proceedings expected to be incurred in connection with a loss contingency when it is probable that a liability has been incurred and the amount can be reasonably estimated.
If a loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.
Stock-based Compensation
The Company expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards and actual forfeitures.
The fair value of the Company’s common stock underlying the stock options is also an input to the Black-Scholes option pricing model. The Company engages an independent third-party valuation firm to provide an estimate of the fair value of its common stock annually, utilizing input from management. The fair value of the Company’s common stock was determined considering a number of objective and subjective factors, including valuations of guideline public companies, transactions of guideline public companies, discounts for lack of control transactions, lack of liquidity of the Company’s common stock and the general and industry-specific economic outlook.
The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, which requires the use of a number of assumptions including the fair value of the common stock, expected volatility, risk-free interest rate, expected dividends and the expected term of the option. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. Forfeitures are recorded as they occur. All stock-based compensation costs are recorded in selling, general and administrative (“SG&A”) expense in the consolidated statements of operations.
Income Taxes
As of December 31, 2020, the Company is included in the Fortress consolidated federal tax return and consolidated or combined state tax returns in multiple jurisdictions. The Company’s consolidated financial statements recognize the current and deferred income tax consequences that result from the Company’s activities during the current and preceding periods pursuant to the provisions of ASC Topic 740, Income Taxes, as if the Company were a separate taxpayer rather than a member of the Fortress consolidated income tax return group. Fortress has agreed that the Company does not have to make payments to Fortress for the Company’s use of net operating losses (“NOLs”) of Fortress (including other Fortress group members). Since Fortress does not require the Company to pay in any form for the utilization of the consolidated group’s NOLs, the tax benefit the Company realizes has been recorded as a capital contribution.
The Company records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax effects attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carryforwards. The Company establishes a valuation allowance if management believes it is more likely than not that the deferred tax assets will not be recovered based on an evaluation of objective verifiable evidence. Management has considered the Company’s history of cumulative tax and book income incurred since inception, and the other positive and negative evidence, and has concluded that it is more likely than not that the Company will realize the benefits of the net deferred tax assets as of December 31, 2020 and December 31, 2019.
For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is greater than 50% likely of being realized. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit. As of December 31, 2020, the Company had no unrecognized tax benefits and does not anticipate any significant change to the unrecognized tax benefit balance. The Company would classify interest and penalties related to uncertain tax positions as income tax expense, if applicable. There was no interest expense or penalties related to unrecognized tax benefits recorded through December 31, 2020.
Earnings Per Share
Basic net income per share of common stock is calculated by dividing net income by the weighted-average number of shares of common stock outstanding during the reporting period. Diluted earnings per share is calculated by dividing net income by the weighted-average number of shares of common stock outstanding during the reporting period after giving effect to dilutive potential common shares for stock options and restricted stock units (“RSUs”), determined using the treasury stock method. See Note 14 below.
Comprehensive Income
The Company has no components of other comprehensive income, and therefore, comprehensive income equals net income.
Recently Adopted Accounting Pronouncements
In August 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement (Topic 820), — Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. On January 1, 2020, the Company’s adoption of this guidance did not have a material impact on its consolidated financial statements.
Recently Issued Accounting Pronouncements
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

NOTE 3. INVENTORY
The Company’s inventory consists of the following (dollars in thousands):
	As of December 31,
	2020	2019
Finished Goods	$1,404	$857
Total Inventory	$1,404	$857
NOTE 4.PROPERTY AND EQUIPMENT
The Company’s property and equipment consist of the following (dollars in thousands):
	Useful Life (Years)	As of December 31,
		2020	2019
Leasehold improvements	2	$11	$11
Less: accumulated depreciation		(11)	(6)
Property and equipment, net		$—	$5
Depreciation expense for the Company’s property and equipment was $5,000 for both years ended December 31, 2020 and 2019 and was recorded in SG&A in the consolidated statements of operations.
NOTE 5. INTANGIBLES
On December 18, 2020, the Company entered an Asset Purchase Agreement (the “Anti-itch Product Agreement”) with Sun Pharmaceutical Industries, Inc. (“Sun”) for a topical product that is indicated to treat scabies and skin itch conditions (“Anti-itch Product”). Pursuant to the terms and conditions of the Anti-itch Product Agreement, the Company agreed to pay $4.0 million, comprised of a non-refundable deposit of $0.2 million upon the execution of the term sheet, an upfront cash payment of $1.8 million on January 1, 2021 and additional future payments of $0.5 million on April 1, 2021, $0.5 million on July 1, 2021, and $1.0 million on January 1, 2022. There are no subsequent milestone payments or royalties beyond the aforementioned payments. Commercial launch of this product is expected in the second half of 2021 or early 2022 upon completion of the revalidation of the manufacturing process which was discontinued by the seller.
The Company, in accordance with ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), determined the purchase of the Anti-itch Product did not constitute the purchase of a business, and therefore recorded the purchase price of the Anti-itch Product as an asset, to be amortized over the life of the product, which was deemed to be three years. The Company recorded a $3.9 million net intangible asset related to this transaction on the consolidated balance sheet as of December 31, 2020.
On July 29, 2020, the Company entered into a License and Supply Agreement with Dr. Reddy’s Laboratories Ltd. to acquire intellectual property rights to Accutane®, an oral acne product that is indicated for the treatment of severe acne (the “Accutane Agreement”). Pursuant to the terms and conditions of the Accutane Agreement, the Company agreed to pay $5.0 million, comprised of an upfront payment of $1.0 million paid upon execution with remaining payments due as follows: $0.5 million upon achievement of FDA approval of the brand name (paid in 2020), $0.5 million upon the delivery of the first order (paid in 2021) and $3.0 million in future payments due in $1.0 million installments, on the 18-month anniversary, the 24-month anniversary and the 36-month anniversary of execution of the Accutane Agreement. Three additional milestone payments totaling $17.0 million are contingent upon the achievement of certain net sales milestones. Royalties ranging from ten percent to fifteen percent are payable on net sales, subject to specified reductions. Commercial launch of this product is expected in the second half of 2021 or early 2022.
The Company, in accordance with ASU 2017-01 determined the conditions of the Accutane Agreement did not constitute the purchase of a business, and therefore recorded the consideration as an asset, to be amortized over the expected life of the product, which was deemed to be five years.

In accordance with the installment payment terms of the Accutane Agreement, the Company recorded a discount for imputed interest per ASC 835-30, Interest-Imputed Interest, of $0.3 million. The Company recorded a $4.7 million net intangible asset related to this transaction on the consolidated balance sheet as of December 31, 2020 (see Note 8 for treatment of installment payment — license).
On July 22, 2019, the Company purchased Ximino®, a minocycline hydrochloride used to treat acne from Sun. Pursuant to the terms and conditions of the Ximino Asset Purchase Agreement (“Ximino APA”), total consideration for the Ximino APA was $9.4 million, comprised of an upfront payment of $2.4 million that was paid within 60 days after execution on September 22, 2019. The remaining four payments totaling $7.0 million are due in consecutive years commencing on the second anniversary of execution of the Ximino APA. In addition, the Company is obligated to pay royalties in the mid-single digits based on net sales of Ximino, subject to specified reductions.
In accordance with the terms of the Ximino APA, the Company will incur interest expense in the event of payment default. As such, per ASC 835-30, the Company recorded an initial discount for imputed interest of $2.3 million. The Company recorded a $7.1 million intangible asset related to this transaction on the consolidated balance sheet as of December 31, 2019 (see Note 8 for treatment of installment payment — license).
The table below provides a summary of the Company’s intangible assets (dollars in thousands):
	Estimated Useful	As of December 31,
	Life (Years)	2020	2019
Ceracade®	3	$300	$300
Luxamend®	3	50	50
Targadox®	3	1,250	1,250
Ximino®(1)	7	7,134	7,134
Exelderm®	3	1,600	1,200
Accutane®(2)	5	4,727	—
Anti-itch product(3)	3	3,945	—
Total		19,006	9,934
Less: accumulated amortization		(3,977)	(2,557)
Intangible assets, net		$15,029	$7,377

(1)
Includes an upfront payment of $2.4 million and four payments totaling $7.0 million due in consecutive years commencing on the second anniversary of the execution of the Ximino APA. Such payments were discounted by $2.3 million due to the long-term nature of such payments (also see Note 8).

(2)
Includes an upfront payment of $1.0 million and one milestone payment of $0.5 million in 2020 as well as four payments totaling $3.5 million due at various points between 2021 through 2023. Such payments were discounted by $0.3 million due to the long-term nature of such payments (also see Note 8). As of December 31, 2020, this asset has not yet been placed in service, therefore no amortization expense was recognized on this asset for the year ended December 31, 2020. The Company expects the asset to be placed in service in the second half of 2021. Once the asset is placed in service the Company will amortize the asset over five years, which represents its expected useful life.

(3)
Includes an upfront payment of $0.2 million, three payments totaling $2.8 million due in 2021 and $1.0 million due in 2022. Such payments were discounted by $0.1 million due to the long-term nature of such payments (also see Note 8). As of December 31, 2020, this asset has not yet been placed in service, therefore no amortization expense was recognized on this asset for the year ended December 31, 2020. Commercial launch of this product is expected in the third quarter of 2021.

Amortization expense for the Company’s intangible assets for the years ended December 31, 2020 and 2019 was $1.4 million and $1.2 million, respectively, and was recorded in cost of goods sold in the consolidated statements of operations.

The future amortization of these intangible assets for the years ending is as follows (dollars in thousands):
	Ximino®	Exelderm®	Accutane®	Total Amortization
December 31, 2021	$1,019	$667	$788	$2,074
December 31, 2022	1,019	—	945	1,964
December 31, 2023	1,019	—	945	1,964
December 31, 2024	1,019	—	945	1,964
December 31, 2025	1,019	—	945	1,964
Thereafter	595	—	159	754
Sub-total	$5,690	$667	$4,727	$11,084
Assets not yet placed in service	—	—	—	3,945
Total	$5,690	$667	$4,727	$15,029
NOTE 6. RELATED PARTY AGREEMENTS
In the normal course of business, the Company reimburses Fortress for various payroll related costs and general and administrative costs. As of each December 31, 2020 and 2019, the Company had a balance of approximately $0.1 million recorded as accounts payable — related party on the consolidated balance sheets.
Fortress Note
Since the Company’s inception in October 2014, Fortress has funded the Company’s operations through a working capital loan pursuant to the terms of a future advance promissory note (the “Fortress Note”). The Fortress Note matures on or before December 31, 2024.
As of both December 31, 2020 and 2019, the Company had an outstanding balance of approximately $5.2 million under this related party note, which is recorded as a long-term note payable — related party on the consolidated balance sheets. This is an interest-free note that will convert into shares of our common stock upon the consummation of our initial public offering.
Fortress Income Tax
As of December 31, 2020, the Company is 92.9% owned by Fortress and has been filing consolidated federal tax returns and consolidated or combined state tax returns in multiple jurisdictions with Fortress. In connection with filing consolidated tax return, the Company’s tax liabilities for the years ended December 31, 2020 and 2019, of $1.9 million and $1.4 million, respectively were satisfied utilizing NOLs generated by Fortress. Extinguishment of these liabilities to Fortress was recorded on the Company’s consolidated balance sheets as contributions of capital.
Additionally, see Note 13 below for a discussion of income taxes.

NOTE 7. ACCRUED EXPENSES
Accrued expenses consisted of the following (dollars in thousands):
	As of December 31,
	2020	2019
Accrued expenses:
Accrued employee compensation	$2,041	$1,762
Accrued royalties payable	2,682	2,320
Accrued coupon and rebates	12,869	9,291
Accrued returns reserve	2,580	4,516
Other	1,326	817
Total accrued expenses	$21,498	$18,706
NOTE 8. INSTALLMENT PAYMENTS — LICENSES
As of December 31, 2019, the Company recorded a note payable of $4.7 million, net of an imputed interest discount of $2.3 million, in connection with its acquisition of Ximino (see Note 5). The imputed interest discount was calculated utilizing an 11.96% effective interest rate based upon an unsecured, non-investment grade “CCC” rate. Interest expense associated with the note payable for Ximino was $0.6 million and $0.3 million for the years ended December 31, 2020 and 2019, respectively.
As of December 31, 2020, the Company recorded a note payable of $3.7 million, net of an imputed interest discount of $0.3 million, in connection with its acquisition of Accutane (see Note 5). The imputed interest discount was calculated utilizing an 4.00% effective interest rate based upon a fully secured asset-based lending rate. Interest expense associated with the note payable for Accutane was $0.1 million and $0 for the years ended December 31, 2020 and 2019, respectively.
As of December 31, 2020, the Company recorded a note payable of $3.7 million, net of an imputed interest discount of $0.1 million, in connection with its acquisition of an Anti-itch Product (see Note 5). The imputed interest discount was calculated utilizing an 4.25% effective interest rate based upon a fully secured asset-based lending rate. Interest expense associated with the note payable for the Anti-itch Product was $1,000 and $0 for the years ended December 31, 2020 and 2019, respectively.
The future amortization of the discount for notes payable for the years ending is as follows (dollars in thousands):
	Principal	Imputed Interest Discount	Total Notes Payable
December 31, 2021	$5,300	$(778)	$4,522
December 31, 2022	5,000	(490)	4,510
December 31, 2023	2,500	(276)	2,224
December 31, 2024	1,500	(97)	1,403
Total	$14,300	$(1,641)	$12,659
NOTE 9. OPERATING LEASE OBLIGATIONS
The Company leases 3,681 square feet of office space in Scottsdale, Arizona. In August 2020, the Company amended its office lease and extended the lease term for an additional 25 months at an annual rate of approximately $0.1 million. The term of the amended lease commenced on December 1, 2020 and will expire on December 31, 2022.

The Company recorded rent expense as follows (dollars in thousands):
	For the Years Ended December 31,
	2020	2019
Operating lease cost	$94	$94
Variable lease cost	6	4
Total lease cost	$100	$98
The following table summarizes quantitative information about the Company’s operating leases (dollars in thousands):
	For the Years Ended December 31,
	2020	2019
Operating cash flows from operating leases	$86	$94
Right-of-use assets exchanged for new operating lease liabilities	182	—
Weighted-average remaining lease term – operating leases	1.5	1.0
Weighted-average discount rate – operating leases	5.0%	6.0%
As of December 31, 2021, future minimum lease payments under lease agreements associated with the Company’s operations were as follows (dollars in thousands):
Future Lease Liability
Year Ended December 31, 2021	$91
Year Ended December 31, 2022	100
Total	191
Less: present value discount	(9)
Operating lease liabilities	$182
NOTE 10. COMMITMENTS AND CONTINGENCIES
License Agreements
The Company has undertaken to make contingent milestone payments to the licensors of its portfolio of drug products and candidates. In addition, the Company shall pay royalties to such licensors based on a percentage of net sales of each drug candidate following regulatory marketing approval. For additional information on future milestone payments and royalties, see Note 5.
NOTE 11. STOCKHOLDERS’ EQUITY
Common Stock
The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue 50,000,000 shares of $0.0001 par value Common Stock of which 6,000,000 shares are designated and authorized as Class A Common Stock.
Voting Rights
Each holder of Common Stock is entitled to one vote per share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s Certificate of Incorporation and bylaws do not provide for cumulative voting rights.
Each holder of Class A Common Stock is entitled to a number of votes that is equal to 1.1 times a fraction, the numerator of which is the sum of the shares of outstanding Common Stock including the Class A Common Stock and the denominator of which is the number of outstanding shares of Class A Common Stock. Thus, the Class A Common Stock will at all times constitute a voting majority.
Dividends
The holders of the Company’s outstanding shares of Common Stock and Class A Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board of Directors out of legally available funds.

Liquidation
In the event of the Company’s liquidation, dissolution or winding up, holders of Common Stock and Class A Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock.
Rights and Preference
Holders of the Company’s Common Stock and Class A Common Stock have no preemptive, conversion or subscription rights, and there is no redemption or sinking fund provisions applicable to either the Common Stock or the Class A Common Stock. The rights, preferences and privileges of the holders of Common Stock and Class A Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of the Company’s Preferred Stock that are or may be issued.
Stock Options
In 2015, the Company’s Board of Directors adopted, and stockholders approved, the Journey Medical 2015 Stock Plan (the “Plan”) authorizing the Company to grant up to 3,000,000 shares of common stock to eligible employees, directors, and consultants in the form of restricted stock, stock options and other types of grants. In August 2020, the Company’s Board of Directors approved an increase to the shares available for issuance under the Plan by 642,857 shares. The amount, terms, and exercisability provisions of grants are determined by the Board of Directors. As of December 31, 2020 and 2019, 34,000 and 149,792 shares, respectively, were available for issuance under the Plan.
The fair value of each option award was estimated on the grant date using the Black Scholes option-pricing model and expensed under the straight-line method. There were no options granted during the year ended December 31, 2020. The fair value of option awards granted in 2019 was calculated using the following range of assumptions:
Risk-free interest rate	1.85% – 2.09%
Expected dividend yield	—
Expected term in years	5.0 – 10.0
Expected volatility	111.43% – 112.03%
Stock options granted generally vest annually over four years and have a ten-year term. The Company lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options has been determined using the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.
The fair value of the Company’s common stock underlying the stock options is also an input to the Black-Scholes option pricing model. The Company engaged an independent third-party valuation firm to provide an estimate of the fair value of its common stock for the year ended December 31, 2018 utilizing input from management. The fair value of the Company’s common stock was determined considering a number of objective and subjective factors, including valuations of guideline public companies, transactions of guideline public companies, discounts for lack of control transactions, lack of liquidity of the Company’s common stock and the general and industry-specific economic outlook.
As of December 31, 2018, management, with the assistance of the independent third-party valuation firm, estimated the fair value of a share of common stock to be $1.39 using the option pricing method. This value was used to value the 2019 stock option grant. The assumptions used in the valuation were as follows:
Risk-free interest rate	2.49%

Expected dividend yield	—
Expected term in years	4.0
Expected volatility	75%
The weighted average grant date fair value of options granted during the year ended December 31, 2019 was $1.20 per share.
The following table summarizes the Company’s stock option activities:
	Number of Shares	Weighted Average Exercise Price	Total Weighted Average Intrinsic Value	Weighted Average Remaining Contractual Life (Years)
Outstanding options as of December 31, 2018	2,050,000	$0.72	$1,382,450	7.39
Granted	285,000	1.39	—	—
Forfeited	(41,000)	1.20	52,156	—
Outstanding options as of December 31, 2019	2,294,000	0.79	$5,916,970	6.73
Exercised	(18,000)	0.69	29,428	—
Forfeited	(134,000)	0.72	325,359	—
Outstanding options as of December 31, 2020	2,142,000	$0.80	$7,934,320	5.72
Options vested and exercisable as of December 31, 2020	1,865,083	$0.72	$7,046,658	5.38
During the years ended December 31, 2020 and 2019, exercises of stock options resulted in total proceeds of approximately $13,000 and nil, respectively. For both years ended December 31, 2020 and 2019, the Company recognized approximately $0.2 million of stock-based compensation expense related to options which was recorded in SG&A in the consolidated statements of operations.
As of December 31, 2020, the Company had unrecognized stock-based compensation expense related to all unvested options of $0.1 million, which the Company expects to recognize over a weighted-average period of approximately 1.4 years.
Restricted Stock Units
The following table summarizes the Company’s restricted stock activities:
	Number of Units	Weighted Average Exercise Price
Unvested balance at December 31, 2019	—	$—
Granted	845,524	3.37
Forfeited	(30,000)	3.37
Unvested balance at December 31, 2020	815,524	$3.37
The RSUs granted during the year ended December 31, 2020, vest contingent upon a change of control, sale of the Company or an initial public offering event occurring within five years of the grant date. As of December 31, 2020, no stock-based compensation expense has been recorded related to these grants. Stock-based compensation expense for these awards in the amount of $2.8 million, the fair value as calculated on the grant date, will be recorded if and when it becomes probable that one of the contingent vesting events will be achieved.

NOTE 12. REVENUES FROM CONTRACTS AND SIGNIFICANT CUSTOMERS
Disaggregation of Net Revenues
The Company has five marketed products, Targadox®, Ximino®, Exelderm®, Luxamend® and Ceracade®. Substantially all of the Company’s product revenues are recorded in the U.S. Revenues by product are summarized as follows (dollars in thousands):
	December 31,
	2020	2019
Targadox®	$30,708	$28,068
Ximino®	9,518	3,642
Exelderm®	4,453	2,867
Other branded revenue	(148)	344
Total product revenue, net	$44,531	$34,921
Significant Customers
For the year ended December 31, 2020, none of the Company’s customers accounted for more than 10% of its total gross product revenue.
For the year ended December 31, 2019, two of the Company’s customers each accounted for more than 10% of its total gross product revenue, accounting for approximately 50% and 10%, respectively.
As of December 31, 2020, one of the Company’s customers accounted for 12% of its total accounts receivable balance.
As of December 31, 2019, two of the Company’s customers accounted for more than 10% of its total accounts receivable balance with 21% and 18%, respectively.
Included in product revenue, net, for the years ended December 31, 2020 and 2019 was $1.4 million and nil, respectively, of revenue that was constrained in a prior period.
NOTE 13. INCOME TAXES
As of December 31, 2020, the Company is 92.9% owned by Fortress and has been filing consolidated federal tax returns and consolidated or combined state tax returns in multiple jurisdictions with Fortress. However, for separate financial statement purposes, the Company determines its provision for income taxes on a stand-alone basis.
The components of the income tax provision are as follows (dollars in thousands):
	For the Years Ended December 31,
	2020	2019
Current:
Federal	$1,669	$1,110
State	536	200
Total current	2,205	1,310
Deferred:
Federal	(234)	(28)
State	(101)	97
Total deferred	(335)	69
Total income tax expense	$1,870	$1,379

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.
The significant components of the Company’s deferred tax assets consisted of the following (dollars in thousands):
	As of December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$5	$46
Amortization of license fees	1,086	905
Stock compensation	113	128
Lease liability	48	21
Reserve on sales return, discount and bad debt	765	1,119
Accruals and reserves	248	40
Total deferred tax assets	2,265	2,259
Deferred tax liability:
Section 481(a) adjustment on reserve on sales return, discount and bad debt	(765)	(1,119)
Right-of-use asset	(46)	(21)
Deferred tax assets, net	$1,454	$1,119
A reconciliation of the statutory tax rates and the effective tax rates is as follows:
	For the Years Ended December 31,
	2020	2019
Percentage of pre-tax income:
U.S. federal statutory income tax rate	21%	21%
State taxes, net of federal benefit	6%	3%
Non-deductible items	0%	1%
Provision to return	0%	1%
Change in state rate	-1%	0%
Other	0%	2%
Effective income tax rate	26%	28%
The Company has incurred NOLs in previous years. As of December 31, 2020, the Company had utilized all previously generated federal NOLs and had remaining state NOLs of approximately $0.1 million, which will begin to expire in 2036.
In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020. The CARES Act, among other things, includes tax provisions relating to refundable payroll tax credits, deferment of employer’s social security payments, net operating loss utilization and carryback periods and modifications to the net interest deduction limitations. The CARES Act did not have a material impact on the Company’s income tax provision for 2020. The Company will continue to evaluate the impact of the CARES Act on its financial position, results of operations and cash flows.
On December 27, 2020, the President of the United States signed the Consolidated Appropriations Act, 2021 (“Consolidated Appropriations Act”) into law. The Consolidated Appropriations Act is intended to enhance and expand certain provisions of the CARES Act, allows for the deductions of expenses related to the Payroll Protection Program funds received by companies, and provides an update to meals and entertainment expensing for 2021. The Consolidated Appropriations Act did not have a material impact to the Company’s income tax provision for 2020.
The Company is subject to U.S. federal and various state taxes. Generally, the tax years remain open for examination by the federal statute under a three-year statute of limitation; however, states generally keep their statutes open for four years. However, the Company’s tax years from 2017 and after are subject to examination by the United States and state taxing authorities due to the carry forward of unused NOLs.
NOTE 14. NET INCOME PER COMMON SHARE
The following is a reconciliation of the numerator and denominator of the diluted net income per share computations for the periods presented below (in thousands except for share and per share amounts):
	For the Years Ended December 31,
	2020	2019
Net income	$5,283	$3,625
Weighted average shares outstanding – basic	9,135,985	9,133,333
Stock options	1,700,137	942,471
Weighted average shares outstanding – diluted	10,836,122	10,075,804
Per share data:
Basic	$0.58	$0.40
Diluted	$0.49	$0.36
NOTE 15. SUBSEQUENT EVENTS
8% Cumulative Convertible Class A Preferred Offering
In February 2021, the Company commenced an offering of 8% Cumulative Convertible Class A Preferred Stock (“Class A Preferred Offering”) in an aggregate minimum amount of $12.5 million and an aggregate maximum amount of $30.0 million, which may be increased if the Company and the placement agent agree to do so. The Class A Preferred Offering terminated on July 21, 2021. Pursuant to the terms of the agreement, the Class A Preferred Stock automatically converts into the Company’s common stock upon a sale of the Company or a financing in an amount of at least $25.0 million within a year of the closing date of the Class A Preferred Offering (extendable by another six months at the Company’s option) at a discount of 15% to the per share qualified stock price. In the event that neither a sale of the Company nor a $25.0 million financing is completed, the Class A Preferred Stock will be exchanged for shares of Fortress common stock, at a 7.5% discount to the average Fortress common stock trading price over the 10-day period preceding such exchange.
Dividends on the Class A Preferred Stock will be paid quarterly in shares of Fortress common stock based upon a 7.5% discount to the average trading price over the 10-day period preceding the dividend payment date. Furthermore, Fortress is obligated to file one or more registration statements covering the issuance of shares that result from such dividends/exchange. As consideration for the foregoing, the Company will issue to Fortress additional shares of common stock, debt securities, or a combination of the two.
The Company evaluated the terms of the Class A Preferred Offering under ASC 480, Distinguishing Liabilities from Equity, and determined the instrument met the criteria to be recorded as a liability. The value at conversion does not vary with the value of Journey’s common shares, so the settlement provision would not be considered a conversion feature. Accordingly, the Company determined liability classification is appropriate.
As of July 20, 2021, the Company completed five closings in connection with the Class A Preferred Offering (“Closings”). In connection with the Closings, the Company issued an aggregate of 758,680 Class A Preferred shares at a price of $25.00 per share, for gross proceeds of $19.0 million. Following the payment of placement agent fees of $1.9 million, and other expenses of $0.1 million, the Company received $17.0 million of net proceeds.

East West Bank Working Capital Line of Credit
On March 31, 2021, the Company entered into an agreement with East West Bank (“EWB”) in which EWB agreed to provide a $7.5 million working capital line of credit. The line of credit is secured by the Company’s receivables and cash. Interest on the line is the greater of 4.25% or the Prime Rate plus 1%. The agreement matures in 36 months.
Asset Purchase Agreement with Dermira, Inc.
On March 31, 2021, the Company executed an Asset Purchase Agreement (the “Qbrexza APA”) with Dermira, Inc. a subsidiary of Eli Lilly and Company (“Dermira”). Pursuant to the terms of the agreement, the Company acquired the rights to Qbrexza® (glycoprronium), a prescription cloth towelette to treat primary axillary hyperhidrosis in patients nine years of age or older. Upon HSR acceptance, which was received on May 13, 2021, the Company paid the upfront fee of $12.5 million to Dermira. In addition, Dermira is eligible to receive up to $144 million in the aggregate upon the achievement of certain milestones. Royalties ranging from the lower teen digits to the upper teen digits will be payable on net sales of Qbrexza® products, of which royalty amounts are subject to 50% diminution in the event of loss of exclusivity due to the introduction of an authorized generic. Upon closing of the Qbrexza® purchase, the Company became substituted for Dermira as the plaintiff in U.S. patent litigation commenced by Dermira on October 21, 2020 in the U.S. District Court of Delaware (the “Patent Litigation”) against Perrigo Pharma International DAC (“Perrigo”) alleging infringement of certain patents covering Qbrexza® (the “Qbrexza® Patents”), which are included among the proprietary rights to Qbrexza® to be acquired pursuant to the Qbrexza APA. The Patent Litigation was initiated following the submission by Perrigo, in accordance with the procedures set out in the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”), of an Abbreviated New Drug Application (“ANDA”). The ANDA seeks approval to market a generic version of Qbrexza® prior to the expiration of the Qbrexza® Patents and alleges that the Qbrexza® Patents are invalid. Perrigo is subject to a 30-month stay preventing it from selling a generic version, but that stay is set to expire on March 9, 2023. Trial in the Patent Litigation is scheduled for September 19, 2022. The Company cannot make any predictions about the final outcome of this matter or the timing thereof.
Agreement with Dr. Reddy’s Laboratories, Ltd.
On June 29, 2021 (the “Effective Date”), the Company entered a license, collaboration, and assignment agreement (the “DFD Agreement”) to obtain the global rights for the development and commercialization of a late-stage development modified release oral minocycline for the treatment of rosacea (“DFD-29”) with Dr. Reddy’s Laboratories, Ltd (“DRL”). Pursuant to the terms and conditions of the DFD-29 Agreement, the Company agreed to pay an upfront payment of $10.0 million, of which $2.0 million was payable upon the Effective Date and $8.0 million is payable 90 days following the Effective Date with additional contingent regulatory and commercial milestone payments, totaling up to $163.0 million. Royalties ranging from ten percent to twenty percent are payable on net sales of the product.
Additionally, the Company is required to fund and oversee the Phase III clinical trials approximating $24.0 million, based upon the current development plan and budget. In the event the Company cannot satisfy its obligations under this agreement; liquidated damages are capped at $2.0 million.
Further, at the close of an Initial Public Offering (“IPO”) of the Company’s common stock or a listing of the Company’s common stock on a National Exchange in which the Company’s market capitalization on a fully diluted basis is $150 million at the close of business on the date of the IPO, the Company agreed to: (a) issue to DRL a number of shares of the Company’s common stock equal to $5.0 million as calculated using a fifteen (15) day volume weighted average price of the Company’s closing price, measured fifteen (15) days following the listing, without any additional consideration (financial or otherwise) from DRL, or (b) make a cash payment to DRL equal to $5.0 million.
In the event, the IPO consideration as discussed above is not satisfied, and the Company or its affiliate execute a definitive agreement for an acquisition event during the period beginning on the Effective Date and ending twenty-four (24) months after the regulatory approval of DFD-29, the Company shall pay to DRL: (a) 20% of value of DFD-29 attributable to the acquisition event, if acquisition occurs between closing and NDA approval; or (b) 12% if acquisition occurs after NDA approval and ending 24 months later.

3,520,000 shares
Common Stock
Journey Medical Corporation
PROSPECTUS
November 11, 2021
B. Riley Securities
Sole Book Running Manager
Roth Capital Partners
Co-Manager
Through and including December 6, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in our initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.